Exhibit 10.15

AMENDED AND RESTATED MASTER SENIOR SECURED NOTES NOTE PURCHASE AGREEMENT

Dated as of:

October 20, 2021

Relating to:

Up to $550,000,000

7.50% Senior Secured Notes of WeWork Companies LLC

between

WeWork Companies LLC,

WW Co-Obligor Inc.

and

StarBright WW LP

TABLE OF CONTENTS

Section 1.
DEFINITIONS		2
1.1	Definitions	2
1.2	Computation of Time Periods	9
1.3	Terms Generally	9
1.4	Accounting Terms	9

Section 2.

THE NOTES		9
2.1	Authorization of Issue	9
2.2	Sale and Purchase of the Notes	9
2.3	Draw Procedures	10
2.4	Closing	10
2.5	Limitation on Prepayments of Existing Unsecured Notes	11
2.6	Early Termination	11
2.7	New Debt Facilities	12

Section 3.

CONDITIONS TO CLOSING		12
3.1	Representations and Warranties	12
3.2	Performance	12
3.3	Compliance Certificates	12
3.4	Opinions of Counsel	12
3.5	No Material Adverse Change	13
3.6	No Legal Impediment to Issuance	13
3.7	No Default	13
3.8	Good Standing	13
3.9	DTC	13
3.10	Indenture and Securities	13
3.11	Security Documents	13
3.12	Intercreditor Agreement	13
3.13	[Reserved]	13
3.14	Payment of Expenses	13
3.15	Marketing Period	14
3.16	Financial Statements	14
3.17	Filings, Registrations and Recordings	14

3.18	Pledged Stock; Stock Powers; Pledged Notes	14
3.19	Lien Searches	15
3.20	Other Collateral Documentation	15
3.21	Appointment of Trustee and Collateral Agent	15

Section 4.
REPRESENTATIONS AND WARRANTIES		16
4.1	Financial Statements	16
4.2	Organization and Good Standing	16
4.3	No Material Adverse Change	16
4.4	Capitalization	16
4.5	Due Authorization	16
4.6	The Indenture	17
4.7	The Notes and the Guarantees	17
4.8	Security Documents	17
4.9	Agreement	17
4.10	No Violation or Default	18
4.11	No Conflicts	18
4.12	No Consents Required	18
4.13	Legal Proceedings	18
4.14	Title to Real and Personal Property	19
4.15	Intellectual Property	19
4.16	Investment Company Act	19
4.17	Taxes	19
4.18	Licenses and Permits	20
4.19	No Labor Disputes	20
4.20	Certain Environmental Matters	20
4.21	Compliance with ERISA	20
4.22	Accounting Controls	21
4.23	Insurance	22
4.24	No Unlawful Payments	22
4.25	Compliance with Anti-Money Laundering Laws	22
4.26	No Conflicts with Sanctions Laws	23
4.27	Solvency	23
4.28	No Restrictions on Subsidiaries	23
4.29	No Broker’s Fees	23
4.30	No Integration	23

4.31	No General Solicitation or Directed Selling Efforts	24
4.32	Securities Law Exemptions	24
4.33	[Reserved]	24
4.34	Margin Rules	24
4.35	Cybersecurity	24

Section 5.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		25
5.1	Organization and Good Standing	25
5.2	Due Authorization	25
5.3	Agreement	25
5.4	No Consents Required	25
5.5	Securities Representations	25

Section 6.
RESALES OF NOTES		26
6.1	Assistance in Private Resale of Notes	26
6.2	Indemnification with Respect to Marketed Sale of Notes	27

Section 7.
EXPENSES, INDEMNIFICATION AND CONTRIBUTION		29
7.1	Expenses	29
7.2	Indemnification	30
7.3	Waiver of Punitive Damages	31
7.4	Survival	31
7.5	Withholding Tax	31

Section 8.
MISCELLANEOUS		32
8.1	Notices	32
8.2	Benefit of Agreement and Assignments	33
8.3	No Waiver; Remedies Cumulative	33
8.4	Amendments, Waivers and Consents	33
8.5	Counterparts	34
8.6	[Reserved]	34
8.7	Headings	34
8.8	Survival of Indemnities	34
8.9	Governing Law; Submission to Jurisdiction; Venue	34
8.10	Severability	35

8.11	Entirety	35
8.12	Survival of Representations and Warranties	35
8.13	Construction	35
8.14	Incorporation	35
8.15	No Personal Obligations	35
8.16	Currency	35

EXHIBITS:

Exhibit A	–	Form of Indenture

Exhibit B	–	Form of Intercreditor Agreement

Exhibit C	–	Form of Pledge and Security Agreement

SCHEDULES:

Schedule 4.4	–	Capitalization

Schedule 4.13	–	Legal Proceedings

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AMENDED AND RESTATED MASTER SENIOR SECURED NOTES NOTE

PURCHASE AGREEMENT

AMENDED AND RESTATED MASTER SENIOR SECURED NOTES NOTE PURCHASE AGREEMENT, dated as of October 20, 2021 (this “Agreement”), among WeWork Companies LLC, a limited liability company incorporated under the laws of Delaware (the “Company”), WW Co-Obligor Inc., a Delaware corporation (the “Co-Obligor”), and StarBright WW LP, a Cayman Islands exempted limited partnership (the “Purchaser”), acting by its general partner StarBright Limited, a Cayman Islands exempted company.

RECITALS

WHEREAS, pursuant to that certain Master Transaction Agreement (as it may be amended or superseded from time to time, the “MTA”), dated as of October 22, 2019, by and among The We Company, a Delaware corporation (“Holdings”), SoftBank Group Corp., a corporation incorporated under the laws of Japan (kabushiki kaisha) (“SBG”), SoftBank Vision Fund (AIV M1) L.P., a limited partnership organized under the laws of Delaware, Adam Neumann and We Holdings LLC, a limited liability company formed under the laws of Delaware, among other things, SBG committed (the “MTA Commitment”) to provide (either by itself or through its Affiliates (as defined therein)) debt financing in an aggregate original principal amount of up to US$1,100,000,000 to the Company and its Subsidiaries (as defined therein), on the terms and subject to the conditions of the MTA, including the terms set forth in Exhibit A to the MTA;

WHEREAS, the Purchaser, the Company and the Co-Obligor entered into the Master Note Purchase Agreement, dated as August 12, 2020 (the “Original Agreement”), in accordance with Section 4.01(a)(i)(x) of the MTA, and the Company and the Purchaser agreed that (i) the execution of the Original Agreement fulfilled such obligations (notwithstanding the failure to satisfy any conditions to the Debt Financing (as defined in the MTA)) and (ii) the MTA Commitment was no longer outstanding and was superseded by the commitment evidenced by this Original Agreement pursuant to which the Purchaser agreed to provide to the Company up to US$1,100,000,000 aggregate original principal amount of 12.50% senior secured notes due four (4) years from the date of the first drawing under the Original Agreement, on the terms and subject to the conditions of the Original Agreement;

WHEREAS, the Original Agreement may be amended with the written consent of the Company and the Purchaser;

WHEREAS, the Company and the Purchaser desire to amend and restate the Original Agreement and accept the rights and obligations pursuant to this Amended and Restated Master Note Purchase Agreement (the “Agreement”) in lieu of the rights and obligations created pursuant to the Original Agreement and the Original Agreement shall be terminated and the Agreement shall be effective upon the execution hereof;

WHEREAS, upon the execution hereof, the commitment evidenced by the Original Agreement will be superseded by the commitment evidenced by this Agreement (the “Commitment”) pursuant to which the Purchaser agrees to provide to the Company up to US$550,000,000 aggregate original principal amount of 7.50% senior secured notes due February 12, 2023 (the “Notes”), on the terms and subject to the conditions of this Agreement;

WHEREAS, the Company wishes to draw on the Commitment in one or more installments, and accordingly to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, in each case from time to time and upon the terms and subject to the conditions contained herein (including, without limitation, the delivery of one or more Draw Notices during the Draw Period), the Notes in an aggregate original principal amount of up to US$550,000,000.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings specified herein (it being understood that defined terms shall include in the singular number the plural and in the plural number the singular):

“Actions” has the meaning set forth in Section 4.13.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person and shall include any general partner or managing member of such Person or any venture capital fund, investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with, or is otherwise affiliated with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.25.

“Authorized Officer” means the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer, the Secretary, the Assistant Secretary or any other senior officer of the Company designated as such in writing to the Purchaser by the Company.

“Board of Directors” means: (1) with respect to a corporation, the Board of Directors of the corporation or any duly authorized committee of the Board of Directors; (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or Board of Directors or any duly authorized committee of the Board of Directors, as the case may be; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

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“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions are authorized or required by law to be closed in New York City or Tokyo, Japan.

“Capital Stock” of any Person means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing Person; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any combination of Capital Stock and/or cash.

“Change in Tax Law” means any change in, or amendment to, the laws or treaties (including any regulations or official rulings promulgated thereunder) of a Relevant Tax Jurisdiction, or a change in any official position of a Relevant Tax Jurisdiction regarding the interpretation, administration or application of those laws, treaties, regulations or official rulings (including a change resulting from a final, nonappealable holding, judgment or order by a court of competent jurisdiction), in each case that both (i) becomes effective and binding on the Company and is announced after the date hereof (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the date hereof, such later date) and (ii) relates to the taxation of payment on the Notes made or treated as made to a beneficial holder resident, for tax purposes, in Japan.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” has the meaning set forth in Section 4.21.

“Collateral” means all property of the Company, the Co-Obligor or the Guarantors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means the party named as such in the Indenture until a successor replaces it and, thereafter means the successor.

“Commitment” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Compliant” means, with respect to any Offering Memorandum, that (i) such Offering Memorandum does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, (ii) such Offering Memorandum complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible high-yield debt securities on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (iii) the financial statements

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and other financial information included in such Offering Memorandum would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the financing sources providing the debt financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period and (iv) any interim quarterly financial statements included in the Offering Memorandum have been reviewed by the Company’s independent auditors as provided by AICPA AU-C Section 930.

“Controlled Group” has the meaning set forth in Section 4.21.

“Draw Notice” has the meaning set forth in Section 2.3(a).

“Draw Period” means the period beginning on the date of this Agreement and ending on February 12, 2023.

“DTC” has the meaning set forth in Section 2.4(b).

“Enforceability Exceptions” has the meaning set forth in Section 4.6.

“Environmental Laws” has the meaning set forth in Section 4.20.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” has the meaning set forth in Section 4.21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Unsecured Notes” means the 7.875% Senior Notes due 2025 issued pursuant to the Existing Unsecured Notes Indenture.

“Existing Unsecured Notes Indenture” means the indenture, dated as of April 30, 2018, among the Company, the guarantors from time to time party thereto and U.S. Bank National Association, as successor trustee, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Financing Documents” means, collectively, this Agreement, the Indenture, including the Guarantees, the Notes, the Security Documents, the Intercreditor Agreement and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

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“GAAP” has the meaning set forth in Section 4.1.

“Governmental Authority” means any federal, regional, state, municipal, local, foreign, multinational or supranational government or quasi-governmental authority, or any subdivision, department, bureau, administrative agency, board, commission, court, instrumentality or other authority thereof.

“Guarantors” means each Subsidiary of the Company that is a guarantor under the Existing Unsecured Notes Indenture and any Subsidiary of the Company that will provide a Guarantee pursuant to the Indenture. If a Guarantee of a Subsidiary is released pursuant to the Indenture, such Subsidiary shall be deemed to no longer be a party hereto effective on the date of such release and so long as such Subsidiary is not a Guarantor.

“Guarantees” mean the guarantees of the Notes issued pursuant to the Indenture.

“Holdings” has the meaning set forth in the Recitals.

“Indemnitees” has the meaning set forth in Section 7.2.

“Indenture” means the indenture, to be dated as of the first Closing Date hereunder or the date of the closing of the first Syndicated Private Placement Offering hereunder, by and among the Company, the Guarantors, the Trustee and the Collateral Agent, substantially in the form attached hereto as Exhibit A, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Institutional Accredited Investor means any Person that is an “institutional accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D.

“Intellectual Property” has the meaning set forth in Section 4.15.

“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of the first Closing Date hereunder or the date of the closing of the first Syndicated Private Placement Offering hereunder, by and among Goldman Sachs Bank International, as authorized representative for the Credit Agreement Secured Parties (as defined therein), the Collateral Agent, as authorized representative for the Senior Secured Notes Creditors (as defined therein), the Company and the Guarantors, substantially in the form attached hereto as Exhibit B.

“Investment Company Act” means the Investment Company Act of 1940 (or any successor provision), as it may be amended from time to time.

“IT Systems and Data” has the meaning set forth in Section 4.35.

“LC Facility” means the letter of credit facility established under the Credit Agreement, dated as of December 27, 2019, by and among the Company and SBG, as obligors, the several issuing creditors and letter of credit participants from time to time party thereto and Goldman Sachs International Bank, as administrative agent, as it may be amended, supplemented, restated or otherwise modified from time to time.

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“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Losses” has the meaning set forth in Section 6.2(a).

“Marketing Period” has the meaning set forth in Section 3.15.

“Master Unsecured Notes Purchase Agreement” means that certain agreement by and among the Company, the Co-Obligor and the Purchaser, dated as of December 27, 2019, governing the purchase and sale of senior unsecured notes of the Company as contemplated by Exhibit B of the MTA.

“Material Adverse Effect” has the meaning set forth in Section 4.2.

“MTA” has the meaning set forth in the Recitals.

“Notes” has the meaning set forth in the Recitals.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, surety or performance bonds and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the Notes, Guarantees, Indenture and Security Documents.

“Offering Memorandum” means an offering memorandum for the Notes in customary form for offering memoranda or private placement memoranda used in a Syndicated Private Placement Offering of private for life non-convertible debt securities and containing all information (other than a “description of notes,” “plan of distribution” and other information customarily provided by the underwriter or initial purchasers or their counsel, unless such information or sections have been so provided in a form agreed by the Company), including any audited and unaudited financial statements, pro forma and/or as adjusted financial statements or information, as applicable, and other financial data, in each case, of the type and form that are customarily included in an offering memorandum for such a Syndicated Private Placement Offering, and that would be necessary for the investment banks referenced in the offering memorandum to receive, in the case of a Syndicated Private Placement Offering under Rule 144A, “comfort” customary for senior high yield debt securities (including customary “negative assurance” comfort) from independent accountants of the Company in connection with the offering of the Notes.

“Patriot Act” means the PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (or any successor provision), as it may be amended from time to time.

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“Perfection Requirements” means the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of the Company, the Co-Obligor or the applicable Guarantor, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the holders of the Notes and, subject to the terms of the Intercreditor Agreement, the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Security Documents, together with instruments of transfer executed in blank.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” has the meaning set forth in Section 4.21.

“Private Resale Offering” has the meaning set forth in Section 6.1(a).

“Proposed Amendments” has the meaning set forth in Section 6.1(e).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Regulation D” means Regulation D under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Relevant Tax Jurisdiction” means (i) the United States of America, any political subdivision thereof, or any authority or agency therein having the power to tax or (ii) any other jurisdiction from which the Company makes payment on the Notes or in which the Company is organized or generally is or becomes subject to taxation.

“Resale OM Notice” has the meaning set forth in Section 6.1(b).

“Responsible Officer” of any Person means the chairman, the chief executive officer, the president, the chief operating officer, the chief financial officer, the chief accounting officer or the treasurer thereof.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“Sanctioned Country” has the meaning set forth in Section 4.26.

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“Sanctions” has the meaning set forth in Section 4.26.

“Sarbanes Oxley” has the meaning set forth in Section 4.22.

“SBG” has the meaning set forth in the Recitals.

“SBG Unsecured Notes Indenture” means the indenture, dated as of July 10, 2020, among the Company, the Co-Obligor, the guarantors party thereto and U.S. Bank National Association, as Trustee, as it may be amended, supplemented, restated or otherwise modified from time to time, governing the notes purchased pursuant to the Master Unsecured Notes Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement, to be dated as of the first Closing Date hereunder, or the date of the closing of the first Syndicated Private Placement Offering hereunder, made by, among others, the Company, the Co-Obligor and the Guarantors in favor of the Collateral Agent substantially in the form attached hereto as Exhibit C.

“Security Documents” means the Security Agreement and all other security documents delivered to the Collateral Agent granting a Lien on any property of any Person to secure the Obligations.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary” of any Person means (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the

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time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person (or any combination thereof); and (2) any partnership, limited liability company or similar entity (a) the sole general partner, the managing general partner or the sole managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Suspension Period” has the meaning set forth in Section 6.1(c).

“Syndicated Private Placement Offering” has the meaning set forth in Section 2.3(b).

“Syndication Notice” has the meaning set forth in Section 2.3(b).

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter means the successor.

1.2 Computation of Time Periods. For purposes of computation of periods of time under the Financing Documents, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Terms Generally. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the words “including” and “includes” shall mean “including without limitation” and “includes without limitation”, as applicable.

1.4 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

SECTION 2.

THE NOTES

2.1 Authorization of Issue. On or prior to the applicable Closing Date, the Company will authorize the issuance and sale of the Notes to be issued and sold on such Closing Date. The Notes shall be substantially in the form specified in the Indenture.

2.2 Sale and Purchase of the Notes. Subject to the terms and conditions herein set forth, including the delivery of one or more Draw Notices at any time during the Draw Period, the Company may issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, from time to time, at a purchase price of 100% of the principal amount thereof (the “Purchase Price”), up to $550,000,000 aggregate principal amount of Notes.

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2.3 Draw Procedures.

(a) The Company shall provide written notice (each such notice, a “Draw Notice”) to the Purchaser of its request to draw on the Commitment or any portion thereof, and accordingly, to sell Notes to the Purchaser. The Draw Notice shall specify (i) the principal amount of Notes requested to be sold by the Company and purchased by the Purchaser (which amount shall be at least $50.0 million) and (ii) the requested issuance date for such Notes. During the Draw Period, the Company shall not be entitled to deliver a Draw Notice within 30 days of the most recently delivered Draw Notice.

(b) The Purchaser may deliver a notice (a “Syndication Notice”) to the Company within thirty (30) days of receipt of the Draw Notice notifying the Company that the Purchaser intends to engage an investment bank or investment banks to offer and sell Notes in the amount of the Draw Amount or any portion thereof to third-party investors pursuant to Rule 144A, Rule 4(a)(2) or Regulation D (a “Syndicated Private Placement Offering”); provided that following December 12, 2022 (the “Restricted Period”), no such Syndication Notice may be delivered. For the avoidance of doubt, the foregoing restriction on any delivery of a Syndication Notice during the Restricted Period shall not prevent the Purchaser from selling Notes in a Private Resale Offering for any Notes that have been issued or receiving assistance from the Company in connection with such Private Resale Offering pursuant to Section 6.1 hereof. In the event that the Purchaser delivers a Syndication Notice, the marketing period requirements set forth in Section 3.15 shall be required to be satisfied prior to the Purchaser being obligated to purchase the Notes with respect to which a Syndication Notice has been delivered. The Purchaser’s obligations pursuant to this Agreement to purchase the Notes with respect to any Draw Notice will be satisfied upon receipt by the Company of proceeds equal to 100% of the principal amount of Notes specified in such Draw Notice, even if all or a portion of such proceeds have been received from third-parties in a Syndicated Private Placement Offering.

2.4 Closing.

(a) Subject to the terms and conditions set forth herein, the sale to and purchase by the Purchaser of any Notes with respect to a Draw Notice shall (unless alternative arrangements have been agreed in connection with a Syndicated Private Placement Offering) occur at a closing (each a “ Closing”) on a Business Day to be agreed upon by the Company and the Purchaser (each a “Closing Date”); which shall be no later than five (5) Business Days after the date on which all conditions precedent to such Closing contained in Section 3 have been satisfied or waived by the Purchaser (other than conditions that by their terms can only be satisfied on the Closing Date). For the avoidance of doubt, a Closing Date may not occur after the expiration of the Draw Period, irrespective of whether the Company has delivered during the Draw Period a duly executed Draw Notice in accordance with the terms set forth herein. In the event the Company has entered into a purchase or placement agreement in connection with a Syndicated Private Placement Offering, the sale of Notes thereunder will be subject to any additional conditions set forth therein.

(b) The Notes to be purchased by the Purchaser will be represented by one or more definitive global Notes in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. At each Closing, the Company will deliver the applicable Notes to the Purchaser, by causing DTC to credit such Notes to the account of the Purchaser, against payment by the Purchaser, of the applicable Purchase Price therefor, by wire transfer of immediately available funds to such bank account or accounts as the Company may specify in writing at least five (5) Business Days prior to each Closing Date. The certificates for the Notes purchased pursuant to this Agreement shall be in such denominations and registered in the name of Cede & Co., as nominee of DTC, and if requested by the Purchaser, shall be made available for inspection by the Purchaser on the Business Day preceding each Closing Date.

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(c) If, at any Closing, the Company shall fail to deliver the applicable Notes to the Purchaser, or any of the conditions specified in Section 3 shall not have been fulfilled or waived, then the Purchaser shall be relieved from its obligations to purchase the Notes to be purchased by the Purchaser under the applicable Draw Notice, without thereby waiving any rights (if any) the Purchaser may have by reason of such failure or such non-fulfillment.

2.5 Limitation on Prepayments of Existing Unsecured Notes. The Company agrees that from the first Closing Date hereunder, through the final maturity date of the Notes (or such earlier date as all the Notes are repaid, redeemed or otherwise cease to be outstanding), without the prior written consent of the Purchaser, the Company will not and will not permit any of its Subsidiaries to make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Existing Unsecured Notes, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Existing Unsecured Notes, except for payments of regularly scheduled interest on the Existing Unsecured Notes and except for payments of customary consent fees in connection with a consent solicitation with respect to the Existing Unsecured Notes. Prior to the first Closing Date hereunder, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Existing Unsecured Notes, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Existing Unsecured Notes, except for payments of regularly scheduled interest on the Existing Unsecured Notes and except for payments of customary consent fees in connection with a consent solicitation with respect to the Existing Unsecured Notes, shall result in the termination of the Commitment hereunder.

2.6 Early Termination. The Company agrees that if the Company or any of its Subsidiaries enters into Debt Facilities (as such term is defined in the SBG Unsecured Notes Indenture) in an aggregate principal amount (or providing for revolving loans in an amount) equal to or greater than $550.0 million subsequent to the date hereof, then any remaining Commitment hereunder shall terminate and any outstanding Notes shall be redeemed in accordance with the terms of the Indenture. The preceding sentence shall not apply to (i) Indebtedness (as such term is defined in the SBG Unsecured Notes Indenture) that is outstanding on March 25, 2021, (ii) Indebtedness (as such term is defined in the SBG Unsecured Notes Indenture) incurred under the SBG Unsecured Notes Indenture or the LC Facility, or (iii) any Refinancing Indebtedness (as such term is defined in the SBG Unsecured Notes Indenture) that serves to refinance the Indebtedness described in Section 2.6(i) or Section 2.6(ii), in each case, of the Company or any of its Subsidiaries.

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2.7 New Debt Facilities. The Company shall use its best efforts to enter into Debt Facilities (as such term is defined in the SBG Unsecured Notes Indenture) in an aggregate principal amount (or providing for revolving loans in an amount) equal to or greater than $550.0 million at terms no less favorable to the Company, in the aggregate, than the terms of the Notes as set forth in this A&R Note Purchase Agreement.

SECTION 3.

CONDITIONS TO CLOSING

The Purchaser’s obligation to purchase and pay for the Notes to be purchased by it at a Closing is subject to the satisfaction or waiver by it prior to or at such Closing of each of the conditions specified below in this Section 3 (the condition contained in Section 3.15 shall only be required to be satisfied or waived to the extent that the Purchaser has timely delivered a Syndication Notice with respect to a Draw Notice):

3.1 Representations and Warranties. The representations and warranties of the Company and the Co-Obligor set forth in Section 4 shall be true and correct in all material respects on and as of the date of the Closing Date; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date of such Closing Date or on such earlier date, as the case may be.

3.2 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the Closing Date (or such compliance shall have been waived on terms and conditions reasonably satisfactory to the Purchaser).

3.3 Compliance Certificates. The Company and the Co-Obligor shall have delivered to the Purchaser closing certificates, dated as of the Closing Date, certifying, among other things, as to (i) its certificate of incorporation (or, if a limited liability company or limited partnership, certificate of formation) and by-laws (or, if a limited liability company, limited liability company agreement or limited partnership, agreement of limited partnership), as the case may be, (ii) the incumbency and signatures of its applicable officers, (iii) other corporate, limited liability company or limited partnership, as the case may be, proceedings (including board and/or stockholder, member or general partner resolutions) relating to the authorization, execution and delivery of the Financing Documents, and (iv) that the conditions specified in this Section 3 or Section 2.5 have been fulfilled or expressly waived.

3.4 Opinions of Counsel. Subject to the receipt of necessary and customary documentation and certification, at the Closing, the Purchaser shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company (or such other counsel reasonably acceptable to the Purchaser), dated the Closing Date, covering such matters as would be customarily included in an opinion to an initial purchaser in a private placement of securities of similar type as the Notes in form and substance reasonably satisfactory to the Purchaser; provided that any opinions with respect to the Uniform Commercial Code, the Liens on the Collateral and the Security Documents shall only be required for the first Closing Date hereunder.

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3.5 No Material Adverse Change. Subsequent to the execution and delivery of the MTA, no change, event, development or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, other than such changes, events, developments or conditions that have been disclosed in writing to the Purchaser or its Affiliates prior to March 25, 2021 or the date hereof.

3.6 No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Notes by the Company or the issuance of the Guarantees by the Guarantors; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Notes by the Company or the issuance of the Guarantees.

3.7 No Default. Before and after giving effect to the issuance of the Notes, there is no default or event of default that exists (or would have been resulted therefrom) under the Existing Unsecured Notes Indenture, the SBG Unsecured Notes Indenture or the LC Facility.

3.8 Good Standing. The Purchaser has received reasonably satisfactory evidence of the good standing of the Company and the Co-Obligor, in their respective jurisdictions of organization, and their good standing in such other material jurisdictions as the Purchaser may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

3.9 DTC. The Notes shall be eligible for clearance and settlement through DTC.

3.10 Indenture and Securities. At the first Closing Date hereunder, the Indenture shall have been duly executed and delivered by a duly authorized officer of the Company, the Co-Obligor, each Guarantor, the Trustee and the Collateral Agent, and, at the applicable Closing Date the Notes shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

3.11 Security Documents. At the first Closing Date hereunder, the Security Documents shall have been duly executed and delivered by a duly authorized officer of the Company, the Co-Obligor, each Guarantor party thereto, the Trustee and the Collateral Agent.

3.12 Intercreditor Agreement. At the first Closing Date hereunder, the Intercreditor Agreement shall have been duly executed and delivered by a duly authorized officer of the Company, the Guarantors, Goldman Sachs Bank International, as authorized representative for the Credit Agreement Secured Parties (as defined therein), and the Collateral Agent, as authorized representative for the Senior Secured Notes Creditors (as defined therein).

3.13 [Reserved].

3.14 Payment of Expenses. At the Closing, the Purchaser shall have received from the Company all reasonable out-of-pocket expenses pursuant to Section 7.1 that have been invoiced no later than two (2) days prior to the date of the Closing (including the reasonable fees, charges and disbursements of one counsel and, if necessary, of one local counsel in each relevant material jurisdiction to the Purchaser, incurred in connection with each Closing).

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3.15 Marketing Period. The Purchaser and any investment banks engaged by the Purchaser in connection with a Syndicated Private Placement Offering shall have been afforded a period of at least twenty-five (25) Business Days commencing upon receipt of an Offering Memorandum to place the Notes with qualified investors (the “Marketing Period”); provided that the Marketing Period shall not commence or be deemed to have commenced if after the date of this Agreement and prior to the completion such twenty-five (25) Business Day period (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information to be included in the Offering Memorandum or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable historical financial statements or other financial information has been amended and updated or the Company has publicly announced or informed the Purchaser that it has concluded that no restatement shall be required, (B) the Company’s independent auditors shall have withdrawn their audit opinion with respect to any financial statements to be included in the Offering Memorandum for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to the Purchaser, or (C) the Offering Memorandum would not be Compliant at any time during the twenty-five (25) Business Day period, in which case the Marketing Period shall not commence or be deemed to commence unless and until the Offering Memorandum is updated or supplemented so that it is Compliant (it being understood that if any Offering Memorandum provided at the commencement of the Marketing Period ceases to be Compliant during such twenty-five (25) Business Day period, then the Marketing Period shall be deemed not to have commenced).

3.16 Financial Statements. The Purchaser shall have received all financial statements and other information that have been delivered following the date hereof pursuant to Section 4.06 of the Existing Unsecured Notes Indenture within the time periods prescribed therein.

3.17 Filings, Registrations and Recordings. At the first Closing Date hereunder, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Purchaser to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of itself, the Trustee and the holders of the Notes, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens (as defined in the Indenture)), shall be in proper form for filing, registration or recordation, such that upon such filings and recordations such security interests constitute valid and perfected Liens thereon (subject to Permitted Liens).

3.18 Pledged Stock; Stock Powers; Pledged Notes. At the first Closing Date hereunder, the Trustee (or its agents or bailees, pursuant to Section 2.09 of the Intercreditor Agreement) shall have received the certificates representing the shares of Equity Interests (if any) pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

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Notwithstanding anything to the contrary, that to the extent any Collateral (other than (i) any Collateral to the extent that a Lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code and (ii) domestic intellectual property that may be perfected through the filing of a “short-form” intellectual property agreement with the U.S. Patent and Trademark Office and/or U.S. Copyright Office) is not or cannot be provided on the first Closing Date hereunder, after the Company’s, the Co-Obligor’s and the Guarantors’ use of commercially reasonable efforts to do so or without undue burden or expense, the delivery or provision of such Collateral shall not constitute a condition precedent to the Purchaser’s obligation to purchase and pay for the Notes on the first Closing Date hereunder, but will instead be required to be delivered, provided and/or perfected pursuant to arrangements to be mutually agreed by the Purchaser and the Company, in each case, within sixty (60) days (or such longer period as the Purchaser may reasonably agree) after the first Closing Date hereunder.

3.19 Lien Searches. At the first Closing Date hereunder, the Collateral Agent and the Trustee shall have received the results of (A) Uniform Commercial Code, judgment and tax Lien searches under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in the Collateral of each of the Company and the Guarantors, and pending litigation and bankruptcy searches, in form and substance reasonably satisfactory thereto, with respect to each of the Company and the Guarantors, indicating among other things that the assets of each of the Company and the Guarantors are free and clear of any Lien (except for Permitted Liens (as defined in the Indenture)) and (B) searches at United States Copyright Office and the United States Patent and Trademark Office, in form and substance reasonably satisfactory thereto, with respect to each of the Company and the Guarantors with respect to filings against registered intellectual property at the United States Copyright Office or the United States Patent and Trademark Office.

3.20 Other Collateral Documentation. At the first Closing Date hereunder, the Collateral Agent shall have received any documents reasonably requested thereby that are required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and other filings evidencing a security interest in any intellectual property included in the Collateral).

3.21 Appointment of Trustee and Collateral Agent. The Company shall have appointed a Trustee and Collateral Agent under the Indenture, each of which shall be reasonably satisfactory to the Purchaser.

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SECTION 4.

REPRESENTATIONS AND WARRANTIES

The Company and the Co-Obligor jointly and severally represent and warrant to the Purchaser as of the date of this Agreement that:

4.1 Financial Statements. The consolidated financial statements and the related notes thereto of Holdings and its consolidated Subsidiaries delivered to the Purchaser pursuant to Section 3.16 hereof present fairly in all material respects the financial position of Holdings and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”).

4.2 Organization and Good Standing. The Company, the Co-Obligor and each of the Guarantors have been duly organized and are validly existing and in good standing (or, if applicable, the equivalent in the applicable jurisdiction) under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing (or, if applicable, the equivalent in the applicable jurisdiction) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are currently engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and its Subsidiaries taken as a whole or on the performance by the Company, the Co-Obligor and the Guarantors of their obligations under the Financing Documents (a “Material Adverse Effect”).

4.3 No Material Adverse Change. Since the date of the MTA and prior to the Closing Date, there has been no event, development or circumstance, either individually or in the aggregate, that has had, or would be reasonably expected to have, a Material Adverse Effect, other than such events, developments or circumstances that have been disclosed in writing to the Purchaser or its Affiliates prior to the date hereof.

4.4 Capitalization. The Company had the capitalization as of September 30, 2021, as set forth in Schedule 4.4 hereto; and all the outstanding shares of capital stock or other equity interests of each Guarantor have been duly authorized and validly issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party other than Permitted Liens (as defined in the Indenture).

4.5 Due Authorization. The Company and the Co-Obligor have and, as of the first Closing Date, each of the Guarantors will have, full right, power and authority to execute and deliver this Agreement and each other Financing Document, to the extent a party hereto or thereto, and to perform their respective obligations hereunder and thereunder; and all action required to be taken by them for the due and proper authorization, execution and delivery of each of the Financing Documents, to the extent a party thereto, and the consummation by them of the transactions contemplated thereby has been or will be duly and validly taken on or prior to the applicable Closing Date.

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4.6 The Indenture. The Indenture has been duly authorized by the Company and the Co-Obligor and, as of the first Closing Date, will be duly authorized by each of the Guarantors, and on the first Closing Date hereunder will be duly executed and delivered by the Company, the Co-Obligor and each of the Guarantors and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company, the Co-Obligor and each of the Guarantors enforceable against the Company, the Co-Obligor and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

4.7 The Notes and the Guarantees. The Notes have been duly authorized by the Company and the Co-Obligor and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company and the Co-Obligor enforceable against the Company and the Co-Obligor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and, as of the first Closing Date, the Guarantees will have been duly authorized by each of the Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

4.8 Security Documents. Each Security Document has been duly authorized by the Company and the Co-Obligor and, as of the first Closing Date hereunder, will be authorized by each of the Guarantors party thereto, and on the first Closing Date hereunder will be duly executed and delivered by the Company, the Co-Obligor and the Guarantors party thereto and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company, the Co-Obligor and the Guarantors party thereto enforceable against the Company, the Co-Obligor and each of the Guarantors party thereto in accordance with its terms, subject to the Enforceability Exceptions. Subject to (i) the terms of the last paragraph of Section 3, (ii) the Enforceability Exceptions, (iii) the Perfection Requirements and (iv) the provisions of the Indenture, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself, the Trustee and the holders of the Notes, and upon the satisfaction of the requirements of the applicable Security Documents, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Indenture) securing the Obligations in respect of the Notes and the Indenture, in each case as and to the extent set forth therein.

4.9 Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Co-Obligor and, when duly executed and delivered by the Purchaser, will constitute a valid and legally binding agreement of the Company and the Co-Obligor in accordance with its terms, subject to the Enforceability Exceptions.

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4.10 No Violation or Default. None of the Company, the Co-Obligor or any of the Guarantors is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or the Guarantors is a party or by which the Company or the Guarantors is bound or to which any property or asset of the Company or the Guarantors is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 No Conflicts. The execution, delivery and performance by the Company, the Co-Obligor and each of the Guarantors of each of the Financing Documents to which each is a party, the issuance and sale of the Notes and the issuance of the Guarantees and compliance by the Company, the Co-Obligor and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Financing Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company, the Co-Obligor or any Guarantor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Co-Obligor or any Guarantor is a party or by which the Company, the Co-Obligor or any Guarantor is bound or to which any property, right or asset of the Company, the Co-Obligor or any Guarantor is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company, the Co-Obligor, or any Guarantor or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company, the Co-Obligor and each of the Guarantors of each of the Financing Documents to which it is a party, the issuance and sale of the Notes and the issuance of the Guarantees and compliance by the Company, the Co-Obligor and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Financing Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase of the Notes by the Purchaser.

4.13 Legal Proceedings. Other than as set forth in Schedule 4.13 hereto, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect; and no such Actions are threatened or, to the knowledge of the Company, the Co-Obligor and each of the Guarantors, contemplated by any governmental or regulatory authority or threatened by others that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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4.14 Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the businesses of the Company and its Subsidiaries, taken as a whole (other than with respect to Intellectual Property, title of which is addressed exclusively in Section 4.15), in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, taken as a whole, (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) that constitute Permitted Liens (as defined in the Indenture).

4.15 Intellectual Property. (i) To their knowledge with respect to third party patents, the Company and its Subsidiaries own, have the right to use or can obtain on reasonable terms the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses, except where the failure to own, have the right use or ability to obtain such rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property of any Person, except where the conflict would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) the Company and its Subsidiaries have not received any written notice of any claim relating to Intellectual Property that would reasonably be expected to have a Material Adverse Effect; and (iv) to the knowledge of the Company and any Guarantor, the Intellectual Property of the Company and its Subsidiaries is not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16 Investment Company Act. Neither the Company nor any of the Guarantors is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, none of them will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act.

4.17 Taxes. The Company and its Subsidiaries have paid all federal, state, local and foreign taxes due and payable by the Company or its Subsidiaries, other than any such taxes (i) not overdue by more than thirty (30) days, or (ii) being contested in good faith and for which the Company has established adequate reserves in accordance with GAAP, and filed all tax returns required to be filed, except where the failure to so pay such taxes or file such tax returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.18 Licenses and Permits. The Company and its Subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses (as currently being conducted), except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course, other than any revocation or modification or non-renewal that would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

4.19 No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, the Co-Obligor and each of the Guarantors, is contemplated or threatened, except in each case as would not reasonably be expected to have a Material Adverse Effect.

4.20 Certain Environmental Matters. (i) The Company and its Subsidiaries (x) are in compliance with all applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, , (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its Subsidiaries and (iii) the Company has not received notice of any administrative or judicial proceeding that is pending, or that is known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, except in the case of each of (i), (ii) and (iii) above, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.21 Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA, for which the Company would have any liability, whether directly or through any member of its “Controlled Group” (defined as any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Company under Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”)) (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed

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(whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA), and no Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA is in “endangered status” or “critical status” (within the meaning of Sections 304 and 305 of ERISA); (v) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder) has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification; (viii) neither the Company nor any member of the Controlled Group has incurred, nor does the Company reasonably expect any such party to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guarantee Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA); and (ix) none of the following events has occurred or is reasonably likely to occur: (A) a material increase in the aggregate amount of contributions required to be made to all Plans subject to Title IV of ERISA by the Company and its Controlled Group affiliates in the current fiscal year of the Company and its Controlled Group affiliates compared to the amount of such contributions made in the Company’s and its Controlled Group affiliates’ most recently completed fiscal year; or (B) a material increase in the Company and its Subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Accounting Standards Codification Topic 715-60) compared to the amount of such obligations in the Company and its Subsidiaries’ most recently completed fiscal year, except in each case with respect to the events or conditions set forth in (i) through (ix) hereof, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.22 Accounting Controls. The Company and its Subsidiaries, taken as a whole, maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that have been designed to comply with the requirements of the Exchange Act applicable to the Company and have been designed by, or under the supervision of, the principal executive and principal financial officer, or persons performing similar functions, provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal controls over financial reporting. It is understood that the Company is not required to comply with the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”) and the Company is not representing in this subsection that it is in compliance with Section 404 or any other provision of Sarbanes Oxley.

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4.23 Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are, in the Company’s reasonable judgment, adequate to protect the Company and its Subsidiaries and their respective businesses; and neither the Company nor any of its Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.24 No Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and each of the Guarantors, any director, officer or employee of the Company or any of its Subsidiaries or any agent, Affiliate or other Person associated with or acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted and maintain, and will continue to maintain, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws applicable to the Company or any of its subsidiaries.

4.25 Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Organised and Serious Crime Ordinance (Chapter 455 of the Laws of Hong Kong) and Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong), and the applicable money laundering statutes of all other jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

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4.26 No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company or any Guarantor, any of its directors, officers or employees, or any agent, affiliate or other person acting on behalf of the Company or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its Subsidiaries or any of the Guarantors located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five (5) years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, each to the extent in violation of applicable Sanctions.

4.27 Solvency. On and immediately after each Closing Date, the Company, the Co-Obligor and the Guarantors (taken as a whole) will be Solvent.

4.28 No Restrictions on Subsidiaries. No Subsidiary of the Company is currently subject to any material prohibition, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company, except for (a) any such prohibition or restriction contained in the credit agreement governing the LC Facility or the Existing Unsecured Notes Indenture or SBG Unsecured Notes Indenture, (b) any restrictions contained in the shareholders’ agreements entered into with investors in WeWork Asia Holding Company B.V., WeWork Greater China Holding Company B.V. and WeWork Japan GK, respectively, or (c) any such prohibition or restriction that will be permitted by the Indenture.

4.29 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a valid claim against any of them or the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

4.30 No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Notes in a manner that would require registration of the Notes under the Securities Act.

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4.31 No General Solicitation or Directed Selling Efforts. None of the Company or any of its Affiliates or any other Person acting on its or their behalf (other than any investment bank engaged pursuant to a Private Resale Offering or a Syndicated Private Placement Offering, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S, and all such Persons have complied with the offering restrictions requirement of Regulation S.

4.32 Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 5 and its compliance with its agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Notes to the Purchaser, to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

4.33 [Reserved].

4.34 Margin Rules. Neither the issuance, sale and delivery of the Notes nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

4.35 Cybersecurity. (i)(x) To the knowledge of the Company and the Guarantors, there has been no security breach or other compromise of or relating to any of the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and its Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data, except as would not, in the case of this clause (i) reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (ii) the Company and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) the Company and its Subsidiaries have used reasonable best efforts to implement backup and disaster recovery technology consistent with industry standards and practices in all material respects.

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SECTION 5.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Co-Obligor as of the date of this Agreement that:

5.1 Organization and Good Standing. The Purchaser is duly formed, existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its formation, and has all requisite power and authority to enter into this Agreement and the other Financing Documents, to the extent a party thereto, and to perform its obligations hereunder and thereunder.

5.2 Due Authorization. The Purchaser has full right, power and authority to execute and deliver this Agreement and each other Financing Document, to the extent a party thereto, and to perform its obligations hereunder and thereunder; and all action required to be taken by the Purchaser for the due and proper authorization, execution and delivery of each of the Financing Documents, to the extent a party thereto, and the consummation by it of the transactions contemplated thereby has been or will be duly and validly taken on or prior to the applicable Closing Date.

5.3 Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser, and when duly executed and delivered by the Company and the Co-Obligor, will constitute a valid and legally binding agreement of the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

5.4 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Purchaser of each of the Financing Documents to which it is a party and the consummation of the transactions contemplated by the Financing Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase of the Notes by the Purchaser.

5.5 Securities Representations. The Purchaser represents and warrants to, and agrees with, the Company as of the date hereof that the Purchaser is (A) a Qualified Institutional Buyer or an Institutional Accredited Investor and has such knowledge, skill, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Notes and (B) is acquiring the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more Accredited Investors and not with a view to the distribution thereof in violation of law, provided that the disposition of the Purchaser’s property shall all at all times be within the Purchaser’s control. The Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. The Purchaser further represents and warrants that the Purchaser (i) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a registered transaction or in a transaction

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exempt from or not subject to the registration requirements of the Securities Act and (ii) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company, the Co-Obligor or the Guarantors possesses or can acquire without unreasonable effort or expense. The Purchaser agrees to the placement of a legend on certificates representing the Notes to that effect.

SECTION 6.

RESALES OF NOTES

The Company will, and will cause each of its Subsidiaries, to perform and comply with all covenants in this Section 6.

6.1 Assistance in Private Resale of Notes.

(a) In the event the Purchaser or one of its Affiliates purchases Notes hereunder, other than in a Syndicated Private Placement Offering, the Company and its Subsidiaries shall assist the Purchaser in completing any reasonable and customary sale process undertaken in connection with the private resale of the Notes (a “Private Resale Offering”) or any portion thereof to prospective holders of Notes by taking the actions specified herein, as requested by the Purchaser.

(b) In connection with a Private Resale Offering, the Purchaser may by written notice delivered to the Company (a “Resale OM Notice”) require the Company to as soon as practicable, and in any event no later than thirty (30) Business Days after receipt of the Resale OM Notice, prepare and deliver to the Purchaser and any investment banks engaged by the Purchaser an Offering Memorandum providing for the resale by the Purchaser of any Notes then held by it to prospective holders of Notes. The Purchaser shall identify the aggregate principal amount of Notes it intends to resell in the Resale OM Notice. The Purchaser shall not be entitled to deliver a Resale OM Notice more than six times during the term of the Notes.

(c) The Company shall be entitled to delay the preparation and delivery of an Offering Memorandum pursuant to Section 6.1(a) for a reasonable period of time not to exceed ninety (90) days in succession or one-hundred eight (180) days in the aggregate in any twelve (12) month period (a “Suspension Period”) if the Board of Directors shall determine in its reasonable judgment that (A) audited or other required financial statements required to be included in the Offering Memorandum are not available, provided that the Company shall use its commercially reasonable efforts to obtain such financial statements as promptly as practicable, or (B) the use of the Offering Memorandum would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential; provided, however, that any Suspension Period shall terminate at such time as the public disclosure of such information is made.

(d) In connection with either a Syndicated Private Placement Offering or a Private Resale Offering, the Company shall provide to the Purchaser all customary cooperation that is reasonably requested by the Purchaser in connection with such Syndicated Private Placement Offering or Private Resale Offering, including, subject to reasonable prior notice, (i) causing the Company’s senior officers to (x) participate in due diligence sessions and a reasonable number of

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road show and meetings with prospective investors and meetings with rating agencies, (y) directly participate in the preparation of the Offering Memorandum, a customary “road show presentation” that is suitable for use in a customary “high-yield road show” and a rating agencies presentation and (z) deliver customary authorization letters, confirmations and undertakings and due diligence backup materials in connection with the Offering Memorandum and “road show presentation;” (ii) assisting with the preparation of the Offering Memorandum; (iii) executing customary closing certificates as may be required by the investment banks engaged with respect to the Syndicated Private Placement Offering or the Private Resale Offering; (iv) taking such actions as are reasonably requested by the Purchaser to facilitate the satisfaction on a timely basis of all conditions precedent to consummate the Syndicated Private Placement Offering or the Private Resale Offering that are within the Company’s control; (v) taking commercially reasonable efforts to cause its independent auditors to cooperate with the Syndicated Private Placement Offering or the Private Resale Offering, including requesting such auditors to provide, and providing customary representations letters to such auditors for, customary “comfort letters” (including customary “negative assurance” comfort) and assisting with due diligence activities and allowing the inclusions of audit reports in the Offering Memorandum; (vi) taking commercially reasonable efforts to cause its counsel to provide an opinion of counsel to the investment banks engaged with respect to the Syndicated Private Placement Offering or the Private Resale Offering covering the matters customarily covered in opinions requested in offerings of secured debt securities under Rule 144A; (vii) entering into a customary purchase agreement for secured high yield debt securities issued under Rule 144A with the investment banks engaged with respect to the Syndicated Private Placement Offering or the Private Resale Offering and (viii) providing all documentation and other information about the Company and its Subsidiaries that are reasonably required by the investment banks engaged with respect to the Syndicated Private Placement Offering or the Private Resale Offering in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e) If the Purchaser determines, in its sole reasonable discretion, that modifications to the terms of the covenants in the Indenture (the “Proposed Amendments”) are appropriate or desirable, then the Company, the Co-Obligor and the Guarantors shall promptly enter into a supplemental indenture with the Trustee and Collateral Agent giving effect to the Proposed Amendments. The Company shall not be required to agree to any Proposed Amendments that would cause the Indenture to contain covenants that are more restrictive, taken as a whole, than those set forth in the Existing Unsecured Notes Indenture or SBG Unsecured Notes Indenture, except to the extent such restrictions are on account of the Notes being secured by the Collateral.

6.2 Indemnification with Respect to Marketed Sale of Notes.

(a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Purchaser and each of its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Purchaser or such other Person indemnified under this Section 6.2(a) from and against all losses, claims, damages, liabilities and expenses, whether joint or several (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”), to which they are or any of them may become subject under the Securities Act or other U.S. federal or state statutory

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law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to any untrue statement (or alleged untrue statement) of a material fact contained in any Offering Memorandum or any amendment or supplement thereto or any filing or document incidental to such resale of the Notes as required by this Agreement, or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, except that no Person indemnified shall be indemnified hereunder insofar as the same are made in conformity with and in reliance on information furnished in writing to the Company by such Person concerning such Person expressly for use therein. The Purchaser agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company and each of its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company from and against all Losses, to which they are or any of them may become subject under the Securities Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to any untrue statement (or alleged untrue statement) of a material fact contained in any information furnished in writing to the Company by the Purchaser concerning the Purchaser expressly for use in any Offering Memorandum or any amendment or supplement thereto or any filing or document incidental to such resale of the Notes as required by this Agreement, or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading. Such indemnification obligations shall be in addition to any liability that the indemnifying Person may otherwise have to any such indemnified Person. Reimbursements payable pursuant to the indemnification contemplated by this Section 6.2(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred. The indemnification obligations of the Company pursuant to this Section 6.2(a) are in addition to any indemnification obligations contained in Section 7.2.

(b) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(c) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) counsel to the indemnifying party has informed the

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indemnifying party that the joint representation of the indemnifying party and one or more indemnified parties could be inappropriate under applicable standards of professional conduct, or (iii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in any such event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (such consent not to be unreasonably withheld). The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party).

(d) The indemnification provided for under this Section 6.2 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Notes and the termination of this Agreement.

(e) If recovery is not available or is insufficient under the foregoing indemnification provisions for any reason or reasons other than as specified therein, in each case as determined by a court of competent jurisdiction, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 6.2(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Purchaser shall not be required to make a contribution in excess of the net amount received by the Purchaser from its sale of Notes in connection with the offering that gave rise to the contribution obligation.

SECTION 7.

EXPENSES, INDEMNIFICATION AND CONTRIBUTION

7.1 Expenses. The Company will reimburse the Purchaser for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and disbursements of one outside counsel and, if necessary, of one local counsel in each relevant material jurisdiction) incurred by the Purchaser or any of its Affiliates in connection with the Notes and any Financing Documents (including, but not limited to, all costs and expenses relating to the creation and perfection of security interests in the Collateral, including reasonable fees and

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expenses of counsel incurred in connection therewith) or the amendment, modification or waiver of any of the foregoing, including the reasonable and documented out-of-pocket costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, or the other Financing Documents, including in connection with any insolvency or bankruptcy of the Company or its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes. The Company will also reimburse the Purchaser and any of its Affiliates within thirty (30) days of written demand (together with reasonable backup documentation) the reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the rights or remedies under Section 7.2 or Section 6.2 of this Agreement (but limited, in the case of legal fees and expenses, to one counsel to such indemnified Persons taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified Persons taken as a whole (and, if necessary, of one local counsel in any relevant material jurisdiction).

7.2 Indemnification. Each of the Company and the Co-Obligor shall indemnify and hold harmless the Purchaser and each of its Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling Persons (collectively, the “Indemnitees”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of (i) the execution or delivery of any of the Financing Documents or the performance by the parties of their respective obligations thereunder, (ii) the issuance of Notes or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages or liabilities are (i) determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (ii) arising from any disputes solely among the Indemnitees and not arising out of any act or omission of the Company or any of its Affiliates.

Neither the Company nor the Co-Obligor shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed). If settled with the Company’s or the Co-Obligor’s written consent, as applicable, or if there is a final judgment for the plaintiff against an Indemnitee in any such proceeding, the Company will indemnify and hold harmless each Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission.

Neither the Company nor the Co-Obligor shall, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding against an Indemnitee in respect of which indemnity could have been sought under this Section 7.2 by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission.

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In addition to the foregoing, to the extent the Notes are sold in a Private Resale Offering or a Syndicated Private Placement Offering, the indemnification provisions set forth in Section 6.2 shall apply.

7.3 Waiver of Punitive Damages. To the extent permitted by applicable law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling Persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Financing Document, the Notes or the use of the proceeds thereof; provided that nothing contained in this Section 7.3 shall limit the Company’s indemnification and reimbursement obligations to the extent set forth in this Agreement.

7.4 Survival. The obligations of each of the parties under this Section 7 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

7.5 Withholding Tax. Any and all payments by or on account of any obligation of the Company or the Co-Obligor hereunder or under any other Financing Document, including payments of interest on, principal of or other amount with respect to any Note, shall be made without any deduction or withholding for any taxes or fees of any kind whatsoever, unless the obligation to deduct or withhold is required by applicable law. If due to a Change in Tax Law, the deduction or withholding of any tax shall at any time be required in respect of any amounts to be paid by the Company or the Co-Obligor hereunder or under any other Financing Document to the Purchaser (or an Affiliate of the Purchaser to the extent such Affiliate holds the Notes), the Company or the Co-Obligor shall pay to the relevant taxing jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to the Purchaser (or such Affiliate of the Purchaser to the extent such Affiliate holds the Notes) such additional amounts as may be necessary in order that the net amounts paid to the Purchaser or such Affiliate of the Purchaser pursuant to the terms hereof or any other Financing Document after such deduction or withholding (including, without limitation, any required deduction or withholding of tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to the Purchaser or such Affiliate of the Purchaser under the terms of this Agreement or the Financing Documents before the assessment of such tax attributable to such Change in Tax Law. An Affiliate of the Purchaser shall only benefit from this Section 7.5 if at the time of the transfer of the Notes from the Purchaser to such Affiliate, no additional deductions or withholding for taxes or fees with respect to payments hereunder of any other Financing Documents are required due to such transfer or such Affiliate’s ownership of the Notes. For the avoidance of doubt, no taxes shall be indemnifiable or reimbursable pursuant to Section 6.2, Section 7.1 or Section 7.2 other than any taxes that represent losses or damages arising from any non-tax claim.

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SECTION 8.

MISCELLANEOUS

8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or sent by electronic transmission or by a nationally recognized overnight courier service, postage and fees prepaid, to the intended recipient at such party’s physical or e-mail address as shown below. Such notice or other communication shall be deemed to have been duly given (a) when delivered, if delivered personally (with written confirmation of receipt), (b) when sent, if sent by e-mail prior to 6:00 p.m. local time of the recipient on a Business Day, or if sent after 6:00 p.m. local time of the recipient or on a date that is not a Business Day, then on the next Business Day (in each case, provided that receipt of such communication is confirmed by reply e-mail that is not automated), or (c) one (1) Business Day after being sent, if sent overnight by a nationally recognized overnight courier service (with written proof of delivery).

Address for notices and other communications to the Company and the Co-Obligor:

115 W. 18th Street, Floor 6

New York, NY 10011

Email: jdematteis@wework.com

Attention: Jared DeMatteis

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Email: michelle.gasaway@skadden.com

Attention: Michelle Gasaway

Address for notices and other communications to the Purchaser:

SoftBank Group Corp.

Tokyo Portcity Takeshiba

1-7-1 Kaigan

Minato-ku, Tokyo 105-7537 Japan

Email: sbgrp-legalnotice@g.softbank.co.jp

Attention: Chief Legal Officer, Head of Legal

SoftBank Group Corp.

SB Group US, Inc.

1 Circle Star Way, 4F

San Carlos, CA 94070

Attention: SBGI Legal

32

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Email: corey.chivers@weil.com

Attention: Corey Chivers

8.2 Benefit of Agreement and Assignments.

(a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns; provided, however, that none of the Company or the Co-Obligor may assign or transfer any of its rights or obligations without the prior written consent of the other parties hereto.

(b) Nothing in this Agreement or in any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.

(c) Notwithstanding anything to the contrary contained herein, the Purchaser may assign the rights to purchase all or any portion of the Notes to any Affiliate of the Purchaser or transfer its Notes (together with its rights hereunder) to any Affiliate (other than a portfolio company) of the Purchaser, subject to such Affiliate becoming a party hereto and the ability of such Affiliate to make the representations and warranties set forth in Section 5, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were the Purchaser hereunder.

8.3 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between the Company and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

8.4 Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company and the Purchaser. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon.

33

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

8.6 [Reserved].

8.7 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

8.8 Survival of Indemnities. All indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes, and the payment of principal of the Notes and any other obligations hereunder.

8.9 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b) If any action, proceeding or litigation shall be brought in order to enforce any right or remedy under this Agreement or any of the Notes, each party hereto hereby consents and will submit, and will cause each of their respective Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Each party hereto hereby irrevocably waives, and will cause each of their respective Subsidiaries to waive, any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. Each of the Company and the Co-Obligor further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement or the Notes in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c) Each party hereto irrevocably consents, and will cause each of their respective Subsidiaries to consent, to the service of process of any of the applicable aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 8.1, such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of (i) any party hereto to serve process in any other manner permitted by law or (ii) the Purchaser to commence legal proceedings or otherwise proceed against the Company, Holdings or any of its Subsidiaries in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

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(e) EACH PARTY HERETO HEREBY WAIVES, AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

8.10 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

8.11 Entirety. This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.

8.12 Survival of Representations and Warranties. All representations and warranties made by the Company and the Co-Obligor herein shall survive the execution and delivery of this Agreement, the issuance, delivery and transfer of all or any portion of the Notes, and the payment of principal of the Notes, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchaser.

8.13 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

8.14 Incorporation. All schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

8.15 No Personal Obligations. Notwithstanding anything to the contrary contained herein or in any Financing Document, it is expressly understood and the Purchaser expressly agrees that nothing contained herein or in any other Financing Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any present or past stockholder, director, officer or employee of the Company and its Subsidiaries in such Person’s capacity as such; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

8.16 Currency. Unless otherwise specified, all dollar amounts referred to in this Agreement are in lawful money of the United States.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

WEWORK COMPANIES LLC

By:	/s/ Jared DeMatteis
Name:	Jared DeMatteis
Title:	Chief Legal Officer and Secretary

WW CO-OBLIGOR INC.

By:	/s/ Jared DeMatteis
Name:	Jared DeMatteis
Title:	Chief Legal Officer and Secretary

[Signature Pages to Master Secured Note Purchase Agreement]

Accepted as of the date hereof:

STARBRIGHT WW LP,

Acting by: STARBRIGHT LIMITED, its general partner

By:	/s/ Stephen Lam
Name:	Stephen Lam
Title:	Director

[Signature Pages to Master Secured Note Purchase Agreement]

EXHIBIT A

FORM OF INDENTURE

SENIOR SECURED NOTES INDENTURE

Dated as of [•], 20[•]

Among

WEWORK COMPANIES LLC,

WW CO-OBLIGOR INC.,

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

and

[•]1,

as Trustee and Collateral Agent

7.50% SENIOR SECURED NOTES DUE 2023

[1]	Trustee and Collateral Agent to be determined.

-ii-

-iii-

Section 13.08	Force Majeure	114
Section 13.09	No Adverse Interpretation of Other Agreements	114
Section 13.10	Successors	114
Section 13.11	Severability	114
Section 13.12	Counterpart Originals	114
Section 13.13	Table of Contents, Headings, etc.	114
Section 13.14	Facsimile and PDF Delivery of Signature Pages	114
Section 13.15	U.S.A. PATRIOT Act	114
Section 13.16	Payments Due on Non-Business Days	114
Section 13.17	Intercreditor Agreement	115

Appendix A	Provisions Relating to the Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

-iv-

INDENTURE, dated as of [•], among WeWork Companies LLC, a limited liability company incorporated under the laws of Delaware (the “Company”), WW Co-Obligor Inc., a Delaware corporation (the “Co-Obligor”), the Guarantors listed on the signature pages hereto and [•], [a national banking association organized under the laws of the United States], as Trustee and as Collateral Agent.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation and issue from time to time of up to $550,000,000 aggregate principal amount of 7.50% Senior Secured Notes due 2023 (the “Initial Notes”); and

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

DEFINITIONS AND INCORPORATION BY REFERENCE

Definitions.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness, Disqualified Stock or Preferred Stock of any other Person or any of its Subsidiaries existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person or becomes a Restricted Subsidiary of such specified Person, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged, consolidated or amalgamated with or into such specified Person or becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

any property, plant, equipment or other asset to be used by the Company or a Restricted Subsidiary in a Permitted Business;

the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

Consolidated Interest Expense;

Consolidated Income Taxes;

depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill) and organization costs;

impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment;

any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business);

non-cash charges, non-cash expenses or non-cash losses for such period (excluding any such charge, expense or loss Incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period, other than accruals for (i) straight-line rent expense on leases that include future rent escalations, (ii) asset retirement obligations, and (iii) other non-cash accruals included in consolidated rent expenses under GAAP, which may involve future cash charges), including any non-cash compensation expense and any expense related to the issuance of equity to non-employees for services rendered;

real estate commissions (in connection with the execution of leases) received in cash in such period to the extent not otherwise included in Consolidated Net Income for such period;

charges, costs, fees and expenses Incurred in connection with this Indenture, any acquisition, Investment, Asset Disposition or other disposition, and the Incurrence, issuance or amendment of any Indebtedness or Equity Interests, in each case whether or not such transaction is successful or consummated for such period;

any restructuring charges or expenses, integration costs or other business optimization charges or expenses; provided that the amounts referred to in this clause (i) shall not, in the aggregate, exceed 15.0% of Adjusted EBITDA Before Growth Investments in the most recent four consecutive fiscal quarters of the Company (calculated before giving effect to such amounts pursuant to this clause (i)); and

bonuses paid to executives in connection with any strategic transaction or offering of Equity Interests;

minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(a) any non-cash items to the extent increasing such Consolidated Net Income(excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Adjusted EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Adjusted EBITDA in any prior period); and

if Consolidated Income Taxes is a benefit, the amount of such benefit;

minus the aggregate amount of Investments made by the Company and its Restricted Subsidiaries in ChinaCo and its Restricted Subsidiaries during such period and outstanding at the end of such period; and

plus or minus, without duplication and to the extent reflected in such Consolidated Net Income for such period, the following items to be excluded for the purposes of calculating Adjusted EBITDA:

(a) any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

any net income or loss included in the consolidated statement of operations with respect to non-controlling interests due to the application of Accounting Standards Codification Topic 810, Consolidation;

any net gain or loss resulting in such period from currency translation or remeasurement gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters;

effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition; and

the cumulative effect of a change in accounting principles;

provided that the Adjusted EBITDA of ChinaCo and its Restricted Subsidiaries shall be excluded in computing Adjusted EBITDA to the extent otherwise included in computing Adjusted EBITDA.

Notwithstanding the foregoing, clauses (1)(b) through (j) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Adjusted EBITDA Before Growth Investments” means Adjusted EBITDA for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income or Adjusted EBITDA for such period, the sum of:

(1) expenses Incurred before a location opens for member operations (as determined by the Company in good faith), including, but not limited to, rent expense, real estate and related taxes, common area maintenance charges, utilities, cleaning and personnel and related expenses, in each case of the type that could be recorded on the Reference Date under “Pre-opening community expenses” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP; plus growth expenses, including, but not limited to, all non-capitalized development, warehousing and logistics-related expenses, non-capitalized personnel and related expenses for development, design, product, research, research and development, leasing, and real estate employees and other employees focused primarily on growth activities, cost of goods sold in connection with the Powered by We on-site office design and development solutions, expenses Incurred pursuing new markets and products, and expenses Incurred operating or incubating new product offerings or business lines (as determined by the Company in good faith), in each case of the type that could be recorded on the Reference Date under “Growth and new market development” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP plus any additional expense types that may be Incurred in the future in connection with any new products or services; plus sales and marketing expenses, including, but not limited to, advertising costs, sales and marketing personnel and related expenses, member referral fees, and costs associated with strategic marketing events, in each case of the type that could be recorded on the Reference Date under “Sales and marketing” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP; plus other operating expenses, including expenses related to costs of operating and providing goods and services by other businesses not directly attributable to the operation of the Company’s WeWork community product offerings and not related to other early-stage product offerings or business lines already accounted for in clause (2) above, in each case of the type that could be recorded on the Reference Date under “Other operating expenses” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP plus any similar types of expenses (as determined by the Company is good faith) that may be Incurred in the future in connection with additional businesses launched or acquired; minus revenues recorded in “Other revenues” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP that are directly attributable to a particular location, product or service for which expenses are being included in clauses (1) through (4) above (as determined by the Company in good faith); provided that the amount of revenues included pursuant to this clause (5) shall not exceed the aggregate expenses included pursuant to clauses (1) through (4) in respect of such location, product or service;

provided that the amounts described in clauses (1), (2), (3), (4) and (5) above recorded by ChinaCo and its Restricted Subsidiaries shall be excluded in computing Adjusted EBITDA Before Growth Investments to the extent otherwise included in computing Adjusted EBITDA Before Growth Investments.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“Asset Disposition” means any direct or indirect (i) sale, lease (other than a lease entered into in the ordinary course of business (whether or not consistent with past practice)), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

a disposition of Cash Equivalents in the ordinary course of business (whether or not consistent with past practice);

a disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business (whether or not consistent with past practice);

a disposition of obsolete, surplus, damaged or worn-out assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

the sale or issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

the making of a Permitted Investment or a disposition that is permitted pursuant to Section 4.08;

dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $25.0 million;

the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (whether or not consistent with past practice) or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

the sale or issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.09;

the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business (whether or not consistent with past practice) which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole;

foreclosure on, or condemnation or expropriation of, assets and the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

the unwinding of any Hedging Obligations or Cash Management Obligations;

dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements;

issuances, sales or pledges of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

dispositions of property consisting of tenant improvements at a location in connection with the termination of the lease for such location or cessation of operations at such location;

any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including, without limitation, Sale/Leaseback Transactions permitted by this Indenture; and

issuances of Equity Interests of ChinaCo to Affiliates of SoftBank Group Capital Limited on or prior to the fifth anniversary of the Issue Date pursuant to the anti-dilution provisions in connection with the transactions contemplated by the Share Purchase Agreement, dated April 11, 2018, as in effect on the Issue Date.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (including Capital Stock of a Restricted Subsidiary) of the Company or any of its Restricted Subsidiaries for Additional Assets of another Person.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, Disqualified Stock or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by the sum of the amounts of all such payments.

“Bank Facility” means the Letter of Credit Facility.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or any duly authorized committee of the Board of Directors;

with respect to a partnership, the Board of Directors of the general partner of the partnership;

with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or Board of Directors or any duly authorized committee of the Board of Directors, as the case may be; and

with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York and the Federal Reserve Bank of New York are authorized or required by applicable law to remain closed.

“Capital Stock” of any Person means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing Person; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any combination of Capital Stock and/or cash.

“Capitalized Lease Obligations” means an obligation that is or would be required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation on a balance sheet (excluding the footnotes thereto) at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For the avoidance of doubt, any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP will be deemed not to represent a Capitalized Lease Obligation, regardless of any change in generally accepted accounting principles in the United States following the Reference Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise).

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros (or any national currency of any country that is a member of the European Union), Canadian dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least “A” or the equivalent thereof by S&P or Moody’s, or carrying an equivalent rating by another Rating Agency;

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank having combined capital and surplus in excess of $500.0 million;

repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by another Rating Agency, and in any case maturing within one year after the date of acquisition thereof;

interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

securities with maturities of one year or less from the date of acquisition, which (or the unsecured unsubordinated debt securities of the issuer of which) are rated at least “A-” or “A-2” by S&P or “A3” or “P-2” by Moody’s, or carrying an equivalent rating by another Rating Agency;

securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (4) of this definition;

money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated “AA-” or better by S&P and “Aa3” or better by Moody’s or carry an equivalent rating by another Rating Agency and (iii) have portfolio assets of at least $500.0 million; and

in the case of any Foreign Subsidiary: (i) securities issued or directly and fully Guaranteed or insured by the sovereign nation, or any agency or instrumentality thereof, in which the Foreign Subsidiary operates in the ordinary course of business having maturities of not more than two years from the date of acquisition; provided that such securities are used by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (7) above; or (ii) investments of the type and maturity described in clauses (1)

through (7) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from internationally recognized rating agencies; provided that such securities are used by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (7) above.

“Cash Management Obligations” means obligations owed by the Company or any Guarantor to any lender or an Affiliate of a lender under a Debt Facility in respect of any services provided from time to time by any bank or other financial institution to the Company or any of its Subsidiaries in the ordinary course of business (whether or not consistent with past practice) in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft (so long as such overdraft is extinguished within 30 Business Days of Incurrence), depository, information reporting, lockbox, stop payment services, credit cards and p-cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), credit card processing services, debit cards and stored value cards. For the avoidance of doubt, Cash Management Obligations do not include any obligations under Hedge Agreements.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any parent company of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company, any of its Restricted Subsidiaries or one or more Permitted Holders; or

the adoption by the holders of the Capital Stock of the Company or any direct or indirect parent company of the Company of a plan or proposal for the liquidation or dissolution of the Company or any such parent company.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect Wholly Owned Subsidiary of a company and (ii)(x) the direct or indirect holders of the Voting Stock of the ultimate parent company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction and (y) immediately following such transaction, no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the ultimate parent company.

“ChinaCo” means WeWork Greater China Holding Company B.V., so long as it remains a Restricted Subsidiary of the Company.

“Co-Obligor” means the party named as such in the first paragraph of this Indenture.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Collateral Agent” means [•], in its capacity as Collateral Agent under this Indenture and under the Security Documents to which it is a party and any successor or replacement thereto in such capacity.

“Community Adjusted EBITDA” has the meaning set forth in the Offering Memorandum.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its Restricted Subsidiaries, which taxes are calculated by reference to the income or profits or capital of such Person or any of its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries (to the extent such expense was included in computing Consolidated Net Income for such period):

(1) plus, without duplication to the extent not included in such interest expense:

(a) the interest component of any deferred payment obligations;

amortization of debt discount and premium (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par); provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, in each case to the extent actually paid by such Person or one of its Restricted Subsidiaries;

interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock or on Preferred Stock of Non-Guarantor Subsidiaries (other than any non-cash Indebtedness paid or accrued on any Preferred Stock issued in reliance on Section 4.09(b)(19)) payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

minus, without duplication and to the extent included in such interest expense:

(a) the total interest income of such Person and its Restricted Subsidiaries (to the extent such income was included in computing Consolidated Net Income for such period); and

interest expense attributable to capitalized lease obligations (including Capitalized Lease Obligations) and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto;

provided that the Consolidated Interest Expense of ChinaCo and its Restricted Subsidiaries and the amounts described in clauses (1) and (2) above relating to ChinaCo and its Restricted Subsidiaries shall be excluded in computing Consolidated Interest Expense to the extent otherwise included in computing Consolidated Interest Expense.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Specified Hedge Agreements and (ii) exclusive of amounts classified as other comprehensive income on the balance sheet of the Company.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) the Total Indebtedness of the Company and its Restricted Subsidiaries (other than the Total Indebtedness of ChinaCo and its Restricted Subsidiaries) as of the balance sheet date, to (y) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness (in each case in this clause (1)(a) or clause (1)(b), other than Indebtedness described in clause (5) of the definition thereof) since the balance sheet date that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the balance sheet date will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the balance sheet date and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness will be calculated as if such discharge had occurred on the balance sheet date; or

has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Indebtedness as of the balance sheet date will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the balance sheet date;

if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued any company, division, operating unit, segment, business, group of related assets or line of business constituting discontinued operations (as determined in accordance with GAAP) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes such an Asset Disposition:

(a) the Adjusted EBITDA for such period will be reduced by an amount equal to the Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Adjusted EBITDA (if negative) directly attributable thereto for such period; and

if such transaction occurred after the date of such internal financial statements, Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee;

if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Adjusted EBITDA for such period and if such transaction occurred after the date of such internal financial statements, Indebtedness as of such balance sheet date will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Adjusted EBITDA for such period and, if such transaction occurred after the balance sheet date, Indebtedness as of the balance sheet date will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period or as of the balance sheet date, as applicable.

The pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including pro forma expense and cost reductions, regardless of whether such expense and costs reductions are calculated on a basis consistent with Regulation S-X under the Securities Act or any other regulation or order of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Specified Hedge Agreement applicable to such Indebtedness if such Specified Hedge Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Leverage Ratio) will be deemed to be:

(1) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; and

any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval (that has not been obtained or cannot be obtained other than pursuant to customary filings) or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income.

“Consolidated Secured Leverage Ratio” means, as of any date of determination so long as Adjusted EBITDA is positive, the ratio of (1) Secured Indebtedness of the Company and its Restricted Subsidiaries (other than the Secured Indebtedness of ChinaCo and its Restricted Subsidiaries) as of the balance sheet date to (2) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Consolidated Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Leverage Ratio” (including for acquisitions).

“Consolidated Total Assets” means, as of any date of determination, the total amount of assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person prepared on a consolidated basis in accordance with GAAP that is available. For the avoidance of doubt, with respect to any operating lease in existence on the Reference Date and any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP, no related right-of-use asset or other related asset recorded on the consolidated balance sheet of the Company shall be included in Consolidated Total Assets.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means one or more debt facilities (including, without limitation, the Letter of Credit Facility), credit facilities, commercial paper facilities, indentures and other agreements with banks, institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit, surety or performance bonds or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and without limitation as to terms, conditions, covenants and other provisions and whether or not with the original administrative agent, banks, institutional lenders, purchasers, investors, trustees or agents).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration, which cash shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 4.16.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially similar manner to the corresponding definitions in this Indenture, as determined by the Company in good faith) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of Section 4.15 and Section 4.16 and such repurchase or redemption does not violate Section 4.08.

“DTC” means the Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering for cash by the Company or any direct or indirect parent company of the Company, as applicable, of its Equity Interests, other than (1) public offerings with respect to the Company’s or any such direct or indirect parent’s, as applicable, Capital Stock, or options, warrants or rights, registered on Form S-4 or Form S-8, (2) an issuance to any Subsidiary or (3) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Equity Proceeds” means (i) the Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of its Equity Interests (other than Disqualified Stock) or other capital contributions, in each case designated as Excluded Equity Proceeds in an Officer’s Certificate on, prior to or promptly after the date such Equity Interests are sold or such capital contributions are made, as the case may be and (ii) amounts designated prior to the Issue Date as “Excluded Equity Proceeds” under the Existing Indenture or the Unsecured Notes Indenture.

“Existing 5.00% Notes” means the Company’s 5.00% Senior Notes due 2025.

“Existing 7.875% Notes” means the Company’s 7.875% Senior Notes due 2025.

“Existing Indenture” means that certain indenture, dated as of April 30, 2018, by and among the Company, the Co-Obligor, the guarantors listed therein and U.S. Bank National Association (as successor trustee to Wells Fargo Bank, National Association), as amended and supplemented from time to time, relating to the Existing 7.875% Notes.

“Existing Notes” means the Existing 7.875% Notes and the Existing 5.00% Notes

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by any Officer of the Company in good faith; provided that, except as otherwise provided in this Indenture, if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof, or the Board of Directors or authorized committee of the applicable Restricted Subsidiary, in good faith.

“Fitch” means Fitch Ratings, Inc. or any successor to its rating agency business.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Reference Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations, contained in this Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.

“Government Authority” means any government department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial legislative or administrative body or entity, domestic or foreign, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated pursuant to its terms in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Hedge Agreement.”

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

the principal component of all obligations of such Person in respect of letters of credit, surety or performance bonds, bank guarantees, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 60 days of Incurrence);

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business (whether or not consistent with past practice), and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such Attributable Indebtedness would appear on the balance sheet of such Person in accordance with GAAP); and

the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends), if and to the extent that any of the preceding items in clauses (1) through (6) (other than letters of credit, surety or performance bonds, bank guarantees, bankers’ acceptances or other similar instruments, Attributable Indebtedness and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP;

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to a securitization transaction or series of securitization transactions.

For the avoidance of doubt, any operating lease in existence on the Reference Date and any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP, and any Guarantee thereof, shall not be deemed to be “Indebtedness.”

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest.

The amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercreditor Agreements” means, collectively, the Pari Passu Intercreditor Agreement and any other intercreditor agreement, entered into by the Collateral Agent pursuant to which the Liens securing any Obligations (other than Obligations under the Notes and the Guarantees) are subordinated to the Liens securing the Notes and the Guarantees.

“Interest Payment Date” means February 15 and August 15 of each year to the Stated Maturity of the Notes.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including by way of Guarantee), capital contributions or advances (other than accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances in the ordinary course of business (whether or not consistent with past practice)), purchases or other acquisitions for consideration of Equity Interests, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet (excluding the footnotes thereto) of the Company prepared in accordance with GAAP and in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or property; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business (whether or not consistent with past practice) and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business (whether or not consistent with past practice); and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company.

For purposes of Section 4.08 and Section 4.13:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by the Company or any Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than the following ratings by any two of Moody’s, S&P or Fitch: Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and/or BBB- (or the equivalent) by Fitch, or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investor” means (a) Adam Neumann, Miguel McKelvey, Benchmark Capital Partners VII (AIV), L.P., DAG Holdings, We Holdings LLC (so long as the majority of the equity interests of We Holdings LLC are beneficially owned by persons who are otherwise Investors), JP Morgan Holdings, SoftBank Group Capital Limited, and SBWW Investments Limited, (b) any Affiliate of any such Person, (c) any trust or partnership created solely for the benefit of any natural person listed in clause (a) and/or members of the family of any natural person listed in clause (a), and (d) any Person where the voting of shares of Capital Stock of the Company is controlled by any of the foregoing.

“Issue Date” means [•]2.

“LC Facility” means one or more Debt Facilities (including, without limitation, the Letter of Credit Facility) under which letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments may be issued for the benefit of the Company and any Restricted Subsidiary, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and without limitation as to terms, conditions, covenants and other provisions and whether or not with the original administrative agent, banks, institutional lenders, purchasers, investors, trustees or agents).

“LC Facility Agent” means Goldman Sachs International Bank, together with its affiliates, as the arranger under the Letter of Credit Facility and as the administrative agent for the Issuing Creditors (as defined therein) and the L/C Participants (as defined therein) under the Letter of Credit Facility and the other Credit Documents (as defined therein), together with any of its successors. For the avoidance of doubt, to the extent a party has subrogated to the rights of the LC Facility Agent and/or the lenders under the Letter of Credit Facility, it shall be the LC Facility Agent for all purposes hereunder.

“Letter of Credit Facility” means the letter of credit facility established under the Credit Agreement, dated as of December 27, 2019, by and among the Company and SoftBank Group Corp., as co-obligors, the issuing creditors and L/C participants party thereto from time to time and Goldman Sachs International Bank, as administrative agent, as amended from time to time, and any other Debt Facility that the Company or any Restricted Subsidiary may enter into from time to time under which letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments may be issued for the benefit of the Company or any Restricted Subsidiary, and as such agreement may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount of the commitments thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.09).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP be deemed to constitute a Lien.

“Master Note Purchase Agreement” means the Amended and Restated Master Senior Secured Notes Purchase Agreement, dated as of October 20, 2021, by and among the Company, the Co-Obligor, and StarBright WW LP, a Cayman Islands exempted limited partnership, acting by its general partner StarBright Limited, a Cayman Islands exempted company.

[2]	First date on which Notes will be issued pursuant to this Indenture.

“Master Unsecured Note Purchase Agreement” means the Master Senior Unsecured Notes Note Purchase Agreement, dated as of December 27, 2019, by and among the Company, the Co-Obligor, and StarBright WW LP, a Cayman Islands exempted limited partnership, acting by its general partner StarBright Limited, a Cayman Islands exempted company.

“Minimum Growth-Adjusted EBITDA” means Adjusted EBITDA Before Growth Investments of the Company and its Restricted Subsidiaries in an amount at least equal to:

(1) $500.0 million for any applicable Investment or Incurrence from January 1, 2020 through December 31, 2020;

$1,000.0 million for any applicable Investment or Incurrence from January 1, 2021 through December 31, 2021; and

$2,000.0 million for any applicable Investment or Incurrence from and after January 1, 2022,

in each case, calculated for the most recent four consecutive fiscal quarters for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Minimum Liquidity” means Unrestricted Cash of the Company and its Restricted Subsidiaries (other than the Unrestricted Cash of ChinaCo and its Restricted Subsidiaries) in an amount equal to at least:

(1) 0.7 times Total Indebtedness of the Company and its Restricted Subsidiaries (other than the Total Indebtedness of ChinaCo and its Restricted Subsidiaries) for any applicable Investment or Incurrence from January 1, 2019 through December 31, 2019;

0.3 times Total Indebtedness of the Company and its Restricted Subsidiaries (other than the Total Indebtedness of ChinaCo and its Restricted Subsidiaries) for any applicable Investment or Incurrence from January 1, 2020 through December 31, 2020; and

$0 for any applicable Investment or Incurrence from and after January 1, 2021,

in each case, calculated as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash received from the sale or other disposition of any Designated Non-cash Consideration received as consideration in such Asset Disposition, but only as and when received) therefrom, in each case net of:

(1) fees, out-of-pocket expenses and other direct costs relating to such Asset Disposition and the sale or other disposition of such Designated Non-cash Consideration, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, sale or other disposition;

all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, sale or other disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, sale or other disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, sale or other disposition;

all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, sale or other disposition; and

the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, sale or other disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, sale or other disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale, net of out-of-pocket fees and expenses directly relating to such issuance or sale.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), other than a pledge of Equity Interests of an Unrestricted Subsidiary owned by the Company or its Restricted Subsidiaries;

no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, other than Equity Interests of an Unrestricted Subsidiary owned by the Company or its Restricted Subsidiaries.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, surety or performance bonds and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Offering Memorandum” means the offering memorandum dated April 25, 2018 related to the offer and sale of the Existing Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer, the General Counsel, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Agent” means with respect to the Pari Passu Intercreditor Agreement, the LC Facility Agent, the Collateral Agent and the Authorized Representative of any additional series of Pari Passu Obligations that becomes subject to the Pari Passu Intercreditor Agreement.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Pari Passu Intercreditor Agreement” means the intercreditor agreement, as amended, restated, amended and restated, supplemented and otherwise modified from time to time, among the LC Facility Agent, the Collateral Agent and acknowledged by the Company, the Co-Obligor and Guarantors, dated as of the Issue Date.

“Pari Passu Obligations” means (i) all Obligations owing pursuant to the Notes, the Security Documents, this Indenture and the Guarantees, (ii) all Obligations owing pursuant to the Letter of Credit Facility and (iii) with respect to the Pari Passu Intercreditor Agreement, (x) any “Additional Pari Passu Obligations,” which means any Obligations with respect to which a Pari Passu Agent has become party to the Pari Passu Intercreditor Agreement (in accordance with the procedures set forth therein) on behalf of the holders of such Obligations and (y) any other Intercreditor Agreement, any Obligations with respect to which a Pari Passu Agent has become party to such Intercreditor Agreement on behalf of the holders of such Obligations to the extent the Liens securing such Obligations are not prohibited by this Indenture (including, if applicable, as a result of such Liens being subordinated to the Liens securing the Obligations under the Notes and the Guarantees pursuant to an Intercreditor Agreement).

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Reference Date or any business that is similar, related, complementary, incidental or ancillary thereto, or that is an extension, development or expansion thereof.

“Permitted Holders” means each of the Investors, any Permitted Parent and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing or any Person or group specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investor, Permitted Parent and Person or group specified in the last sentence of this definition, collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with this Indenture) will thereafter constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or a Restricted Subsidiary;

a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

cash and Cash Equivalents;

extensions of trade credit and receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business (whether or not consistent with past practice) and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business (whether or not consistent with past practice);

loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary not to exceed $10.0 million at any time outstanding;

any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 4.16 or any other disposition of assets not constituting an Asset Disposition;

Investments in existence on the Issue Date, or made pursuant to any commitment in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investment as in effect on the Issue Date);

Hedging Obligations Incurred in compliance with Section 4.09;

Guarantees issued in accordance with Section 4.09 and Specified Real Estate Finance Guarantees;

Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

[Reserved];

advances or other payments by the Company or any of its Restricted Subsidiaries to fund operating and other expenditures pursuant to profit-sharing and/or franchise agreements entered into in the ordinary course of business (whether or not consistent with past practice) set forth in long-term written agreements with third parties; provided that any related real estate or other assets occupied by such third parties are not recorded on the consolidated balance sheet of the Company and its Restricted Subsidiaries;

lease, utility and other similar deposits in the ordinary course of business (whether or not consistent with past practice);

the portion of any Investments made with Equity Interests of the Company that are not Disqualified Stock; and

Investments by the Company or any of its Restricted Subsidiaries (including, without limitation, Investments in Unrestricted Subsidiaries, joint ventures, partnerships or other business entities), together with all other Investments pursuant to this clause (17) at any time outstanding, in an aggregate amount not to exceed:

(a) the greater of (i) $250.0 million and (ii) 5.0% of Consolidated Total Assets outstanding at any time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value); plus

$500.0 million; provided that, on a pro forma basis after giving effect to such Investments pursuant to this clause (b):

(i) so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

(ii) the Company and its Restricted Subsidiaries have the requisite levels of both Minimum Growth-Adjusted EBITDA and Minimum Liquidity.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations permitted to be Incurred under Section 4.09(b)(1), related Hedging Obligations and related banking services or Cash Management Obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations of the Company;

pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business (whether or not consistent with past practice);

Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business (whether or not consistent with past practice);

Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that any reserves required pursuant to GAAP have been made in respect thereof;

Liens to secure surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business (whether or not consistent with past practice), other than any such obligation Incurred under Section 4.09(b)(1);

encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, drains, telegraph, television and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

Liens securing Hedging Obligations that are Incurred in the ordinary course of business (whether or not consistent with past practice) and not for speculative purposes;

leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

Liens arising out of judgments, decrees, orders or awards in respect of which the Company or a Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for the review of such judgment, which appeal or proceedings have not been finally terminated or the period within which such appeal or proceedings may be initiated has not expired;

Liens to secure Indebtedness permitted by Section 4.09(b)(9) covering only the assets acquired with such Indebtedness (plus improvements, accessions, proceeds or dividends or distributions in respect thereof); provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

such Liens are created within 270 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(2) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(3) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(4) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(5) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(6) Liens on property at the time the Company or a Restricted Subsidiary acquired the property; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(7) Liens securing Indebtedness or other Obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(8) Liens securing the Notes (in a principal amount up to $550.0 million) and the related Note Guarantees;

Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and this clause (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

Liens in favor of the Company or any Restricted Subsidiary;

Liens securing security deposits pursuant to bona fide lease agreements in the ordinary course of business (whether or not consistent with past practice);

Liens securing Indebtedness of any Foreign Subsidiary permitted by Section 4.09(b)(13) or Section 4.09(b)(14) covering only the assets of such Foreign Subsidiary;

customary restrictions on, or options, contracts or other arrangements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by this Indenture;

Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance, discharge or redemption of Indebtedness, pending consummation of a strategic transaction, or similar obligations;

any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business (whether or not consistent with past practice) and covering only the assets so leased and other statutory and common law landlords’ Liens under leases, and financing statements related thereto;

in the case of any joint venture, any put and call arrangements related to the respective joint venture’s Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

Liens on Equity Interests of Unrestricted Subsidiaries securing Non-Recourse Debt of the Company or a Restricted Subsidiary;

Liens securing Indebtedness Incurred pursuant to Section 4.09(b)(17); provided that any such Indebtedness shall be secured only by the assets (including all accessions, attachments, improvements and proceeds thereof) acquired, constructed or improved in connection with the Incurrence of such Indebtedness; and

other Liens so long as the aggregate outstanding principal amount of the Obligations secured thereby at any one time outstanding does not exceed the greater of (a) $50.0 million and (b) 1.0% of Consolidated Total Assets.

In the event that the a Permitted Lien meets the criteria of more than one types of Permitted Liens (at the time of Incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition, and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Parent” means any direct or indirect parent company of the Company (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction, merger, sale or other transfer of equity interests or assets of the Company that results in a modification of the beneficial ownership of the Company) that beneficially owns 100% of the Capital Stock of the Company; provided that the ultimate beneficial ownership of the Company has not been modified by the transaction by which such parent company became the beneficial owner of 100% of the Capital Stock of the Company and such parent company owns no assets other than Cash Equivalents and the Capital Stock of the Company or any other Permitted Parent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Government Authority or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agency” means each of S&P, Moody’s and Fitch or, if one or more of S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the February 1 or August 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Reference Date” means April 30, 2018.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” “refinanced” and “refinancing” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by an Officer of the Company), defeasance costs, accrued interest and fees and expenses in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by an Officer of the Company), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Indebtedness) in connection with any such refinancing);

if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing, in each case secured by a Lien. For the avoidance of doubt, “Secured Indebtedness” shall not include Indebtedness described in clause (5) of the definition thereof or any Guarantees in respect thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interest in the collateral as contemplated by this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Hedge Agreement” means any Hedge Agreement in respect of interest rates or currency exchange rates entered into by the Company or any Guarantor and any Person that is a lender under a Debt Facility or an affiliate of such lender at the time such Hedge Agreement is entered into.

“Specified Real Estate Finance Guarantees” means guarantees not constituting Indebtedness, indemnity obligations and other contingent obligations with respect to: (a) performance obligations, (b) environmental liabilities and (c) matters which are commonly referred to as “bad-boy acts” or “recourse carve-outs” in the real estate lending industry, including, without limitation: fraud; gross negligence; willful misconduct; waste; interference with exercise of remedies; misrepresentation; misapplication or misappropriation of funds (including, without limitation, insurance proceeds or condemnation awards); undisclosed liabilities; employee-related liabilities; failure to satisfy governmental rules; commencement of a voluntary bankruptcy filing or similar proceeding by the applicable primary obligor; commencement of an involuntary bankruptcy filing or similar proceeding against the applicable primary obligor; tax assessments and claims; failure to obtain or preserve expected tax attributes; failure to comply with restrictions on sale, transfer or other disposition of assets; failure to comply with negative pledge requirements; failure to vacate premises after termination of a lease; and failure to comply with special purpose entity or bankruptcy remote requirements.

“Stated Maturity” means, with respect to any security or installment of interest or principal on any series of Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated pursuant to its terms in right of payment to the Notes.

“Subsidiary” of any Person means:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person (or any combination thereof); and

(2) any partnership, limited liability company or similar entity (a) the sole general partner, the managing general partner or the sole managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing. For the avoidance of doubt, “Total Indebtedness” shall not include Indebtedness described in clause (5) of the definition thereof or any Guarantees in respect thereof.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means [•], [a national banking association organized under the laws of the United States], as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents included in the accounts of the Company and its Restricted Subsidiaries that would be listed on the consolidated balance sheet of the Company prepared in accordance with GAAP as of the end of the most recent fiscal quarter for which internal financial statements are available ended prior to the date of determination to the extent such cash is not classified as “restricted” for financial statement purposes. For the avoidance of doubt, amounts held as cash collateral for Indebtedness or other Obligations of the Company and its Subsidiaries, amounts held by the Company and its Subsidiaries as security deposits from customers, clients or lessees and amounts that the Company or its Subsidiaries have committed for Investment pursuant to a written agreement or other commitment shall be included in determining the amount of Unrestricted Cash to the extent not classified as “restricted” for financial statement purposes.

“Unrestricted Subsidiary” means (1) except to the extent any such entity is later redesignated as a Restricted Subsidiary in accordance with this Indenture, any Subsidiary of the Company that as of the Issue Date is deemed to be an “Unrestricted Subsidiary” under the Existing Indenture, and (2) in addition:

(a) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided in Section 4.13; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Notes Indenture” means the Indenture, dated as of July 10, 2020, among the Company, the Co-Obligor, the guarantors party thereto and U.S. Bank National Association, as Trustee, as it may be amended, supplemented, restated or otherwise modified from time to time, relating to the Existing 5.00% Notes.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Other Definitions.

4(a)(2) Global Note	2.1(b) of Appendix A
4(a)(2) Notes	2.1(a) of Appendix A
Action	12.03(aa)
Affiliate Transaction	4.14(a)
Agent Members	2.1(c) of Appendix A
Applicable Procedures	1.1(a) of Appendix A
Asset Disposition Offer	4.16(c)
Asset Disposition Offer Amount	3.09(b)
Asset Disposition Offer Period	3.09(b)
Asset Disposition Purchase Date	3.09(b)
Authentication Order	2.02(c)
Automatic Exchange	2.2(i) of Appendix A
Automatic Exchange Date	2.2(i) of Appendix A
Automatic Exchange Notice	2.2(i) of Appendix A
Automatic Exchange Notice Date	2.2(i) of Appendix A
balance sheet date	4.06(e)
Change of Control Offer	4.15(a)
Change of Control Payment	4.15(a)
Change of Control Payment Date	4.15(b)(2)
Clearstream	1.1(a) of Appendix A
Collateral Agent	12.03(i)
Covenant Defeasance	8.03(a)
Definitive Notes Legend	2.2(e)(i) of Appendix A
Designation	4.13(a)
Distribution Compliance Period	1.1(a) of Appendix A
ERISA Legend	2.2(e)(i) of Appendix A
Euroclear	1.1(a) of Appendix A
Event of Default	6.01(a)
Excess Proceeds	4.16(c)
Expiration Date	1.04(j)
Global Note	2.1(b) of Appendix A
Global Notes	2.1(b) of Appendix A
Global Notes Legend	2.2(e)(i) of Appendix A
Guaranteed Obligations	10.01(a)(2)
IAI	1.1(a) of Appendix A
IAI Global Note	2.1(b) of Appendix A
Legal Defeasance	8.02(a)
Note Register	2.03(a)
OID Notes Legend	2.2(e)(i) of Appendix A
Paying Agent	2.03(a)
PDF	13.14
QIB	1.1(a) of Appendix A
Registrar	2.03(a)
Regulation S	1.1(a) of Appendix A
Regulation S Global Note	2.1(b) of Appendix A

Regulation S Notes	2.1(a) of Appendix A
Reinstatement Date	4.19(a)(2)
Restricted Notes Legend	2.2(e)(i) of Appendix A
Restricted Payment	4.08(a)(4)
Revocation	4.13(a)(5)
Rule 144	1.1(a) of Appendix A
Rule 144A	1.1(a) of Appendix A
Rule 144A Global Note	2.1(b) of Appendix A
Rule 144A Notes	2.1(a) of Appendix A
Security Document Order	12.03(w)
Specified Courts	13.07
Successor Company	5.01(a)(1)
Successor Guarantor	5.01(c)(1)(a)
Suspended Covenants	4.19(a)(2)
Suspension Date	4.19(a)
Suspension Period	4.19(a)(2)
Trustee	7.07(f)
U.S. person	1.1(a) of Appendix A
Unrestricted Global Note	1.1(a) of Appendix A
Unrestricted Subsidiary	4.13(a)

Rules of Construction.

Unless the context otherwise requires:

a term defined in Section 1.01 or Section 1.02 has the meaning assigned to it therein;

an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

“or” is not exclusive;

words in the singular include the plural, and words in the plural include the singular;

provisions apply to successive events and transactions;

unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

“including” means including without limitation;

references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Acts of Holders.

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04.

The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

The ownership of Notes shall be proved by the Note Register.

Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Company may also choose not to set a record date for, and the provisions of this clause (e) shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this clause (e), the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.01.

The Trustee or the Company may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this clause (f), the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this clause (f), the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder, as applicable, in the manner set forth in Section 13.01.

Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this clause (g) shall have the same effect as if given or taken by separate Holders of each such different part.

Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 13.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

No Incorporation by Reference of Trust Indenture Act.

This Indenture is not qualified under the Trust Indenture Act, and the Trust Indenture Act shall not apply to or in any way govern the terms of this Indenture. As a result, no provisions of the Trust Indenture Act are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture.

THE NOTES

Form and Dating; Terms.

Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company, the Co-Obligor or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Co-Obligor, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Disposition Offer as provided in Section 4.16 or a Change of Control Offer as provided in Section 4.15, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes; provided that, if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes; provided, further, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $[•], (b) subject to the terms of this Indenture, Additional Notes and (c) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or other Unrestricted Global Notes.

Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Paying Agent to Hold Money in Trust.

The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal of, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, and interest on, the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07, but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.15, 4.16 and 9.04).

All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or an Asset Disposition Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, indemnity or security must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes.

Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

CUSIP and ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

REDEMPTION

Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Selection of Notes to Be Redeemed or Purchased.

If less than all of the then outstanding Notes are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased in compliance with the requirements of the principal national securities exchange on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate in accordance with the applicable procedures of the Depositary.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or integral multiples of $1,000; provided that no Notes of $2,000 in principal amount or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

After the redemption date or purchase date, upon surrender of a Note to be redeemed or purchased in part only, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note, representing the same Indebtedness to the extent not redeemed or not purchased, shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Notice of Redemption.

Subject to Section 3.09, the Company shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) notices of redemption of Notes not less than 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11. As set forth in Section 3.07(c), notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

the redemption date;

the manner of calculation of the redemption price;

if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

the name and address of the Paying Agent;

that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

if applicable, any condition to such redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(c)). The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Deposit of Redemption or Purchase Price.

No later than 11:00 a.m. (New York City time) on the redemption or purchase date (or such later time as such date to which the Trustee may reasonably agree), the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Note will be paid on such redemption or purchase date to the Person in whose name such Note is registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the

Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Optional Redemption.

At any time, the Company may redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03, at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory Redemption; Open Market Purchases.

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

For the avoidance of doubt, the Company may acquire Notes by means other than a redemption or repurchase, whether by tender offer, open market purchases negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Offers to Repurchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.16, the Company is required to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.16 (the “Asset Disposition Offer Amount”), or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments on the Notes are made.

If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Disposition Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Upon the commencement of an Asset Disposition Offer, the Company shall mail a notice to each of the Holders or otherwise deliver such notice in accordance with the applicable procedures of the Depositary, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

that an Asset Disposition Offer is being made pursuant to this Section 3.09 and Section 4.16 and the expiration time of the Asset Disposition Offer Period;

the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date; and

the procedures, determined by the Company, consistent with this Indenture that a Holder must follow in order to have its Notes repurchased.

On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary or as otherwise provided in Section 4.16(c), the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes, in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate directing the Trustee to cancel the applicable Notes and stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.

The Paying Agent shall promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and if less than all of the Notes tendered are purchased pursuant to the Asset Disposition Offer, the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail (or otherwise deliver in accordance with the applicable procedures of Depositary) (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Other than as specifically provided in this Section 3.09 or Section 4.16, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

COVENANTS

Payment of Notes.

The Company shall pay, or cause to be paid, the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

[Reserved].

Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate or limited liability company existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory) of the Company and its Restricted Subsidiaries to conduct business; provided that the Company shall not be required to preserve any such right, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Reports and Other Information.

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide to the Holders the following reports:

within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2021), an annual report containing substantially all the information that would have been required to be contained in an annual report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm; provided that such annual report shall not be required to contain information required by Items 9A (controls and procedures), 10 (directors, executive officers and corporate governance) and 11 (executive compensation) of Form 10-K;

within 45 days after the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter in which the Issue Date occurs), quarterly reports with respect to the most recent fiscal quarter and year-to-date period containing substantially all the information that would have been required to be contained in a quarterly report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including a “Management’s discussion and analysis of financial condition and results of operations” section and unaudited quarterly financial statements reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); provided that such quarterly report shall not be required to contain the information required by Part I, Item 4 of Form 10-Q (controls and procedures); and

within ten Business Days after the occurrence of each event that would have been required to be reported under Items 2.01 (Completion of Acquisition or Disposition of Assets), 2.06 (Material Impairments), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) and 5.01 (Changes in Control of Registrant) in a current report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all the information that would have been required by the foregoing items of Form 8-K to be contained in a current report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act;

provided that, for the avoidance of doubt, in each of the reports delivered pursuant to clause (1) or (2) above, the Company shall set forth (i) a calculation of Adjusted EBITDA, Adjusted EBITDA Before Growth Investments and Community Adjusted EBITDA of the Company and its consolidated Restricted Subsidiaries for the period of four consecutive fiscal quarters ended on the date of the last balance sheet set forth in such report, presented in a manner similar to that found in the Offering Memorandum, and (ii) the amount of Unrestricted Cash and Total Indebtedness of ChinaCo as of such balance sheet date; provided, further, however, that, so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports (a) shall not be required to comply with Section 302 or 404 of the Sarbanes-Oxley Act of 2002 or related Items 307 and 308 of Regulation S-K promulgated by the SEC or Item 601 of Regulation S-K (with respect to exhibits), (b) shall not be required to comply with Section 13(r) of the Exchange Act (relating to the Iran Threat Reduction and Syrian Human Rights Act) or Rule 13p-1 under the Exchange Act and Form SD (relating to conflict minerals) or Item 10(e) of Regulation S-K (relating to non-GAAP financial measures), (c) shall not be required to contain the disclosure contemplated by Rule 13-01 or Rule 13-02 of Regulation S-X promulgated by the SEC (except summary financial information with respect to Non-Guarantor Subsidiaries of the type and scope included in the Offering Memorandum will be required), (d) shall not be required to comply with Section 3-09 of Regulation S-X to the extent that the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries (and with respect to any financial statements required to be delivered under this clause (d), notwithstanding any law, rule or regulation that would require that some or all of such financial statements be audited, the Company may nonetheless deliver unaudited financial statements to satisfy such requirement) and (e) shall not be required to comply with Section 3-05 of Regulation S-X to the extent that (i) such requirement to furnish acquired business financial statements would be triggered only because the income from continuing operations before income taxes and extraordinary items of the acquired business exceeds 20% of such pre-tax income of the Company and its consolidated Subsidiaries for the applicable period set forth in Rule 1-02(w) of Regulation S-X and (ii) the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries (and with respect to any financial statements required to be delivered under this clause (e), notwithstanding any law, rule or regulation that would require that some or all of such financial statements be audited, the Company may nonetheless deliver unaudited financial statements to satisfy such requirement).

In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company shall furnish to Holders and to prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this clause (b) and the preceding clause (a) of this Section 4.06 may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, bona fide prospective purchasers of the Notes (which prospective purchasers will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act)), securities analysts and market making institutions that certify their status as such to the reasonable satisfaction of the Company and who agree to treat such information as confidential.

Notwithstanding the foregoing, at all times that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company all the reports and information described in Section 4.06(a), but without giving effect to any of the provisos contained therein (assuming that such provisions otherwise apply under applicable SEC rules and regulations), in each case in a manner that complies in all material respects with the requirements specified in the applicable forms promulgated by the SEC.

In addition, no later than fifteen Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to Section 4.06(a)(1) or 4.06(a)(2) above, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of the Company. No fewer than five Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Holders, beneficial owners of the Notes, bona fide prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, held more than 10.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) or accounted for more than 10.0% of consolidated total revenue of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ended on the balance sheet date, then the annual and quarterly financial information required by Section 4.06(a) shall include a reasonably detailed presentation, as determined in good faith by the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this Section 4.06 to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (1) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Guarantors and the Non-Guarantor Subsidiaries in the manner prescribed by the SEC and (2) such parent is not engaged in any business in any material respect other than such activities as are incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

To the extent any information is not provided within the time periods specified in this Section 4.06 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default that has not become an Event of Default with respect thereto shall be deemed to have been cured.

Delivery of the reports, information and documents in accordance with this Section 4.06 shall satisfy the Company’s obligation to make such delivery, but, in the case of the Trustee, such delivery shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such report.

Compliance Certificate.

The Company will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

When any Default has occurred and is continuing under this Indenture, the Company will promptly (which shall be within 30 days following the date on which the Company becomes aware of such Default or receives notice of such Default, as applicable) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

Limitation on Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

dividends or distributions payable solely in Equity Interests of the Company (other than Disqualified Stock); and

dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Equity Interests of the Company or any direct or indirect parent company of the Company held by Persons other than the Company or a Restricted Subsidiary;

make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; or

the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) above (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

no Default shall have occurred and be continuing (or would result therefrom);

immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.09(a); and

the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (including Restricted Payments made pursuant to clauses (6), (7), (11), (12) and (14) of Section 4.08(b) but excluding all other Restricted Payments permitted by Section 4.08(b)) would not exceed the sum of (without duplication):

(i)    100.0% of Adjusted EBITDA (whether positive or negative) minus 140.0% of Consolidated Interest Expense, each as determined for the period (treated as one accounting period) from the beginning of the first fiscal quarter of the Company for which Adjusted EBITDA minus 140.0% of Consolidated Interest Expense is greater than zero to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available; plus

100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Equity Interests (other than Disqualified Stock) or other capital contributions subsequent to the Reference Date, other than:

(x)    Net Cash Proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(y)    Net Cash Proceeds received by the Company from the issue and sale of its Equity Interests or capital contributions to the extent applied to redeem Notes in compliance with the provisions of Section 3.07(b); and

(z)    Excluded Equity Proceeds; plus

the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Restricted Subsidiary of the Company) subsequent to the Reference Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company; plus the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries since the Reference Date in any Person resulting from:

(x)    repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investments (other than to the Company or any of its Restricted Subsidiaries), and repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

(y)    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Adjusted EBITDA.

Section 4.08(a) shall not prohibit:

any Restricted Payment made in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that an amount equal to such Restricted Payment will be excluded from Section 4.08(a)(4)(C)(ii);

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or Guarantor Subordinated Obligations that are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations or Guarantor Subordinated Obligations (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations or Guarantor Subordinated Obligations in the event of a Change of Control or (b) at a purchase price not greater than 100% of the principal amount thereof in the event of an Asset Disposition; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 4.15 or 4.16 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.16;

dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.08;

the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any existing or former directors, employees, management, consultants, advisors or service providers of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements approved by the Board of Directors of the Company; provided that such repurchases, redemptions or other acquisitions pursuant to this clause shall not exceed $25.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $50.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the Net Cash Proceeds from the sale of Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Reference Date; plus the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Reference Date; less the amount of any Restricted Payments made since the Reference Date with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

repurchases of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights to purchase Capital Stock or other convertible or exchangeable securities if such Equity Interests represent all or portion of the exercise price thereof or in connection with the exercise or vesting of stock options, warrants or other rights to the extent necessary to pay withholding taxes related to such exercise or vesting;

any payment to the holders of Equity Interests (or to the holders of Indebtedness that is convertible into or exchangeable for Equity Interests upon such conversion or exchange) in lieu of the issuance of fractional shares;

the declaration and payment of dividends on the Company’s Capital Stock (or dividends, distributions or advances to any direct or indirect parent company to allow such parent company to pay dividends on such parent company’s Capital Stock) following the first Equity Offering of the Company’s or such parent company’s Capital Stock in a registered public offering after the Issue Date of, in the case of the first Equity Offering of the Company’s Capital Stock to the public, up to 6% per annum of the Net Cash Proceeds received by the Company in such Equity Offering, or, in the case of the first Equity Offering of such parent company’s Capital Stock to the public, up to 6% per annum of the amount contributed by such parent company to the Company from the Net Cash Proceeds received by such parent company in connection with such Equity Offering;

the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries;

(i) the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Equity Interests of the Company or any direct or indirect parent company of the Company and (ii) Investments, in each case, with, or in an amount equivalent to, Excluded Equity Proceeds; and

other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (a) $100.0 million and (b) 2.0% of Consolidated Total Assets at any time outstanding.

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (7), (8), (11), (12), (13) and (14) above, no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

To the extent any cash or any other property is paid or distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests of the Company or upon any other acquisition or retirement of any such Indebtedness of the Company or any of its Restricted Subsidiaries for an amount based on the value of such Equity Interests, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted, exchanged, acquired or retired and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment under Section 4.08(a)(2) and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted, exchanged, acquired or retired shall be deemed to be a Restricted Payment under Section 4.08(a)(3) if such Indebtedness is a Subordinated Obligation or Guarantor Subordinated Obligation. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests of the Company in the open market at a price in excess of the principal amount of such Indebtedness and any accrued interest thereon, such excess amount shall be deemed to be a Restricted Payment under Section 4.08(a)(2).

For the purpose of determining compliance with this Section 4.08, in the event that a Restricted Payment is entitled to be made pursuant to Section 4.08(a) or meets the criteria of more than one of the clauses above under Section 4.08(b) or one or more of the clauses in the definition of “Permitted Investment,” the Company, in its sole discretion, shall be permitted to classify such Restricted Payment and may later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 4.08 and will be entitled to divide the amount and type of such Restricted Payment among more than one of such clauses under this Section 4.08 and the definition of “Permitted Investment.” A Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.08, including the definition of “Permitted Investment.”

Limitation on Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; and

no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence;

provided that the Indebtedness (including Acquired Indebtedness) that may be Incurred pursuant to this Section 4.09(a) and pursuant to Section 4.09(b)(16) (in each case, plus any refinancing Indebtedness in respect thereof) by Non-Guarantor Subsidiaries shall not exceed:

the greater of (i) $250.0 million and (ii) 5.0% of Consolidated Total Assets (determined on the date of such Incurrence); plus

$250.0 million; provided that, in the case of this clause (b), on a pro forma basis after giving effect to such Indebtedness, the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity.

Section 4.09(a)shall not prohibit the Incurrence of the following Indebtedness:

(1)    Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 60 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount outstanding at any time not to exceed:

the sum of (x) $1,000.0 million (less up to $1,000.0 million aggregate principal amount of Notes (if any) then issued and outstanding) plus (y) an aggregate principal amount of Indebtedness that at the time of Incurrence would not cause, on the date of Incurrence of such Indebtedness and after giving effect thereto, the Consolidated Secured Leverage Ratio to exceed 2.5 to 1.0; plus to the extent Incurred under LC Facilities, an amount not to exceed the greater of (i) $[●] and (ii) 30.0% of Consolidated Total Assets; provided that, to the extent the amount Incurred under this clause (b)(ii) exceeds $250.0 million, the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity on a pro forma basis after giving effect to such Indebtedness;

[Reserved];

the Existing Notes and all other Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date or Incurred pursuant to any commitment outstanding on the Issue Date (in each case, other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

Guarantees by (a) the Company or any Guarantor of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is subordinated in right of payment to the Notes or the Note Guarantee, then the Guarantee shall be subordinated to the same extent as the Indebtedness being Guaranteed and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however, if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Notes;

if a Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary; provided, however,

any subsequent issuance or transfer of Capital Stock or any other event which results in such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

any sale or other transfer of any such Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Preferred Stock by such Subsidiary (and, if applicable, may be Incurred pursuant to clause (19) of this Section 4.09(b));

Acquired Indebtedness and other Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or any Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Equity Interests of, or merger or consolidation with, any Person owning such assets); provided, however, that at the time of such Incurrence, either:

the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis after giving effect to the Incurrence of such Indebtedness pursuant to this clause (7) and such acquisition; or

on a pro forma basis, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be better than or equal to such ratio immediately prior to such Incurrence;

Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (whether or not consistent with past practice) and not for speculative purposes;

Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase, lease, construction or improvement of such property, plant or equipment, and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9), and any Guarantees by the Company or any Restricted Subsidiary of any of the foregoing, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, shall not exceed:

the greater of (i) $100.0 million and (ii) 2.0% of Consolidated Total Assets (determined on the date of such Incurrence) at any time outstanding; plus an unlimited principal amount, so long as, at the time of such Incurrence:

the Company and its Restricted Subsidiaries have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity; or

the Consolidated Secured Leverage Ratio does not exceed 2.5 to 1.0;

Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business (whether or not consistent with past practice);

Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary; provided that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (11));

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

Indebtedness of Foreign Subsidiaries of the Company, and any Guarantees by the Company or any Restricted Subsidiary thereof, not to exceed the greater of (i) $150.0 million and (ii) 3.0% of Consolidated Total Assets (determined on the date of such Incurrence) at any time outstanding; provided that, on a pro forma basis after giving effect to such Indebtedness:

so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

Indebtedness under LC Facilities of Foreign Subsidiaries of the Company, and any Guarantees by the Company or any Restricted Subsidiary thereof, in an aggregate amount outstanding at any time not to exceed:

the greater of (i) $250.0 million and (ii) 5.0% of Consolidated Total Assets (determined on the date of such Incurrence); plus

$250.0 million; provided that, on a pro forma basis after giving effect to such Indebtedness pursuant to this clause (b):

so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (7) and this clause (15) of this Section 4.09(b);

unsecured Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount, together with any Indebtedness of the Company or a Restricted Subsidiary that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (16), not to exceed at any time an aggregate principal amount equal to $2,298.0 million (less up to $2,200.0 million aggregate principal amount of Existing 5.00% Notes purchased or committed to be purchased under the Master Unsecured Note Purchase Agreement, for so long as such Existing 5.00% Notes are outstanding or such commitment is in effect, as applicable); provided that, on a pro forma basis after giving effect to such Indebtedness, to the extent the amount Incurred pursuant to this clause (16) exceeds $250.0 million:

so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

provided, that the then outstanding aggregate principal amount of Indebtedness that may be Incurred pursuant to this clause and Section 4.09(a) (in each case, plus any refinancing Indebtedness in respect thereof) by Non-Guarantor Subsidiaries shall not exceed:

the greater of (x) $250.0 million and (y) 5.0% of Consolidated Total Assets (determined on the date of such Incurrence); plus

$250.0 million; provided that, in the case of this subclause (ii), on a pro forma basis after giving effect to such Indebtedness, the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

Indebtedness of the Company or its Restricted Subsidiaries to lessors or Affiliates of lessors of office facilities leased by the Company or such Restricted Subsidiary to finance tenant improvements at such office facility;

(a) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent to current and former employees of the Company and its Restricted Subsidiaries Incurred in the ordinary course of business (whether or not consistent with past practice); (b) guarantees of Indebtedness of directors, officers, employees, agents and advisors of the Company or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes (whether or not consistent with past practice); and (c) Indebtedness evidenced by promissory notes issued to former or current directors, officers, employees or consultants (or their transferees, estates or beneficiaries under their estates) of the Company or any of its Restricted Subsidiaries in lieu of any cash payment;

Preferred Stock of a Non-Guarantor Subsidiary; provided that such Preferred Stock (a) does not provide by its terms for any cash payment on or prior to the date that is 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding and (b) does not constitute Disqualified Stock; and

in addition to the items referred to in clauses (1) through (19) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (20) and then outstanding, including any Indebtedness of the Company or a Restricted Subsidiary that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (20), shall not exceed on the date of such Incurrence (A) the greater of (x) $100.0 million and (y) 2.0% of Consolidated Total Assets (determined on the date of such Incurrence) less (B) the aggregate principal amount of Notes (if any) then issued and outstanding, to the extent such aggregate principal amount exceeds $1,000.0 million.

The Company shall not Incur any Indebtedness under this Section 4.09 if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor shall Incur any Indebtedness under this Section 4.09 if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

For purposes of determining compliance with this Section 4.09:

in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness under Section 4.09(b) or is entitled to be Incurred pursuant to Section 4.09(a), the Company, in its sole discretion, shall classify such item of Indebtedness on the date of Incurrence and may later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09 and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under Section 4.09(a) and Section 4.09(b); provided that all Indebtedness outstanding on the Issue Date under the Bank Facility, and all Indebtedness (or the portion thereof) Incurred under Section 4.09(b)(1), shall be deemed Incurred under Section 4.09(b)(1) and not Section 4.09(a) or Section 4.09(b)(3) and may not later be reclassified;

an item of Indebtedness need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09;

if obligations in respect of letters of credit or surety or performance bonds are Incurred pursuant to a Debt Facility under clause (1), (13) or (14) of Section 4.09(b) and relate to other Indebtedness, then such letters of credit or surety or performance bonds shall be treated as Incurred pursuant to clause (1), (13) or (14) of Section 4.09(b), as the case may be, and such other Indebtedness shall not be included;

except as provided in clause (3) of this Section 4.09(d), Guarantees of, or obligations in respect of letters of credit or surety or performance bonds relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

the accrual of interest, the accretion or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, shall not be deemed to be an Incurrence of Indebtedness pursuant to this Section 4.09.

Pursuant to an Officer’s Certificate delivered to the Trustee, the Company or a Restricted Subsidiary may elect to treat all or any portion of the commitment to provide any Indebtedness (including with respect to any revolving loan commitment) as being Incurred at the time of such commitment, in which case any subsequent Incurrence of Indebtedness that is the subject of such commitment shall not be deemed to be an Incurrence at such subsequent time. Such Indebtedness shall be deemed to be outstanding for purposes of calculating the Consolidated Leverage Ratio and the Consolidated Secured Leverage Ratio, as applicable, for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

The Company shall not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any other Indebtedness (including Acquired Indebtedness) of the Company or such Guarantor, as the case may be, unless such Indebtedness is subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, on substantially identical terms as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be; provided, however, that no Indebtedness of the Company or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or having a junior lien priority. For purposes of the foregoing, no Indebtedness shall be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Limitation on Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien securing any Indebtedness on any of its property or assets (including Equity Interests of Subsidiaries), whether owned on the Issue Date or acquired after that date, other than (i) Permitted Liens and (ii) Liens on any asset or property not constituting or required to become Collateral, provided that in the case of this clause (ii):

in the case of Liens securing Subordinated Obligations or Guarantor Subordination Obligations, the Notes and the related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be; or

in all other cases, the Notes and related Note Guarantor are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such obligations.

Any Liens created for the benefit of Holders pursuant to this Section 4.10 shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, the Trustee or the Collateral Agent, upon the release and discharge of each of the related Liens described in clauses (1) and (2) of Section 4.10(a), as applicable.

Future Guarantors.

The Company shall cause each Restricted Subsidiary, that becomes a borrower under the Bank Facility or that Guarantees, on the Issue Date or any time thereafter, the Obligations under the Bank Facility or any other Indebtedness of the Company or any Guarantor exceeding $10.0 million aggregate principal amount to execute and deliver to the Trustee a supplemental indenture to this Indenture, in the form of Exhibit C attached hereto or in any other form reasonably satisfactory to the Trustee, pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under this Indenture.

The obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Bank Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with Section 10.06.

Limitation on Restrictions on Distribution From Restricted Subsidiaries.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Equity Interests shall not be deemed a restriction on the ability to make distributions on Capital Stock);

make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.12(a)).

Section 4.12(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

contractual encumbrances or restrictions pursuant to the Bank Facility or the Existing Notes and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

this Indenture, the Notes, the Note Guarantees and the Security Documents;

any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into the Company or any Restricted Subsidiary (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or merged, consolidated or amalgamated with and into the Company or Restricted Subsidiary, whichever is applicable;

any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.12(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.12(b) on the Issue Date or the date such Person was acquired, merged, consolidated or amalgamated with and into the Company or any Restricted Subsidiary, whichever is applicable;

in the case of Section 4.12(a)(3), Liens permitted to be Incurred under Section 4.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

purchase money obligations and Capitalized Lease Obligations permitted under this Indenture, in each case that impose encumbrances or restrictions of the nature described in Section 4.12(a)(3) on the property so acquired;

any agreement for the sale or other disposition of all or a portion of the Capital Stock or assets of a Restricted Subsidiary with customary restrictions on distributions, transfers, loans or advances by that Restricted Subsidiary pending its sale or other disposition;

restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business (whether or not consistent with past practice) or restrictions on cash or other deposits permitted under Section 4.10 or arising in connection with any Permitted Liens;

any provisions in leases, subleases, licenses, sublicenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business (whether or not consistent with past practice);

encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, approval, license, permit or similar restriction;

any provisions in joint venture agreements and other similar agreements relating to joint ventures entered into in the ordinary course of business (whether or not consistent with past practice);

restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis; and

other Indebtedness Incurred or Preferred Stock permitted to be Incurred pursuant to Section 4.09; provided that, in the good faith judgment of the Company, (x) the encumbrances and restrictions in such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the Bank Facility as of the Issue Date or in this Indenture or (y) such encumbrance or restriction is no materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in the good faith judgment of the Company) and such encumbrance or restriction will not materially impair the Company’s ability to make principal or interest payments on the Notes when due.

Designation of Restricted and Unrestricted Subsidiaries.

The Company may designate after the Issue Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Designation;

the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated);

all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, and will at all times thereafter, consist of Non-Recourse Debt; and

such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

to subscribe for additional Capital Stock of such Subsidiary; or

to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and

the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the Designation and must comply with Section 4.08.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(1)    no Default or Event of Default has occurred and is continuing after giving effect to such Revocation;

(a) The Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) or (b) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be better than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation; and

all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Transactions with Affiliates.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

the terms of such Affiliate Transaction are not materially less favorable, when taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate, as determined by the Company in good faith; and

in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Section 4.14(a) shall not apply to:

any transaction between the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries (or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

Restricted Payments permitted to be made pursuant to Section 4.08 or Permitted Investments;

transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreements or any similar arrangements entered into in the ordinary course of business (whether or not consistent with past practice) or approved by the Board of Directors of the Company;

the payment of reasonable fees to, and indemnities and reimbursements provided on behalf of, current, future or former officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

loans, advances or Guarantees (or cancellation of loans, advances or Guarantees) to current, future or former officers, directors, employees or consultants of the Company or any Restricted Subsidiary that, in each case, are approved by a majority of the disinterested members of the Board of Directors of the Company;

transactions effected pursuant to any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not, in the good faith judgment of the Company, materially more disadvantageous to the Holders, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not, in the good faith judgment of the Company, materially more disadvantageous to the Holders, when taken as a whole, than the terms of the applicable agreement in effect on the date of such acquisition or merger;

transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture;

any grant, issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained by the Company or the relevant Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate;

transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company, where such Affiliates receive the same consideration as non-Affiliates in such transaction;

transactions with any joint venture in which the Company or any Restricted Subsidiary holds or acquires an ownership interest in the ordinary course of business (whether or not consistent with past practice) so long as the terms of any such transactions, in the good faith judgment of the Company, are not materially less favorable, taken as a whole, to the Company or such Restricted Subsidiary than they are to the other joint venture partners; and

issuance of notes pursuant to the Master Unsecured Note Purchase Agreement or the Master Note Purchase Agreement, and in each case the entering into the relevant indenture and the grant or issuance of the related guarantees and security interests, as applicable.

Offer to Repurchase Upon Change of Control.

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Company shall make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on a Record Date to receive any interest due on the Change of Control Payment Date (as defined below).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Company shall mail a notice of such Change of Control Offer to each Holder or otherwise deliver notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

that a Change of Control Offer is being made, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of Holders of record on the applicable Record Date to receive interest due on the Change of Control Payment Date);

the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”); and

the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate directing the Trustee to cancel the applicable Notes and stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 4.15.

The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate, only an Authentication Order, shall be required for the Trustee to authenticate and mail or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

Asset Dispositions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash

Equivalents; provided that the requirement in this clause (2) shall not apply to (x) any Asset Swap or (y) the sale or issuance by a Foreign Subsidiary of Equity Interests in the ordinary course of business (whether or not consistent with past practice) to directors, employees, management, consultants or advisors of such Foreign Subsidiary in connection with agreements to compensate such persons approved by a majority of the disinterested members of the Board of Directors of such Foreign Subsidiary.

For the purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(1)    any liabilities (as shown on the Company’s consolidated balance sheet, or if Incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet if such Incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Company in good faith) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets in writing or are otherwise extinguished in connection with the transactions relating to such Asset Disposition and from which the Company and all Restricted Subsidiaries no longer have any obligations with respect to such liabilities or are indemnified against further liabilities;

any securities, notes or other obligations received by the Company or any Restricted Subsidiary in such Asset Disposition that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition; and

any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value that, when taken together with all other Designated Non-cash Consideration previously received pursuant to this clause (3) that is at that time outstanding, does not exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 450 days from the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or any Restricted Subsidiary as follows:

(x) in the case of Net Available Cash from an Asset Disposition of Collateral, to repay (and, in the case of revolving Indebtedness, permanently reduce commitments with respect thereto) Indebtedness constituting Pari Passu Obligations; provided that the Company shall equally and ratably reduce Obligations under the Notes, as provided in Section 3.07, through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed; and

(y) in the case of Net Available Cash from an Asset Disposition of non-Collateral to repay (and, in the case of revolving Indebtedness, permanently reduce commitments with respect thereto): (i) Secured Indebtedness of the Company or a Guarantor under a Debt Facility to the extent such Secured Indebtedness was Incurred under Section 4.09(b)(1)); (ii)

Secured Indebtedness of the Company or a Guarantor (other than any Disqualified Stock, Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) other than Indebtedness owed to the Company or an Affiliate of the Company; or (iii) Indebtedness of a Non-Guarantor Subsidiary (other than any Disqualified Stock), other than Indebtedness owed to the Company or an Affiliate of the Company or to repay (and, in the case of revolving Indebtedness, permanently reduce commitments with respect thereto) other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Guarantor (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes, as provided in Section 3.07, through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed;

to invest in Additional Assets;

to make capital expenditures in or that are useful in a Permitted Business;

or

any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3) or (4) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (2) or (3) above (or any combination of such clauses), a binding commitment to invest in Additional Assets or to make a capital expenditure shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of the end of such 450-day period and such Net Available Cash is actually applied in such manner within 180 days from the end of such 450-day period.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.16(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall be required to make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the Asset Disposition Purchase Date) in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds in any manner not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness; provided that the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Asset Swaps unless, at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Maintenance of Property; Insurance.

Other than with respect to the transactions permitted pursuant to Section 4.16 and Sale/Leaseback Transactions permitted by this Indenture, the Company shall and shall cause each of its Restricted Subsidiaries to (A) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (B) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

After -Acquired Collateral.

(a) From and after the Issue Date, if the Company, the Co-Obligor or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any Pari Passu Obligations other than the Notes on a first priority basis (subject to Permitted Liens), it shall concurrently grant a first-priority security interest (subject to Permitted Liens) upon such property as security for the Notes and the other Obligations under this Indenture.

(b) The Company shall cause each Restricted Subsidiary upon execution and delivery to the Trustee of a supplemental indenture substantially in the form of Exhibit C hereto to become a party to the Security Documents, as applicable, and to execute and file all documents and instruments necessary (as determined by the Company) to grant to the Collateral Agent, for the benefit of the Holders, the Trustee and the Collateral Agent, a perfected security interest in the Collateral of such Restricted Subsidiary, in each case solely to the extent required by this Indenture and the Security Documents.

Effectiveness of Covenants.

Following the first day (such date, a “Suspension Date”):

the Notes have an Investment Grade Rating from two of the Rating Agencies; and

no Default has occurred and is continuing under this Indenture,

the Company and its Restricted Subsidiaries shall not be subject to the provisions of Sections 4.08, 4.09, 4.11 (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date), 4.12, 4.13, 4.14, 4.16 and 5.01(a)(4) (collectively, the “Suspended Covenants”). On the Suspension Date, the Excess Proceeds from any Asset Disposition shall be reset at zero. If at any time the Notes cease to have an Investment Grade Rating by two or more of the Rating Agencies, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (the date on which the Company and its Restricted Subsidiaries will be again subject to the Suspended Covenants, the “Reinstatement Date”), unless and until the Notes subsequently attain an Investment Grade Rating from two Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from two Rating Agencies); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred under Section 4.09(b)(3). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.08 will be made as though Section 4.08 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.08(a). Any Affiliate Transaction entered into on or after the Reinstatement Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.14(b)(6). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1) through (3) of Section 4.12(a)) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.12(b).

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company shall provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of the Notes upon request.

Not More Restrictive Than Existing Notes.

Notwithstanding anything to the contrary herein, so long as the Existing Notes remain outstanding, nothing contained in this Article 4 shall restrict the Company or any of its Affiliates from taking any action or entering into any transaction that is permitted pursuant to the Existing Indenture as in effect as of the date hereof, in each case other than as expressly restricted herein because of the Notes being secured.

SUCCESSORS

Merger, Consolidation or Sale of All or Substantially All Assets.

The Company shall not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

the resulting, surviving or transferee Person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or

the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be better than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

each Guarantor (unless it is the other party to the transactions described above, in which case Section 5.01(c)(1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture, the Notes and the Security Documents; and

the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with this Indenture.

Notwithstanding clauses (3) and (4) of Section 5.01(a):

any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary; and

the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Company shall not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1)    (a)    if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia or the laws under which such Guarantor was formed;

the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Notes, its Note Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture; or

in the event the transaction results in the release of the Subsidiary’s Note Guarantee under clause (1)(A) of Section 10.06(a), the transaction is made in compliance with Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to a Guarantor or merge with a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Guarantor.

For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, as the case may be, which properties and assets, if held by the Company or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

Successor Entity Substituted.

Upon any consolidation, merger, winding up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the Company or the Guarantor, as the case may be, shall be released from its obligations under this Indenture and the Notes or its Note Guarantee, as the case may be, and the Successor Company or the Successor Guarantor, as the case may be, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes.

DEFAULTS AND REMEDIES

Events of Default.

Each of the following is an “Event of Default”:

default in any payment of interest on any Note when due, continued for 30 days;

default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under Section 4.15 or Section 4.16 (in each case, other than a failure to purchase Notes, which constitutes an Event of Default under clause (2) above);

failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in this Indenture, the Notes or the Note Guarantees;

default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed (which, for the avoidance of doubt, shall not include Indebtedness described in clause (5) of the definition thereof or Non-Recourse Debt) by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(i)    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(ii)    results in the acceleration of such Indebtedness prior to its maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more (or its foreign currency equivalent);

failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final, non-appealable judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company, as determined by the Company in good faith, has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(i) the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)    commences proceedings to be adjudicated bankrupt or insolvent;

(B)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C)    consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)    makes a general assignment for the benefit of its creditors; or

(E)    admits in writing its inability to pay its debts generally as they become due; or

(ii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)    is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)    appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C)    orders the liquidation, dissolution or winding up of the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee (other than by release of any such Guarantee as contemplated by the terms of this Indenture); or

unless such Liens have been released in accordance with the provisions of Article 12, the Security Documents or the Intercreditor Agreements, the Liens in favor of the holders of the Notes with respect to any Collateral having a Fair Market Value in excess of $50.0 million cease to be valid or enforceable and such Default continues for 30 days, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest with respect to any Collateral having a Fair Market Value in excess of $50.0 million is invalid or unenforceable (except as contemplated by the terms of this Indenture) and, in the case of any Guarantor, the Company shall fail to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or the failure by the Company or any Guarantor for 60 days after notice to comply with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole.

A Default under clauses (4), (5) or (11) of Section 6.01(a) shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (4), (5) or (11) of Section 6.01(a) after receipt of such notice.

Acceleration.

If an Event of Default (other than an Event of Default described in Section 6.01(a)(8)) occurs and is continuing, the Trustee, upon its actual notice of such Event of Default, by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the then outstanding Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if and so long as the Trustee, in good faith, determines acceleration is not in the best interest of the Holders.

In case an Event of Default described in Section 6.01(a)(8) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the then outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(6) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

the default triggering such Event of Default pursuant to Section 6.01(a)(6) shall be remedied or cured by the Company or a Restricted Subsidiary (including through a discharge of such Indebtedness) or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal of, premium, if any, or interest on, the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Holders of a majority in principal amount of the outstanding Notes may waive all past Events of Default (except with respect to nonpayment of principal, premium or interest) and rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on, the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, and interest on, the then outstanding Notes or to enforce the performance of any provision of such Notes, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Waiver of Past Defaults.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected,

provided that, subject to Section 6.02, the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Notes or any Note Guarantee, or that would involve the Trustee in personal liability.

Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

such Holder has previously given the Trustee notice that an Event of Default is continuing;

the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, premium, if any, and interest on, its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended or waived without the consent of such Holder.

Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the then outstanding Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Co-Obligor, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any

Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Priorities.

Subject to the terms of the Intercreditor Agreements and the Security Documents, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

to the Trustee and the Collateral Agent, any other Agent and their respective agents and attorneys for amounts due under Section 7.06 or under the Security Documents, including payment of all reasonable compensation, expenses and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 13.01.

Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

TRUSTEE

Duties of Trustee.

If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Except during the continuance of an Event of Default:

the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

this Section 7.01(c) does not limit the effect of Section 7.01(b);

the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Rights of Trustee.

The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to Incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default or be required to act based on any event unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.

The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign. The Collateral Agent and any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 and Section 7.10.

Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Notice of Defaults.

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee will mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interest of the Holders.

Compensation and Indemnity.

The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses Incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee shall provide the Company reasonable notice of any expenditure not in the ordinary course of business.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor and their respective officers, directors, employees and agents harmless against, any and all loss, damage, claims, liability or expense (including reasonable and documented attorneys’ fees and expenses and court costs) Incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.06)) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable and documented fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense Incurred by the Trustee through the Trustee’s own willful misconduct or negligence as finally adjudicated by a court of competent jurisdiction.

The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee shall have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such claim shall survive the satisfaction and discharge of this Indenture.

When the Trustee Incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing at least 30 days prior to such removal. The Company may remove the Trustee if:

the Trustee fails to comply with Section 7.09;

the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

a receiver or public officer takes charge of the Trustee or its property; or

the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee. The retiring or removed Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

As used in this Section 7.07, the term “Trustee” shall also include each Agent.

Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.09.

Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

(b) The Trustee and the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on their respective part hereunder or under the Security Documents, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Subject to Section 7.01 of this Indenture, the Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreements, or the Security Documents by the Company or the Guarantors. The Trustee and the Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or adviser, whether retained or employed by the Company or the Trustee or the Collateral Agent, in relation to any matter arising in the administration of this Indenture, the Intercreditor Agreements or the Security Documents.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Note Guarantees and the security interest in the Collateral securing the Notes Obligations will be automatically released on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the then outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on, the then outstanding Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

this Section 8.02.

Following the Company’s exercise of its Legal Defeasance option, payment of the then outstanding Notes may not be accelerated because of an Event of Default with respect to such Notes.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under any or all (within the Company’s sole discretion) of the covenants contained in Sections 3.09, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.18 and clause (4) of Section 5.01(a) with respect to the then outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, all Liens on the Collateral securing the Notes shall be released and the Security Documents shall cease to be of further effect.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Section 6.01(a)(3) that resulted solely from the failure of the Company to comply with Section 5.01(a)(4), Section 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(a)(5) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(a)(6), Section 6.01(a)(7), Section 6.01(a)(8) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), Section 6.01(a)(9), Section 6.01(a)(10) or Section 6.01(a)(11), in each case, shall not constitute an Event of Default.

Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

the Company must irrevocably deposit with the Trustee for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Bank Facility or any other material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (6) above).

Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal of, premium, if any, and interest on, the Notes, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the judgment of the Board of Directors of the Company expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

AMENDMENT, SUPPLEMENT AND WAIVER

Without Consent of Holders.

Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Guarantors, the Trustee and the Collateral Agent may amend this Indenture, the Notes, the Note Guarantees and the Security Documents to:

cure any ambiguity, omission, defect or inconsistency;

provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under this Indenture, the Notes, the Note Guarantees or the Security Documents in accordance with Article 5;

provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

to comply with the rules of any applicable depositary;

add guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture, in each case, in accordance with the applicable provisions of this Indenture;

to add Collateral to secure the Notes and the Note Guarantees, to release Collateral from the Lien pursuant to this Indenture, the Security Documents and the Intercreditor Agreements when permitted or required by this Indenture, the Security Documents or the Intercreditor Agreements and to modify the Security Documents and/or the Intercreditor Agreements to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Pari Passu Obligations or other permitted obligations, as applicable under the applicable Intercreditor Agreement pursuant to the terms of this Indenture;

add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

make any change that does not adversely affect the legal rights under this Indenture, the Notes or the Note Guarantees of any Holder in any material respect;

evidence and provide for the acceptance of an appointment under this Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

[Reserved]; or

make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.02, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C, and delivery of an Officer’s Certificate, except as provided in Section 5.01(c).

With Consent of Holders.

Except as provided in Section 9.01 and this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Security Documents with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.02, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of any such amendment, supplement or waiver.

Without the consent of each affected Holder, no amendment, supplement or waiver under this Section 9.02 may (with respect to any Notes held by a non-consenting Holder):

reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

reduce the principal of or extend the Stated Maturity of any Note;

waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to Section 4.15 and Section 4.16);

make any Note payable in a currency other than that stated in the Note;

modify the contractual right of any Holder to receive payment of principal of, premium, if any, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

make any change in the amendment or waiver provisions which require each Holder’s consent;

modify the Note Guarantees in any manner adverse to the Holders; or

(10)    make any change in the provisions dealing with the application of proceeds of Collateral in the Intercreditor Agreement or this Indenture that would adversely affect the holders of the Notes.

In addition, without the consent of Holders of at least 66.67% in aggregate principal amount of Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents with respect to the Notes.

A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.02, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

GUARANTEES AND CO-OBLIGOR

Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (2) the principal of, premium, if any, and interest on, the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (3) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clause (1) and (2) above, to the limitation set forth in Section 10.02, collectively, the “Guaranteed Obligations”. Failing payment by the Company when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree (to the extent permitted by applicable law) that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

Each of the Guarantors also agrees (to the extent permitted by applicable law), jointly and severally, to pay any and all costs and expenses (including reasonable and documented attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Execution and Delivery.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If a Person whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.11, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Release of Note Guarantees.

A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(A)    any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, arrangement, consolidation, winding up, dissolution, liquidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of this Indenture, including, if applicable, Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Section 5.01(a);

the release or discharge of such Guarantor from its Guarantee of Indebtedness of the Company and Restricted Subsidiaries under the Bank Facility (other than as a result of the repayment in full of the Bank Facility) and all other Indebtedness of the Company and the Guarantors, to the extent that the existence of such Guarantee or Indebtedness would otherwise obligate such Guarantor to Guarantee the Notes; provided that if such Guarantor has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under Section 4.09, such Guarantor’s obligations under such Indebtedness, Preferred Stock or Disqualified Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 4.09;

the proper designation of any Guarantor as an Unrestricted Subsidiary; or

the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture; and

the Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release have been complied with.

At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

Co-Obligor.

Co-Obligor is a co-obligor of the Notes, liable for the due and punctual payment of the principal of, premium, if any, and interest on, all of the Notes.

Co-Obligor and the Company, as co-obligors, shall be unconditionally jointly and severally liable for the due and punctual payment of the principal of, and interest on, all of the Notes, and for all Obligations under the Indenture and in connection with the Notes.

SATISFACTION AND DISCHARGE

Satisfaction and Discharge.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued thereunder, and all Liens on the Collateral securing the Notes shall be released and the Security Documents shall cease to be of further effect, when either:

all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Bank Facility or any other material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under this Indenture; and

the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 11.01(a)(2)(A), the provisions of Section 11.02 and Section 8.06 shall survive.

Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

COLLATERAL

Security Documents.

The payment of the Obligations, including payment of the principal of and interest and premium on, if any, the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and the performance of all other Obligations of the Company, the Co-Obligor and the Guarantors under this Indenture, the Notes, the Guarantees and the Security Documents are secured as provided in the Security Documents and will be secured by the Security Documents hereafter delivered as required or permitted by this Indenture.

Further Assurances

At the reasonable request of the Collateral Agent, the Company will, and will cause the Co-Obligor and each Guarantor to, and the Co-Obligor and each Guarantor will, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, mortgages and/or amendments or continuations thereto and other documents), that may be required under the Security Documents or any applicable law, or which the Collateral Agent may reasonably request to (i) ensure the creation, perfection and priority of the Liens created or intended to be created under the Security Documents and (ii) to the extent required by the Security Documents, to maintain the security interest created by the Security Documents in the Collateral as a first lien perfected security interest, subject only to Liens permitted by this Indenture and the relevant Intercreditor Agreements, in each case, at the expense of the Company, the Co-Obligor or the relevant Guarantor.

The Company will, and will cause the Co-Obligor and each Guarantor to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents.

Collateral Agent.

In addition to the rights, protections and indemnities set forth herein, the Collateral Agent shall have all the rights and protections provided in the Security Documents.

Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements and hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.

Each of the Holders by acceptance of the Notes hereby directs the Trustee to so designate and appoint the Collateral Agent as its agent under this Indenture and the Security Documents and the Trustee hereby so designates and appoints the Collateral Agent. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.03. The provisions of this Section 12.03 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders, the Company, the Co-Obligor

nor any of the Guarantors shall have any rights as a third-party beneficiary of any of the provisions contained herein other than as expressly provided hereunder. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company, the Co-Obligor or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.

The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or through its related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the gross negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or related Person that it selects as long as such selection was made in good faith.

None of the Collateral Agent or any of its respective related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture, the Notes or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct) or under or in connection with the Security Documents or Intercreditor Agreements or the transactions contemplated thereby (except for its own bad faith, gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company, the Co-Obligor or any Guarantor or Affiliate of the Company, the Co-Obligor or any Guarantor, or any officer or related Person thereof, contained in this Indenture, or any Security Documents or Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Notes, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of the Company, the Co-Obligor or any Guarantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Notes, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of the Company, the Co-Obligor, any Guarantor or any of the Company’s, the Co-Obligor’s or Guarantors’ Affiliates.

The Collateral Agent shall be entitled to rely, and shall be fully protected in conclusively relying, upon any writing, resolution, notice, consent, certificate, opinion, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel

(including, without limitation, counsel to the Company, the Co-Obligor or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Notes, the Security Documents or the Intercreditor Agreements, unless it shall first be directed by the Trustee acting upon the direction of the Holders of a majority in aggregate principal amount of the Notes in accordance with the terms hereof and under the Notes and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other indenture, the Notes, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a responsible officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes in accordance with the terms hereof.

[●] and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Company, the Co-Obligor, any Guarantor and their respective Affiliates as though it was not the Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, [●] or its respective Affiliates may receive information regarding the Company, the Co-Obligor, any Guarantor or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Issuer or any such Guarantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of [●] to advance funds.

The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company (or the Trustee, with the consent of the Company) shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence, the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor at the expense of the Company. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.03 and Section 7.07 hereof shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

[●] shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence, willful misconduct or bad faith.

The Collateral Agent is authorized and directed to (i) enter into the Security Documents and the Intercreditor Agreements to which it is a party, whether executed on or after the Issue Date, (ii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (iii) perform and observe its obligations under the Security Documents and the Intercreditor Agreements. The Holders of the Notes designate and appoint the Collateral Agent as their authorized representative under the Intercreditor Agreements.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

Subject to the relevant Intercreditor Agreement, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions and the Collateral Agent shall not have any liability or responsibility for the perfection of the security interest of such Collateral until actually received by a responsible officer of the Collateral Agent.

Neither the Collateral Agent nor the Trustee shall have any obligation whatsoever to any of the Holders or to any other Person to assure that the Collateral exists or is owned by the Company, the Co-Obligor or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s, the Co-Obligor’s or the Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements. Neither the Trustee nor the Collateral Agent shall have any duty or obligation to monitor the condition, financial or otherwise, of the Company, the Co-Obligor or any Guarantor, or any of their assets.

None of the Trustee, the Collateral Agent or any Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents or the Intercreditor Agreements, for the creation, perfection, priority, sufficiency or protection of any Lien, or any defect or deficiency as to any such matters.

Except as directed by the Trustee or the requisite Holders as required or permitted by this Indenture, or as otherwise directed pursuant to the Security Documents or Intercreditor Agreements, the Holders acknowledge and agree that the Collateral Agent will not be obligated:

to act upon directions purported to be delivered to it by any other Person; or

to take any other action whatsoever with regard to any or all of the Liens the Security Documents or the Collateral.

If the Company (i) incurs Pari Passu Obligations at any time when the Pari Passu Intercreditor Agreement is not in effect or at any time when Indebtedness constituting Pari Passu Obligations entitled to the benefit of the Pari Passu Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (in substantially the form of the Pari Passu Intercreditor Agreement in effect on the Issue Date) in favor of a designated agent or representative for the holders of the Pari Passu Obligations so incurred, the Holders acknowledge and agree that the Collateral Agent is hereby authorized and directed to enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

No provision of this Indenture, the Notes, the Intercreditor Agreements or any Security Document shall require the Collateral Agent or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder. Notwithstanding anything to the contrary contained in this Indenture, the Notes, the Intercreditor Agreements or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability, including but not limited to in connection with or as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all reasonably satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent (and the Trustee, as applicable) from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

The Collateral Agent, (i) acting in good faith shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Notes, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own bad faith, gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. No party hereto shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company, the Co-Obligor or any Guarantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of this Indenture, the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Notes, the Intercreditor Agreements or the Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Notes, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders or a court of competent jurisdiction with respect to the administration of the Security Documents, the Intercreditor Agreements and this Indenture.

The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Notes, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document and/or Intercreditor Agreement to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.03(w), and (ii) instruct the Collateral Agent to execute and enter into such Security Document and/or Intercreditor Agreement. Any such execution of a Security Document and/or Intercreditor Agreement shall be at the direction and expense of the Company, and other than in connection with intellectual property filings and joinders to existing Security Documents in connection with additional Guarantors becoming party hereto and additional Collateral being pledged pursuant to existing Security Documents pursuant to a supplemental indenture and/or joinders to existing Security Documents, upon delivery to the Collateral Agent of an Officer’s Certificate and, if requested by the Collateral Agent, an Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document and/or Intercreditor Agreement have been satisfied and that each such Security Document and/or Intercreditor Agreement is the legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents and Intercreditor Agreements.

Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents (other than as specifically set forth herein or therein) and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes and/or the Trustee, as applicable.

After the occurrence of an Event of Default, the Trustee may, but shall not be obligated to, direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 hereof and the other provisions of this Indenture.

In each case that Collateral Agent may or is required hereunder or under any Security Document or Intercreditor Agreement to take any action (an “Action”), subject to the terms hereof, including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or Intercreditor Agreement, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Securities. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Securities with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Securities, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

Notwithstanding anything to the contrary in this Indenture, any Intercreditor Agreement or any Security Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Intercreditor Agreements or Security Documents (including without limitation the filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and the Collateral Agent and the Trustee make no representation regarding, the validity, effectiveness or priority of any of the Security Documents, any Intercreditor Agreement or the security interests or Liens intended to be created thereby.

Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.03 hereof. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

Authorization of Actions to Be Taken.

Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document and each Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Agent to enter into the Security Documents and Intercreditor Agreements to which it is a party, appoints the Collateral Agent as its collateral agent and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents and the Intercreditor Agreements to which it is a party and to perform its obligations and exercise its rights and powers thereunder.

The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Trustee under the Security Documents and the Intercreditor Agreements and, subject to the terms of the Security Documents or the Intercreditor Agreements, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Notes.

Subject to the provisions of the Security Documents, the Trustee may (but shall not be obligated to) without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions to:

enforce any of the terms of the Security Documents or the Intercreditor Agreements to which the Collateral Agent or Trustee is a party; or

collect and receive payment of any and all Obligations with respect to the Securities.

Subject to the Intercreditor Agreements and at the Company’s sole cost and expense, the Trustee is authorized and empowered (but shall not be obligated) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as may be expedient to protect or enforce the Liens with respect to the Collateral or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreements or this Indenture, and such suits and proceedings as may be expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Securities in the Collateral. Nothing in this Section 12.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Release of Collateral

In addition to releases pursuant to the provisions of the Security Documents and the Intercreditor Agreements, the liens on and security interests in any property and other assets of the Company, the Co-Obligor or any Guarantor shall be automatically released, in whole or in part, including in the Collateral from the Liens securing the Securities and the Guarantees, under any one or more of the following circumstances:

the sale, transfer or other disposition of such property or assets (other than to the Company, the Co-Obligor or any Guarantor) to the extent not prohibited under Section 4.16 hereof;

in the case of a Guarantor that is released from its Guarantee with respect to the Securities, the release of the property and assets of such Guarantor;

such property or asset is or becomes an Excluded Asset (as defined in the Security Documents);

as described in Article 9 hereof;

(5)    payment in full of the principal of, together with accrued and unpaid interest on, and premium, if any, on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are non-contingent and are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (including pursuant to Article 11 hereof); or

(6)    a legal defeasance or covenant defeasance under Article 8 hereof.

Upon the release of a Guarantor from its Guarantee or the Company and the Co-Obligor from its obligations as referenced in this Section 12.05, such Guarantor or the Company and the Co-Obligor, and the property and assets of such Guarantor or the Company and Co-Obligor, shall be automatically and unconditionally released from its obligations under the Security Documents.

At the cost and written request of the Company, the Collateral Agent shall execute and deliver instruments to evidence any release under this Section 12.05, upon receipt of an Officer’s Certificate, each stating that all conditions precedent in this Indenture, the Notes, the Security Documents and the Intercreditor Agreements have been complied with. Neither the Trustee nor the Collateral Agent shall be liable for any release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to execute and deliver any instruments of release, satisfaction or termination, unless and until it receives such Officer’s Certificate.

Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company, the Co-Obligor or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 12.

Release upon Termination of Company’s Obligations.

In the event (i) that the Company delivers to the Trustee and the Collateral Agent, an Officer’s Certificate and Opinion of Counsel each stating that all the Obligations under the Notes and the Guarantees have been satisfied and discharged by the payment in full of the Company’s obligations under the Notes, this Indenture and the Security Documents, or (ii) a discharge of this Indenture occurs under Article 8 or a legal defeasance or covenant defeasance of this Indenture occurs under Article 8, the Trustee shall, upon the request of the Company, deliver to the Company and the Collateral Agent a notice provided to it stating that the Trustee, on behalf of the Holders, disclaims any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee, and the Trustee shall (and direct the Collateral Agent to) do or cause to be done, at the Company’s sole cost and expense, all acts reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

MISCELLANEOUS

Notices.

Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company, the Co-Obligor or any Guarantor:

c/o WeWork Companies LLC

115 W 18th St., New York, NY 10011

Email: legal@wework.com

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400, Los Angeles, California 90071

Fax No: (213) 621-5122

Email: michelle.gasaway@skadden.com

Attention: Michelle Gasaway

if to the Trustee:

[[●]

[●]

[●], [●] [●]

Fax: [●]

Attention: [●]]3

[3]	NTD: Contact information for trustee/collateral agent TBD.

The Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Notwithstanding any other provision herein, where this Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that (A) subject to Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C and (B) no Opinion of Counsel pursuant to this Section shall be required in connection with the issuance of Notes on the Issue Date.

Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07) shall include:

a statement that the Person making such certificate or opinion has read such covenant or condition;

a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor (other than the Company and the Co-Obligor in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Governing Law.

THIS INDENTURE, THE NOTES, ANY NOTE GUARANTEE AND THE SECURITY DOCUMENTS WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Waiver of Jury Trial; Consent to Jurisdiction.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal of, premium, if any, or interest on, the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Intercreditor Agreement.

The terms of this Indenture are subject to the terms of the Intercreditor Agreements.

(Signatures on following page)

WEWORK COMPANIES LLC

By:
Name:
Title:

WW CO-OBLIGOR INC.

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

Signature page to Indenture for 7.50% Senior Secured Notes due 2023

[●], as Trustee

By:
Name:
Title:

[●], as Collateral Agent

By:
Name:
Title:

Signature page to Indenture for 7.50% Senior Secured Notes due 2023

APPENDIX A

PROVISIONS RELATING TO THE NOTES

Definitions.

Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

Other Definitions.

Term:	Defined in Section:
“4(a)(2) Global Notes”	2.1(b)
“4(a)(2) Notes”	2.1(a)
“Agent Members”	2.1(c)

Term:	Defined in Section:
“Automatic Exchange”	2.2(i)
“Automatic Exchange Date”	2.2(i)
“Automatic Exchange Notice”	2.2(i)
“Automatic Exchange Notice Date”	2.2(i)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“OID Notes Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Form and Dating.

The Initial Notes issued on the date hereof shall be (A) offered and sold by the Company to the Purchaser (as defined in the MNPA) in reliance on Section 4(a)(2) of the Securities Act (“4(a)(2) Notes”) or (B) (i) offered and sold by the Company to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be 4(a)(2) Notes, Rule 144A Notes or Regulation S Notes, as applicable.

Global Notes. 4(a)(2) Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered PP-1 upward (collectively, the “4(a)(2) Global Note”), the Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued at the request of the Trustee, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. The 4(a)(2) Global Note, the Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in

Appendix A-2

the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.2(c) of this Appendix A.

Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of this Indenture and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Transfer and Exchange.

Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

to register the transfer of such Definitive Notes; or

to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

Appendix A-3

Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

Transfer and Exchange of Global Notes.

The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

Notwithstanding any other provisions of this Appendix A (other than the provisions of Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Appendix A-4

Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in a Regulation S Global Note, 4(a)(2) Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

Prior to the expiration of the Distribution Compliance Period, (A) the Regulation S Global Note shall be a temporary global security for purposes of Rules 903 and 904 under the Securities Act, whether or not designated as such on the face of such Note, and (B) interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a 4(a)(2) Global Note, Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

Beneficial interests in a Transfer Restricted Note that is a 4(a)(2) Global Notes, a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

Appendix A-5

If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

Legends.

Except as permitted by Section 2.2(d), this Section 2.2(e) and Section 2.2(i) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. [IN THE CASE OF 4(A)(2) NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS (I) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT), AND AGREES THAT IT WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, TO OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY] [IN THE CASE OF RULE 144 NOTES AND REGULATION S NOTES: THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS

Appendix A-6

AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF AT LEAST $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Appendix A-7

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY (INCLUDING ANY INTEREST THEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH OF THE FOREGOING, A “PLAN”), OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (INCLUDING ANY INTEREST THEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS. ADDITIONALLY, IF ANY PURCHASER OR SUBSEQUENT TRANSFEREE OF THIS SECURITY (INCLUDING ANY INTEREST HEREIN) IS USING ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO ERISA OR SECTION 4975 OF THE CODE (“ERISA PLAN”) TO ACQUIRE OR HOLD THIS SECURITY, SUCH PURCHASER AND SUBSEQUENT TRANSFEREE WILL, TO THE EXTENT THAT THE FIDUCIARY RULES (AS DEFINED BELOW) ARE IN EFFECT, BE DEEMED TO REPRESENT THAT (I) NONE OF THE COMPANY, THE INITIAL PURCHASER, OR ANY OF THEIR RESPECTIVE AFFILIATES HAS ACTED AS THE ERISA PLAN’S FIDUCIARY, OR HAS BEEN RELIED UPON FOR ANY ADVICE, WITH RESPECT TO THE PURCHASER OR TRANSFEREE’S DECISION TO ACQUIRE, HOLD, SELL, EXCHANGE, VOTE OR PROVIDE ANY CONSENT WITH RESPECT TO THE SECURITY AND NONE OF THE COMPANY, THE INITIAL PURCHASER, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL AT ANY TIME BE RELIED UPON AS THE ERISA PLAN’S FIDUCIARY WITH RESPECT TO ANY DECISION TO ACQUIRE, CONTINUE TO HOLD, SELL, EXCHANGE, VOTE OR PROVIDE ANY CONSENT WITH RESPECT TO THE SECURITY AND (II) THE DECISION TO INVEST IN THE SECURITY HAS BEEN MADE AT THE RECOMMENDATION OR DIRECTION OF AN “INDEPENDENT FIDUCIARY” (“INDEPENDENT FIDUCIARY”) WITHIN THE MEANING OF U.S. CODE OF FEDERAL REGULATIONS 29 C.F.R. SECTION 2510.3-21(C)(1), AS AMENDED FROM TIME TO TIME (THE “FIDUCIARY RULE”), WHO (A) IS INDEPENDENT OF THE COMPANY AND THE INITIAL PURCHASER; (B) IS CAPABLE OF EVALUATING INVESTMENT RISKS INDEPENDENTLY, BOTH IN GENERAL AND WITH RESPECT TO PARTICULAR TRANSACTIONS AND INVESTMENT STRATEGIES (WITHIN THE MEANING OF THE FIDUCIARY RULE); (C) IS A FIDUCIARY (UNDER ERISA AND/OR SECTION 4975 OF THE CODE) WITH RESPECT TO THE PURCHASER OR TRANSFEREE’S INVESTMENT IN THE SECURITY AND IS RESPONSIBLE FOR EXERCISING INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THE SECURITY; (D) IS EITHER (A) A BANK AS DEFINED IN SECTION 202 OF THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED (THE “ADVISERS ACT”), OR SIMILAR INSTITUTION THAT IS REGULATED AND SUPERVISED AND SUBJECT TO PERIODIC EXAMINATION BY A STATE OR FEDERAL AGENCY OF THE UNITED STATES; (B) AN INSURANCE CARRIER WHICH IS QUALIFIED UNDER THE LAWS OF MORE THAN ONE STATE OF THE UNITED STATES TO PERFORM THE SERVICES OF MANAGING, ACQUIRING OR DISPOSING OF ASSETS OF SUCH AN ERISA PLAN; (C) AN INVESTMENT ADVISER

Appendix A-8

REGISTERED UNDER THE ADVISERS ACT OR, IF NOT REGISTERED AS AN INVESTMENT ADVISER UNDER THE ADVISERS ACT BY REASON OF PARAGRAPH (1) OF SECTION 203A OF THE ADVISERS ACT, IS REGISTERED AS AN INVESTMENT ADVISER UNDER THE LAWS OF THE STATE (REFERRED TO IN SUCH PARAGRAPH (1)) IN WHICH IT MAINTAINS ITS PRINCIPAL OFFICE AND PLACE OF BUSINESS; (D) A BROKER DEALER REGISTERED UNDER THE SECURITIES ACT OF 1934, AS AMENDED; AND/OR (E) AN INDEPENDENT FIDUCIARY (NOT DESCRIBED IN CLAUSES (A), (B), (C) OR (D) ABOVE) THAT HOLDS OR HAS UNDER MANAGEMENT OR CONTROL TOTAL ASSETS OF AT LEAST $50 MILLION, AND WILL AT ALL TIMES THAT SUCH PURCHASER OR TRANSFEREE HOLDS THE SECURITY HOLD OR HAVE UNDER MANAGEMENT OR CONTROL TOTAL ASSETS OF AT LEAST $50 MILLION; AND (E) IS AWARE OF AND ACKNOWLEDGES THAT (I) NONE OF THE COMPANY, THE INITIAL PURCHASER, AND ANY OF THE COMPANY’S OR THEIR RESPECTIVE AFFILIATES IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY, IN CONNECTION WITH THE PURCHASER’S OR TRANSFEREE’S INVESTMENT IN THE SECURITY, AND (II) THE COMPANY, THE INITIAL PURCHASER, AND THE COMPANY’S AND THEIR RESPECTIVE AFFILIATES HAVE A FINANCIAL INTEREST IN THE PURCHASER’S OR TRANSFEREE’S INVESTMENT IN THE SECURITY ON ACCOUNT OF THE FEES AND OTHER REMUNERATION WE OR THEY EXPECT TO RECEIVE IN CONNECTION WITH TRANSACTIONS CONTEMPLATED HEREUNDER. NOTWITHSTANDING THE FOREGOING, ANY ERISA PLAN WHICH IS AN INDIVIDUAL RETIREMENT ACCOUNT THAT IS NOT REPRESENTED BY AN INDEPENDENT FIDUCIARY SHALL NOT BE DEEMED TO HAVE MADE THE REPRESENTATION IN CLAUSE(II)(D) ABOVE.

Each Note will also bear the following additional legend:

THE TERMS OF THIS NOTE ARE SUBJECT TO THE TERMS OF [INTERCREDITOR AGREEMENT], AS IT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE INDENTURE.

Any Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE TREASURER OF THE COMPANY AT 115 W. 18TH ST, NEW YORK, NY 10011.

Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

Appendix A-9

Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

Obligations with Respect to Transfers and Exchanges of Notes.

To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.15, 4.16 and 9.04 of this Indenture).

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar shall deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

No Obligation of the Trustee.

The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof,

Appendix A-10

with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Automatic Exchange of Beneficial Interests in a Global Note that is a Transfer Restricted Note for Beneficial Interests in an Unrestricted Global Note. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note that is a Transfer Restricted Note may be automatically exchanged into beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (i) with respect to any Note issued on the Issue Date, the later of (A) the Issue Date and (B) the last date on which the Company or any Affiliate of the Company was the owner of such Note (or of any other Global Note with the same CUSIP number) or (ii) with respect to any Additional Note, if any, the later of (A) the issue date of such Additional Note and (B) the last date on which the Company or any Affiliate of the Company was the owner of such Note (or of any other Global Note with the same CUSIP number), or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company shall (I) provide written notice to the Trustee at least seven calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Global Note that is a Transfer Restricted Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (II) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the Note Register at least seven calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (1) the Automatic Exchange Date, (2) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (3) the “CUSIP” number of the Global Note that is a Transfer Restricted Note from which such Holder’s beneficial interests will be transferred and (4) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (III) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Global Notes that are Transfer Restricted Notes to be exchanged. At the Company’s request on no less than five calendar days’ notice, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice (which shall be prepared by the Company) to each Holder at such Holder’s address appearing in the Note Register. Notwithstanding anything to the contrary in this Section 2.2(i), during the period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than

Appendix A-11

pursuant to this Section 2.2(i) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate and/or Opinion of Counsel in form reasonably acceptable to the Trustee to the effect that no registration under the Securities Act is required in respect of the Automatic Exchange or re-sales of beneficial interests in such Unrestricted Global Note that are beneficially owned by a holder of beneficial interests therein upon the Automatic Exchange. The Company may request from Holders such information as it reasonably determines is required in order to be able to deliver such Officer’s Certificate. Upon such exchange of beneficial interests pursuant to this Section 2.2(i), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Global Note that is a Transfer Restricted Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

Definitive Notes.

A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary or (iii) the Company, in its sole discretion and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee. Notwithstanding anything to the contrary in this Section 2.3, no Regulation S Global Note may be exchanged for a Definitive Note until the end of the Distribution Compliance Period applicable to such Regulation S Global Note and receipt by the Trustee and the Company of any certificates required by either of them pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Appendix A-12

In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-13

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

[Insert the OID Notes Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP [                ]

ISIN [                ]

[4(a)(2)] [RULE 144A][REGULATION S] GLOBAL NOTE

7.50% Senior Secured Notes due 2023

No. [RA- ] [RS- ] [RIAI- ] [U- ]	$[ ]

WEWORK COMPANIES LLC

promises to pay to CEDE & CO. or registered assigns the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto of $[            ] ([            ] Dollars) on February 12, 2023.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

WEWORK COMPANIES LLC

By:
Name:
Title:

WW CO-OBLIGOR INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

[●], as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

7.50% Senior Notes due 2023

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

INTEREST. WeWork Companies LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 7.50% per annum until but excluding maturity. The Company shall pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be [●]. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the February 1 or August 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

PAYING AGENT AND REGISTRAR. Initially, [●], the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

INDENTURE. The Company issued the Notes under an Indenture, dated as of [●], 20[●] (as amended or supplemented from time to time, the “Indenture”), among WeWork Companies LLC, WW Co-Obligor Inc., the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 7.50% Senior Secured Notes due 2023. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The Notes are subject to the terms described in the Indenture. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Asset Disposition Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CO-OBLIGOR. Co-Obligor is a co-obligor of the Notes, liable for the due and punctual payment of the principal of, and interest on, all of the Notes. Co-Obligor and the Company, as co-obligors, shall be unconditionally jointly and severally liable for the due and punctual payment of the principal of, premium, if any, and interest on, all of the Notes, and for all Obligations under the Indenture and in connection with the Notes.

CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

c/o WeWork Companies LLC

115 W. 18th St., New York, NY 10011

Email: legal@wework.com

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $             principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐	to the Company or subsidiary thereof; or

☐	to the Registrar for registration in the name of the Holder, without transfer; or

☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

☐

to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

☐

pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

☐

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

☐	pursuant to Rule 144 under the Securities Act; or

☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Date:
Signature of Signature
Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by
an executive officer
Name:
Title:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A

REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,

PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE4

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

[4]	Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box below:

[    ] Section 4.15            [    ] Section 4.16

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

WeWork Companies LLC

115 W. 18th St., New York, NY 10011

Email: legal@wework.com

Attention: General Counsel

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 7.50% Senior Secured Notes due 2023 (the “Notes”) of WeWork Companies LLC (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to Section 2.2(d) of Appendix A to the indenture under which the Notes were issued prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer

B-1

prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

TRANSFEREE: ,

by:

B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ] [    ], 20[    ], among                      (the “Guaranteeing Subsidiary”), a subsidiary of WeWork Companies LLC, a Delaware limited liability company (the “Company”), and [●], as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [●], 20[●], providing for the issuance of an unlimited aggregate principal amount of 7.50% Senior Secured Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[●], as Trustee

By:
Name: Title:

EXHIBIT B

FORM OF INTERCREDITOR AGREEMENT

PARI PASSU INTERCREDITOR AGREEMENT

among

SOFTBANK GROUP CORP.,

WEWORK COMPANIES LLC,

the other Grantors party hereto,

GOLDMAN SACHS BANK INTERNATIONAL,

as Authorized Representative for the Credit Agreement Secured Parties,

and

[•],

as Authorized Representative for the Senior Secured Notes Creditors

dated as of [•], 202[•]

ARTICLE ITABLE OF CONTENTS

i

ii

PARI PASSU INTERCREDITOR AGREEMENT, dated as of [•], 202[•] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), among WEWORK COMPANIES LLC, a Delaware limited liability company (the “Company”), SOFTBANK GROUP CORP., a Japanese joint-stock company (“SoftBank”), the other Grantors (as defined below) from time to time party hereto, GOLDMAN SACHS BANK INTERNATIONAL (“GS”), as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [•] (“[•]”), as Authorized Representative for the Senior Secured Notes Creditors (as defined below).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (as defined below) (for itself and on behalf of the Credit Agreement Secured Parties) and the Senior Secured Notes Collateral Agent (for itself and on behalf of the Senior Secured Notes Creditors) agree as follows:

Definitions

Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement (as defined below) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement”. For the avoidance of doubt, to the extent a Person is subrogated to the rights of the Administrative Agent and/or the Creditor Parties under the Credit Agreement and such Person or its designee has become the Administrative Agent under the Credit Agreement, such Person shall be deemed to be the Administrative Agent for all purposes hereunder.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, and (ii) in the case of the Senior Secured Notes Obligations or the Senior Secured Notes Creditors, the Senior Secured Notes Collateral Agent.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, including any Insolvency or Liquidation Proceeding.

“Collateral” means all assets and properties subject to Liens created pursuant to any Pari Passu Security Document to secure one or more Series of Pari Passu Obligations.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent, and (ii) thereafter, the Senior Secured Notes Collateral Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of Pari Passu Secured Parties whose Authorized Representative is the Controlling Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of December 27, 2019, among the Company, as the WeWork Obligor, SoftBank, as the SoftBank Obligor, the Issuing Creditors (as defined therein) and L/C Participants (as defined therein) from time to time party thereto and GS, as Administrative Agent (in such capacity, the “Administrative Agent”), as amended by the First Amendment, dated as of February 10, 2020, by and among the Company, Softbank, the L/C Participants and Issuing Banks party thereto and the Administrative Agent, the Second Amendment, dated as of April 1, 2020, by and among the Company, Softbank, the L/C Participants and Issuing Banks party thereto and the Administrative Agent and as may be further amended, restated, amended and restated, modified, supplemented replaced and/or Refinanced from time to time.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement (or similar term in any Refinancing of the Credit Agreement).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or similar term in any Refinancing of the Credit Agreement).

“Credit Agreement Security Documents” means the “Security Documents” as defined in the Credit Agreement (or similar term in any Refinancing of the Credit Agreement).

“Declined Lien” has the meaning assigned to such term in Section 2.10.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Passu Obligations, the date on which such Series of Pari Passu Obligations has been paid and satisfied in full in cash and is no longer secured by and no longer required to be secured by such Shared Collateral; it being understood that a “Discharge” shall not have occurred solely by virtue of a party having subrogated to the rights of the Administrative Agent and/or the Creditor Parties under the Credit Agreement. The term “Discharged” shall have a corresponding meaning.

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“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred (i) in connection with a Refinancing of such Credit Agreement Obligations with additional Pari Passu Obligations secured by such Shared Collateral under a Secured Credit Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the other Authorized Representative as the “Credit Agreement” for purposes of this Agreement or (ii) to the extent a party has subrogated to the rights of the Administrative Agent and/or the Creditor Parties under the Credit Agreement unless such party’s obligations shall also have been Discharged.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means the Company and each other Subsidiary of the Company or direct or indirect parent company of the Company which has granted a security interest pursuant to any Pari Passu Security Document to secure any Series of Pari Passu Obligations (including any such Person which becomes a party to this Agreement as contemplated by Section 5.14). The Grantors existing on the date hereof are set forth in Annex I hereto.

“GS” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, including any proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (and, in each case, other than in a transaction expressly permitted by the terms of the Credit Agreement and the Senior Secured Notes Indenture); or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

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“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, the Authorized Representative that is not the Controlling Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means the date which is 120 days after the occurrence of both (i) an Event of Default (under and as defined in the Senior Secured Notes Indenture) and (ii) each Authorized Representative’s receipt of written notice from the Non-Controlling Authorized Representative certifying that (x) an Event of Default (under and as defined in the Senior Secured Notes Indenture) has occurred and is continuing and (y) the Pari Passu Obligations of the Series with respect to which the Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the Senior Secured Notes Indenture; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Controlling Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Passu Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pari Passu Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) the Senior Secured Notes Obligations.

“Pari Passu Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Senior Secured Notes Creditors.

“Pari Passu Security Documents” means (i) the Credit Agreement Security Documents and (ii) the Senior Secured Notes Security Documents.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

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“Possessory Collateral” means any Shared Collateral in the possession of the Controlling Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Controlling Authorized Representative under the terms of the Pari Passu Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement) and (ii) each Senior Secured Notes Document.

“Senior Secured Notes” means the Company’s 7.5% Senior Secured Notes due 2023 issued from time to time pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Collateral Agent” means [•], as collateral agent under the Senior Secured Notes Indenture and the Senior Secured Notes Security Documents, together with its successors and assigns.

“Senior Secured Notes Creditors” means, collectively, the Senior Secured Notes Trustee, the Senior Secured Notes Collateral Agent and the Senior Secured Notes Holders.

“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture, the Note Guarantees (as defined in the Senior Secured Notes Indenture), and the Senior Secured Notes Security Documents.

“Senior Secured Notes Holders” shall mean the holders from time to time of the Senior Secured Notes.

“Senior Secured Notes Indenture” means the Indenture, dated as of [•], 202[•], between the Company, WW Co-Obligor Inc., the subsidiary guarantors party thereto, the Senior Secured Notes Collateral Agent and the Senior Secured Notes Trustee, as amended, modified and/or supplemented from time to time.

“Senior Secured Notes Obligations” shall mean (a) the due and punctual payment of (i) the unpaid principal amount of, and premium, if any, and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) on, the Senior Secured Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Company owing to any of the Senior Secured Notes Creditors under the Senior Secured Notes Documents, including fees, costs,

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penalties, expenses, reimbursements, damages, indemnities and other liabilities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding), (b) the due and punctual performance of all other obligations of the Company owing to the Senior Secured Notes Creditors under or pursuant to the Senior Secured Notes Documents, and (c) the due and punctual payment and performance of all obligations of each Guarantor (as defined in the Senior Secured Notes Indenture) owing to the Senior Secured Notes Creditors pursuant to the Senior Secured Notes Documents, in each case whether outstanding on the date hereof or incurred or arising from time to time after the date of this Agreement.

“Senior Secured Notes Security Documents” means the security agreements, pledge agreements, deeds of trust, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interest in the Collateral as contemplated by the Senior Secured Notes Indenture.

“Senior Secured Notes Trustee” means [•], as trustee under the Senior Secured Notes Indenture, together with its successors and assigns.

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Senior Secured Notes Creditors and (b) with respect to any Pari Passu Obligations, each of (i) the Credit Agreement Obligations and (ii) the Senior Secured Notes Obligations.

“Shared Collateral” means, at any time, Collateral in which the holders of the Pari Passu Obligations (or their respective Authorized Representatives on behalf of such holders) hold a valid security interest at such time.; provided that if any Series of Pari Passu Obligations (the “Benefitted Series”) has a valid security interest in any Collateral at any time that is not also Collateral at such time for all other Series of Pari Passu Obligations, then each holder of any Pari Passu Obligation of the Benefitted Series that holds a valid security interest in such Collateral shall immediately and automatically be deemed to, and does hereby agree to, hold such Shared Collateral for the pro rata benefit of all Pari Passu Obligations outstanding at such time and such Collateral shall thereupon constitute Shared Collateral for all Pari Passu Obligations and any amounts received by or distributed to any of them in respect thereof shall be subject to Section 2.01; provided further that, notwithstanding the foregoing, all Collateral in the form of cash in respect of any cash collateralized Letters of Credit, L/C Exposure or mandatory cash collateral, in each case, as required under Sections 2.4, 2.8, 2.13 and 3.1 of the Credit Agreement and the last paragraph of Section 11.1 of the Credit Agreement (such Collateral, the “L/C Cash Collateralization Collateral”) shall not be considered Shared Collateral and shall remain exclusively at all times as Collateral solely for the Credit Agreement Secured Parties.

“SoftBank” means SoftBank Group Corp., a Japanese joint-stock company.

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“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Company.

Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors, assigns and subrogees, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Impairments. It is the intention of the Pari Passu Secured Parties of each Series that the holders of Pari Passu Obligations of such Series (and not the Pari Passu Secured Parties of the other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Passu Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than the other Series of Pari Passu Obligations), (y) any of the Pari Passu Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of Pari Passu Obligations and/or (z) any intervening security interest exists securing any other obligations (other than the other Series of Pari Passu Obligations) on a basis ranking prior to the security interest of such Series of Pari Passu Obligations but junior to the security interest of any other Series of Pari Passu Obligations or (ii) the existence of any Collateral for any other Series of Pari Passu Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Passu Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Pari Passu Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Passu Obligations, and the rights of the holders of such Series of Pari Passu Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Passu Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Passu Obligations subject to such Impairment. Additionally, in the event the Pari Passu Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Passu Obligations or the Secured Credit Documents governing such Pari Passu Obligations shall refer to such obligations or such documents as so modified.

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Priorities and Agreements with Respect to Shared Collateral

Priority of Claims. (a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and any Pari Passu Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Company or any other Grantor or any Pari Passu Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement (to the extent such payment represents an application of Proceeds made pursuant to this Section 2.01)) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Pari Passu Secured Party or received by any Pari Passu Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment in full in cash of all amounts owing to the Authorized Representative for each Series of Pari Passu Obligations (each in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Passu Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Passu Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Pari Passu Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Passu Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such Impairment exists. If, despite the provisions of this Section 2.01, any Pari Passu Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Passu Obligations to which it is then entitled in accordance with this Section 2.01, such Pari Passu Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Passu Secured Parties for distribution in accordance with this Section 2.01.

It is acknowledged that the Pari Passu Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Passu Secured Parties of any Series.

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Each Pari Passu Secured Party hereby agrees that the Liens securing each Series of Pari Passu Obligations on any Shared Collateral shall be of equal priority, notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Passu Obligations granted on the Shared Collateral, (ii) any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Passu Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03) and (iii) payment in full of any Credit Agreement Obligations to the extent any Person has the right of subrogation as a result of such payment in full.

Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) With respect to any Shared Collateral, (i) only the Controlling Authorized Representative shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Controlling Secured Parties, (ii) the Controlling Authorized Representative shall not follow any instructions with respect to such Shared Collateral from any Non-Controlling Authorized Representative (or any other Pari Passu Secured Party other than the Controlling Secured Parties) and (iii) neither the Non-Controlling Authorized Representative nor any other Pari Passu Secured Creditor shall or shall instruct the Controlling Authorized Representative to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Passu Security Document, applicable law or otherwise, it being agreed that only the Controlling Authorized Representative acting in accordance with the applicable Pari Passu Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens securing each Series of Pari Passu Obligations, the Controlling Authorized Representative may deal with the Shared Collateral as if such Controlling Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party, the Authorized Representative with respect to any Collateral not constituting Shared Collateral.

Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of Pari Passu Obligations other than pursuant to the Pari Passu Security Documents to which it is a party and by executing this Agreement, each Authorized Representative and the Series of Pari Passu Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Pari Passu Security Documents applicable to it.

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Each of the Pari Passu Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Shared Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of either Authorized Representative to enforce this Agreement.

No Interference; Payment Over. (a) Each Pari Passu Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Pari Passu Obligations of any Series or any Pari Passu Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Passu Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Authorized Representative or any other Pari Passu Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Authorized Representative or any other Pari Passu Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Authorized Representative or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and neither the Controlling Authorized Representative nor any other Pari Passu Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Authorized Representative or other Pari Passu Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Authorized Representative or any other Pari Passu Secured Party to enforce this Agreement.

Each Pari Passu Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Passu Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Passu Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Pari Passu Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Authorized Representative, to be distributed in accordance with the provisions of Section 2.01. Any Pari Passu Secured Party acting under this Section 2.03(b) shall have no obligation to the Controlling Authorized Representative or any other Pari Passu Secured Party to ensure that any Shared Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.03(b). Each Pari Passu Secured Party acting under this Section 2.03(b) makes no representation or warranty as to whether the provisions of this Section 2.03(b) are sufficient to perfect the security interest in any Shared Collateral in which such Pari Passu Secured Party has such possession or control.

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Automatic Release of Liens; Amendments to Pari Passu Security Documents. (a) If, at any time the Controlling Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Authorized Representative for the benefit of the Pari Passu Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Authorized Representatives on such Shared Collateral are released and discharged; provided, that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01; provided, further, that the Controlling Authorized Representative agrees to use commercially reasonable efforts to give notice to the other Authorized Representative of any such release to the extent required by applicable law, it being understood that the failure to deliver such notice shall not operate as a condition to and shall not affect in any way the effectiveness of such foreclosure or exercise of remedies or the release of Liens in connection therewith.

Each Pari Passu Secured Party agrees that either Authorized Representative may enter into any amendment to any Pari Passu Security Document solely as such Pari Passu Security Document relates to a particular Series of Pari Passu Obligations (including, without limitation, to release any Liens securing such Series of Pari Passu Obligations) so long as such Authorized Representative has received a certificate of an officer of the Company stating that such amendment is permitted by the terms of each then extant Secured Credit Document and such amendment is in accordance with the Secured Credit Document pursuant to which such Series of Pari Passu Obligations was incurred and does not adversely affect the Pari Passu Secured Parties of any other Series; provided that, no such modification shall (1) materially affect the rights, protections, immunities, liabilities, duties or obligations of either Authorized Representative without its consent, (2) permit other Liens on the Collateral not permitted under the terms of the Secured Credit Documents other than as provided in Section 2.05 of this Agreement, (3) permit or grant any Liens on any Collateral that does not constitute Shared Collateral (other than with respect to any L/C Cash Collateralization Collateral for the Credit Agreement Secured Parties) or (4) by its terms be materially adverse to the interests of either Series of Pari Passu Obligations to a greater extent than the other Series of Pari Passu Obligations; provided, further, notice of such modification shall have been given to each Authorized Representative by the Company promptly after the effective date thereof.

Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Authorized Representative or the Company to evidence and confirm any release of Shared Collateral or amendment to any Pari Passu Security Document provided for in this Section, subject to, in the case of the Authorized Representative for the Senior Secured Notes Creditors, receipt by it of all directions, certificates, opinions or other items (if any) which it may be required or entitled to receive pursuant to the Senior Secured Notes Documents.

In determining whether an amendment to any Pari Passu Security Document is permitted by this Section 2.04, the Controlling Authorized Representative may conclusively rely on a certificate of an officer of the Company stating that such amendment is permitted by Section 2.04(b) above.

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Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition or other application therefor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver, administrator, administrative receiver or trustee for such Grantor.

If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code, or any Bankruptcy Law, and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more Pari Passu Secured Parties (in such capacity, the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law, each Pari Passu Secured Party agrees that it will not oppose or object to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the respective Controlling Authorized Representative for such Pari Passu Secured Party shall then oppose or object (or join in any objection) to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens of the Controlling Authorized Representative on any such Shared Collateral for the benefit of the Controlling Secured Parties, the Non-Controlling Secured Parties will subordinate their Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Obligations of the Controlling Secured Parties, the Non-Controlling Secured Parties will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority with respect to all the other Pari Passu Secured Parties (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Passu Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Passu Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority with respect to the Pari Passu Secured Parties (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Pari Passu Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01with respect to the Shared Collateral; provided that the Pari Passu Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Passu Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Passu Secured Parties receiving adequate protection shall not object (or join in any objection) to any other Pari Passu Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral.

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If any Pari Passu Secured Party is granted adequate protection (i) in the form of Liens on any additional collateral, then each other Pari Passu Secured Party shall be entitled to seek, and each Pari Passu Secured Party will consent and not object (or join in any objection) to, adequate protection in the form of Liens on such additional collateral with the same priority with respect to such Pari Passu Secured Party as set forth in this Agreement, (ii) in the form of a superpriority or other administrative claim, then each other Pari Passu Secured Party shall be entitled to seek, and each Pari Passu Secured Party will consent and not object (or join in any objection) to, adequate protection in the form of such pari passu superpriority or administrative claim or (ii) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all Pari Passu Obligations pursuant to Section 2.01.

Reinstatement. In the event that any of the Pari Passu Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference fraudulent transfer, or other avoidance action under the Bankruptcy Code, or any Bankruptcy Law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Passu Obligations shall again have been paid in full in cash.

Insurance. As between the Pari Passu Secured Parties, the Controlling Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral; provided, that to the extent either Authorized Representative receives proceeds of such insurance policy and such proceeds in respect of Shared Collateral are not permitted or required to be returned to any Grantor under the applicable Secured Credit Document, such proceeds shall be applied, or turned over to the Controlling Authorized Representative for application, as provided in Section 2.01.

Refinancings. The Pari Passu Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Passu Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a joinder to this Agreement in form and substance reasonably acceptable to the Authorized Representative in respect of the other Series of Pari Passu Obligation on behalf of the holders of such Refinancing indebtedness.

Possessory Controlling Authorized Representative as Gratuitous Bailee for Perfection. (a) The Controlling Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of the other Pari Passu Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Controlling Authorized Representative, the Authorized Representative agrees to hold any Shared Collateral

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constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of the other Pari Passu Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09 and agrees to promptly deliver such Shared Collateral constituting Possessory Collateral to the Controlling Authorized Representative to hold as gratuitous bailee and agent pursuant to the terms of this Section 2.09.

The duties or responsibilities of the Controlling Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of the other Pari Passu Secured Party for purposes of perfecting the Lien held by such Pari Passu Secured Parties therein. Each Authorized Representative acting under this Section 2.09 shall have no obligation to the Controlling Authorized Representative or any other Pari Passu Secured Party to ensure that any Shared Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. Each Authorized Representative acting under this Section 2.09 makes no representation or warranty as to whether the provisions of this Section 2.09 are sufficient to perfect the security interest in any Shared Collateral in which such Authorized Representative has such possession or control.

At any time the Authorized Representative who is the then-applicable Controlling Authorized Representative ceases to be the Controlling Authorized Representative hereunder, such Authorized Representative shall, at the Grantors’ sole cost and expense, (i)(A) deliver to the new Controlling Authorized Representative all Shared Collateral, including all proceeds thereof, held or controlled by such Authorized Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the new Controlling Authorized Representative is entitled to approve any awards granted in such proceeding. The Company and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify such Authorized Representative for loss or damage suffered as a result of such transfer, except for loss or damage suffered by such Authorized Representative as a result of its own willful misconduct, gross negligence or bad faith.

Similar Liens. Subject to Section 1.03, the parties hereto agree that it is their intention that the Collateral be identical for all Pari Passu Secured Parties (other than in respect of any L/C Cash Collateralization Collateral, which shall remain exclusively at all times as Collateral solely for the Credit Agreement Secured Parties); provided, that this provision will not be violated with respect to any particular Series if such Authorized Representative otherwise expressly declines to accept a Lien on such asset or property (any declined Liens with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree,

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subject to the other provisions of this Agreement, upon request by either Authorized Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Secured Credit Documents.

Existence and Amounts of Liens and Obligations

Determinations with Respect to Amounts of Liens and Obligations. Whenever either Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Passu Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Passu Obligations of any Series, it may request that such information be furnished to it in writing by the Company or the other Authorized Representative, as applicable, and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Passu Secured Party or any other person as a result of such determination.

The Controlling Authorized Representative

Appointment and Authority. (a) Each of the Pari Passu Secured Parties by their acceptance of the benefits of this Agreement and the Pari Passu Security Documents hereby irrevocably appoints the Controlling Authorized Representative to act on its behalf as set forth hereunder and pursuant to each of the other Pari Passu Security Documents and authorizes the Controlling Authorized Representative to take such actions on their behalf and to exercise such rights and powers as are delegated to the Controlling Authorized Representative by the terms hereof or delegated to any Pari Passu Secured Party (or agent on their behalf) under any Secured Credit Document, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the Pari Passu Obligations, together with such powers and discretion as are reasonably incidental thereto as if the Controlling Authorized Representative were the collateral agent or lienholder thereunder. In this connection, the Controlling Authorized Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Controlling Authorized Representative pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Pari Passu Security Documents, or for exercising any rights and remedies thereunder at the direction of the Controlling Secured Parties, shall be entitled to the benefits, without duplication, of all provisions of this Article IV, Section 12 of the Credit Agreement and [Article 7] of the Senior Secured Notes Indenture (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” (or similarly defined term) named therein) as if set forth in full herein with respect thereto.

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The Non-Controlling Secured Parties acknowledge and agree that the Controlling Authorized Representative shall be entitled, for the benefit of the Pari Passu Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Passu Security Documents, without regard to any rights to which the holders of the Non-Controlling Secured Obligations would otherwise be entitled as a result of such Non-Controlling Secured Obligations. Without limiting the foregoing, the Non-Controlling Secured Parties agree that none of the Controlling Authorized Representative or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Passu Secured Parties waives any claim it may now or hereafter have against the Controlling Authorized Representative or any other Pari Passu Secured Party of any Series of Pari Passu Obligations for which the Controlling Authorized Representative acts arising out of (i) any actions which the Controlling Authorized Representative or any such Pari Passu Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any account debtor, guarantor or any other party) in accordance with the applicable Pari Passu Security Documents or any other agreement related thereto or to the collection of the Pari Passu Obligations or the valuation, use, protection or release of any security for the Pari Passu Obligations, (ii) any election by the Controlling Authorized Representative or any holders of Pari Passu Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, the Company or any of its Subsidiaries, as debtor-in-possession, in each case of clauses (i) through (iii), other than as a result of such Controlling Authorized Representative’s or such other Pari Passu Secured Party’s gross negligence, willful misconduct or fraud. Notwithstanding any other provision of this Agreement, the Controlling Authorized Representative shall not accept any Shared Collateral in full or partial satisfaction of any Pari Passu Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Passu Obligations for whom such Collateral constitutes Shared Collateral.

Rights as a Pari Passu Secured Party. (a) The Person serving as the Controlling Authorized Representative hereunder shall have the same rights and powers in its capacity as a Pari Passu Secured Party under any Series of Pari Passu Obligations that it holds as any other Pari Passu Secured Party of such Series and may exercise the same as though it were not the Controlling Authorized Representative and the term “Pari Passu Secured Party” or “Pari Passu

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Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties” or “Senior Secured Notes Holders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Authorized Representative hereunder and without any duty to account therefor to any other Pari Passu Secured Party.

Exculpatory Provisions. (a) The Controlling Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other Pari Passu Security Documents. Without limiting the generality of the foregoing, the Controlling Authorized Representative:

shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Pari Passu Security Documents that the Controlling Authorized Representative is required to exercise as directed in writing by the Controlling Secured Parties; provided that the Controlling Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Authorized Representative to liability or that is contrary to any Pari Passu Security Document or applicable law;

shall not, except as expressly set forth herein and in the other Pari Passu Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Authorized Representative or any of its Affiliates in any capacity;

shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Controlling Secured Parties or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement (it being understood and agreed that the Controlling Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of Pari Passu Obligations unless and until notice describing such Event Default is given to the Controlling Authorized Representative by the Authorized Representative of such Pari Passu Obligations or the Company); and

shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Pari Passu Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or

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conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Pari Passu Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pari Passu Security Documents, (v) the value or the sufficiency of any Collateral for any Series of Pari Passu Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Authorized Representative ;

with respect to the Credit Agreement or the Senior Secured Notes Indenture, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and

may conclusively rely on any certificate of an officer of the Company provided pursuant to Section 2.04(d).

Each Pari Passu Secured Party acknowledges that, in addition to acting as the initial Controlling Authorized Representative, GS also serves as Administrative Agent (under, and as defined in, the Credit Agreement), and each Pari Passu Secured Party hereby waives any right to make any objection or claim against GS (or any successor or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Controlling Authorized Representative also serving as the Administrative Agent (under, and as defined in, the Credit Agreement).

Reliance by Controlling Authorized Representative . The Controlling Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Authorized Representative may consult with legal counsel (who may include, but shall not be limited to, counsel for the Company, counsel for the Administrative Agent or counsel for the Senior Notes Collateral Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties. The Controlling Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other Pari Passu Security Document by or through anyone or more sub-agents appointed by the Controlling Authorized Representative . The Controlling Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Authorized Representative and any such sub-agent.

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Non-Reliance on Controlling Authorized Representative and Other Pari Passu Secured Parties. Each Pari Passu Secured Party acknowledges that it has, independently and without reliance upon the Controlling Authorized Representative, either Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Pari Passu Secured Party also acknowledges that it will, independently and without reliance upon the Controlling Authorized Representative, either Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

Collateral and Guaranty Matters. Without limiting any provision of the Credit Agreement, the Senior Secured Notes or any Pari Passu Security Document which provides for automatic release, each of the Pari Passu Secured Parties irrevocably authorizes the Controlling Authorized Representative, at its option and in its discretion:

to release any Lien on any property granted to or held by the Controlling Authorized Representative under any Pari Passu Security Document in accordance with Section 2.04 or upon receipt of a certificate of an officer of the Company stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document; and

to release any Grantor from its obligations under the Pari Passu Security Documents upon receipt of a certificate of an officer of the Company stating that such release is permitted by the terms of each then extant Secured Credit Document.

Each Authorized Representative, for itself and on behalf of each other Pari Passu Secured Party of the Series for whom it is acting, hereby irrevocably appoints the Controlling Authorized Representative and any officer or agent of the Controlling Authorized Representative, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Authorized Representative or Pari Passu Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Pari Passu Security Document with respect to Shared Collateral and the execution of releases in connection therewith.

Miscellaneous

Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to the Authorized Representative for the Credit Agreement Secured Parties, to it at [Goldman Sachs International Bank, c/o Goldman Sachs Loan Operations, Attention: Loan Operations – IBD Agency, 2001 Ross Avenue 24th Floor, Dallas, TX 74201 (email: gs-dallas-adminagency@gs.com];

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if to the Authorized Representative for the Senior Secured Notes Creditors, to it at [•]; and

if the Company and/or any of the Grantors, to the applicable party at [•].

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to among each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Waivers; Amendment: Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company); provided, however, that this Agreement shall terminate and be of no further force and effect upon the Discharge of Credit Agreement Obligations.

Notwithstanding the foregoing, any Grantor may become a party hereto by execution and delivery to the Controlling Authorized Representative of an assumption or joinder agreement in accordance with Section 5.14.

Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and subrogees, as well as the other Pari Passu Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. Except for the Company and the Grantors, no other person (including the Company, Grantors, or any trustee, receiver, administrator, administrative receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits of the Company and the Grantors under Sections 2.04, 2.05, 2.08, 2.09, 5.02(b), 5.03 and 5.12.

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Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Submission to Jurisdiction Waivers; Consent to Service of Process. Each Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement and the Pari Passu Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; and

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

consents to service of process in any such action or proceeding by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01, such service to become effective upon receipt.

as it relates any Grantor, such Grantor designates, appoints and empowers the Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Company hereby accepts such designation and appointment.

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WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Passu Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Passu Secured Parties in relation to one another. The Company and any other Grantor or any other creditor thereof shall have no rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.08, 2.09, 5.02(b), 5.03, 5.09 and 5.12) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement), and neither of the Company nor any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 5.02(b), 5.03, 5.09 and 5.12.). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Passu Obligations as and when the same shall become due and payable in accordance with their terms.

Integration. This Agreement together with the other Secured Credit Documents and the Pari Passu Security Documents represents the agreement of each of the Grantors and the Pari Passu Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, either Authorized Representative, any or any other Pari Passu Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Passu Security Documents.

22

Grantors; Additional Grantors.

The Company and each Grantor has read this Agreement and consents hereto. Each of the Company and the undersigned Grantors agrees not to take any action that would be contrary to the express provisions of this Agreement, agrees to abide by the requirements expressly applicable to it under this Agreement and agrees that, except as otherwise provided therein, no Pari Passu Secured Party shall have any liability to the Company or any Grantor for acting in accordance with the provisions of this Agreement. The Company and each Grantor understands that this Agreement is for the sole benefit of the Pari Passu Secured Parties and their respective successors, assigns and subrogees, and that neither the Company nor any such Grantor is an intended beneficiary or third party beneficiary hereof.

The Grantors existing on the date hereof hereby covenant and agree to cause each Subsidiary of the Company which becomes a Grantor after the date hereof to substantially contemporaneously become a party hereto by executing and delivering a joinder agreement in form and substance substantially in the form of Exhibit A.

Other Obligations. To the extent the Company or any Grantor has incurred additional Indebtedness after the date hereof that is secured, each party hereto agrees that each Authorized Representative, acting on behalf of each respective Series of Pari Passu Secured Parties, may become a party to any other intercreditor agreement in respect of such Indebtedness.

Authorized Representative for the Senior Secured Notes Creditors. Nothing in this Agreement shall limit any of the protections, immunities or indemnities afforded to the Authorized Representative for the Senior Secured Notes Creditors under the Senior Secured Notes Documents or the Authorized Representative for the Credit Agreement Secured Parties under the Credit Agreement.

Further Assurances. Each party hereto agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as either Authorized Representative may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

[Remainder of this page intentionally left blank]

23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS BANK INTERNATIONAL,
as Authorized Representative for the Credit Agreement Secured Parties

SECTION 1.

By:
Name:
Title:

[Signature Page to WeWork Pari Passu Intercreditor Agreement]

[•], as Authorized Representative for the Senior Secured Notes Creditors SECTION 2.

By:
Name: Title:

[Signature Page to WeWork Pari Passu Intercreditor Agreement]

WEWORK COMPANIES LLC, as a Grantor

SECTION 3.

By:
Name:
Title:

[•],[5] as a Grantor

SECTION 4.

By:
Name:
Title:

[5]	To be updated with signature blocks for each Grantor at the time of signing.

[Signature Page to WeWork Pari Passu Intercreditor Agreement]

ANNEX I

SECTION 5.    Grantors6

[•]

[6]	To be updated with list of applicable Grantors at the time of signing.

Annex I - 1

EXHIBIT A

[FORM OF] JOINDER AGREEMENT, dated as of [__________], 20[__] (this “Joinder Agreement”) to PARI PASSU INTERCREDITOR AGREEMENT, dated as of [•], 202[•] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Intercreditor Agreement”), among WEWORK COMPANIES LLC, a Delaware limited liability company, the other Grantors from time to time party thereto, GOLDMAN SACHS BANK INTERNATIONAL (“GS”), as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [•] (“[•]”), as Authorized Representative for the Senior Secured Notes Creditors.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. Pursuant to Section 5.14 of the Intercreditor Agreement, each Person that becomes a Grantor pursuant to the terms of any Loan Documents (as defined in the Credit Agreement) or Senior Secured Notes Documents shall execute and deliver a joinder to the Intercreditor Agreement.

C. [__________], a [jurisdiction] [type of entity], is, or contemporaneously with the execution and delivery hereof, will become a Grantor under a Loan Document or Senior Secured Notes Document, and is referred to herein as a “New Grantor”.

Accordingly, the undersigned New Grantor here by declares as follows:

SECTION 1. The New Grantor hereby acknowledges and agrees to the Intercreditor Agreement as a Grantor thereunder for all purposes thereof on the terms set forth therein, which acknowledgement and agreement is effective against such New Grantor as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the original date thereof. All references to any “Grantor” or the “Grantors” under the Intercreditor Agreement shall, from and after the date hereof, be deemed to include the New Grantor.

SECTION 2. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 3. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement.

[Remainder of this page intentionally left blank]

Exhibit A - 1

IN WITNESS WHEREOF, the New Grantor has duly executed this Joinder Agreement as of the day and year first above written.

[NEW GRANTOR]

By:
Name:
Title:

Exhibit A - 2

EXHIBIT C

FORM OF PLEDGE AND SECURITY AGREEMENT

.

PLEDGE AND SECURITY AGREEMENT

dated as of [__], 202[__]

by and among

THE GRANTORS REFERRED TO HEREIN,

[__],

as Trustee,

and

[__],

Collateral Agent

SCHEDULE:

Schedule I	Pledged Collateral

EXHIBITS:

Exhibit A	Form of Joinder
Exhibit B	Form of Intellectual Property Security Agreement

-ii-

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of [__], 202[__], by and among WEWORK COMPANIES LLC, a Delaware limited liability company (the “Company”), each of the entities listed on the signature pages hereto as a “Grantor” or that becomes a party hereto pursuant to Section 7.11 as a “Grantor” (each, including the Company, a “Grantor” and collectively, the “Grantors”, in each case, unless and until such Person ceases to be a Grantor in accordance with Section 7.12), [__], in its capacity as trustee (in such capacity, together with its successors in such capacity, the “Trustee”), and [__], in its capacity as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to (i) the Indenture, dated as of [__], 202[__] (as amended, supplemented, restated or otherwise modified from time to time, the “Indenture”), among the Company, WW Co-Obligor Inc. (the “Co-Obligor”), the subsidiaries of the Company party thereto as Guarantors (as defined therein), [__], as Trustee and as Collateral Agent, and (ii) the Amended and Restated Senior Secured Notes Purchase Agreement, dated as of October 20, 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, the Co-Obligor and StarBright WW LP, a Cayman Islands exempted limited partnership (the “Purchaser”), acting by its general partner StarBright Limited, a Cayman Islands exempted company, the Company may issue up to $550,000,000 aggregate principal amount of 7.50% senior secured notes (the “Notes”) to the Purchaser, which will be guaranteed on a senior secured basis by each of the Guarantors;

WHEREAS, pursuant to the terms of the Indenture and the Purchase Agreement, it is a condition to the issuance of the Notes that the Company and the other Grantors execute and deliver this Security Agreement and secure the obligations and liabilities of the Company;

WHEREAS, each Grantor has been duly authorized to execute and deliver, and perform the obligations under, this Security Agreement.

ACCORDINGLY, for and in consideration of the premises and of the mutual covenants herein contained, and in order to induce the Trustee and the Collateral Agent to enter into the Indenture and the Purchaser to purchase the Notes, the Company, each other Grantor that becomes bound hereby and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

DEFINITIONS

Terms Defined in Indenture. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Terms Defined in Uniform Commercial Code. Terms defined in the Uniform Commercial Code that are not otherwise defined in this Security Agreement or the Indenture are used herein as defined in Articles 8 or 9 of the Uniform Commercial Code, as the context may require (including, without limitation, as if such terms were capitalized in Article 8 or 9 of the Uniform Commercial Code, as the context may require, the following terms: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Rights,” “Securities Accounts,” “Security,” “Supporting Obligation” and “Tangible Chattel Paper”).

Terms Generally. The rules of construction and other interpretive provisions specified in Article I of the Indenture shall apply to this Security Agreement, including with respect to terms defined in the preamble and preliminary statements hereto.

Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account Debtor” shall have the meaning set forth in Article 9 of the Uniform Commercial Code.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Captive Insurance Subsidiary”: any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a direct or indirect Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for United States federal income Tax purposes) of the Equity Interests (including any other interest treated as an equity interest for U.S. federal income Tax purposes) and/or the Indebtedness of one or more CFCs and/or other CFC Holdcos.

“Co-Obligor” shall have the meaning set forth in the preliminary statements hereto.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Company” shall have the meaning set forth in the preamble hereto.

“Control” shall have the meaning set forth in Article 8 of the Uniform Commercial Code or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the Uniform Commercial Code.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) all copyrights (whether registered or unregistered in the United States or any other country or any political subdivision thereof), rights and interests in such copyrights, works protectable by copyright (whether or not published), copyright registrations, and applications to register copyright, (b) all renewals of any of the foregoing and (c) all rights corresponding to any of the foregoing throughout the world. “Excluded Equity Interest” means (a) margin stock, (b) Equity Interests of any Person other than any Subsidiary that is a Restricted Subsidiary directly owned by the Company or any Guarantor, (c) Equity Interests in joint ventures and Restricted Subsidiaries that are not wholly owned by the Company and its Restricted Subsidiaries to the extent a pledge of such Equity Interests would be prohibited by the applicable joint venture agreement or organizational documents of such joint venture or such non-wholly-owned Restricted Subsidiary, (d) Equity Interests (which shall include, for purposes of this clause (d), any other interest treated as an equity interest for U.S. federal income Tax purposes) of any CFC or CFC Holdco in excess of 65% of the “total combined voting power of all classes of voting stock” (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of such CFC or CFC Holdco, as the case may be, (e) any Equity Interest to the extent the pledge thereof would be prohibited by any law (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code), (f) any Equity Interests with respect to which the Company and the Collateral Agent (or the Pari Passu Collateral Agent) have reasonably determined that the cost or other consequences (including material adverse Tax consequences to the Company or any of its Subsidiaries or direct or indirect beneficial owners) of pledging or perfecting a security interest in such Equity Interests are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby and (g) the Equity Interests of any special purpose entities (or similar entities other than any ordinary course lease holding entities), any Captive Insurance Subsidiary, any not-for-profit Subsidiary, any Immaterial Subsidiary and any Unrestricted Subsidiary.

“Excluded Property” means:

(a) (i) any fee owned real property and (ii) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) or any fixtures affixed to any real property to the extent (x) such real property does not constitute Collateral and (y) a security interest in such fixtures may not be perfected by a Uniform Commercial Code financing statement in the jurisdiction of organization of the applicable Grantor;

(b) any motor vehicles, aircraft and other assets subject to certificates of title;

(c) any commercial tort claims that, in the reasonable determination of the Company, are not expected to result in a judgment in excess of $10,000,000;

(d) any letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a Uniform Commercial Code financing statement));

(e) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code);

(f) any assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable law, rule or regulation, (y) would cause the destruction, invalidation or abandonment of such asset under applicable law, rule or regulation, or (z) requires any consent, approval, license or other authorization under applicable Law, rule or regulation of any third party or Governmental Authority unless such consent, approval, license or other authorization has been obtained (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code);

(g) any Excluded Equity Interests;

(h) any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein to secure the Notes would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than a Grantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(i) any intent-to-use application trademark application prior to the filing, and acceptance by the USPTO, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(j) any pledge or deposit of cash or Cash Equivalents to the extent such pledge or deposit represents a Lien expressly permitted by Section 4.10 of the Indenture;

(k) assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Secured Parties afforded thereby as reasonably determined between the Company and the Collateral Agent;

(l) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge;

(m) any asset of any CFC, any CFC Holdco, or any subsidiary of any CFC or CFC Holdco;

(n) the pledge of any asset to the extent the creation or perfection of pledges thereof, or security interests therein, would result in material adverse Tax consequences to the Company and/or the affiliates and direct or indirect beneficial owners, as reasonably determined by the Company; and

(o) Factoring Assets or other assets, in each case, to the extent sold, pledged or otherwise transferred in connection with a Factoring Disposition (as such terms are defined in the LC Facility).

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Grantors” shall have the meaning set forth in the preamble hereto.

“Immaterial Subsidiary” means any Restricted Subsidiary, that for the most recently ended period of four consecutive fiscal quarters prior to such date, (a) the revenue thereof does not exceed 5.0% of the revenue of the Company and the Restricted Subsidiaries and (b) the gross assets thereof (after eliminating intercompany obligations) does not exceed 5.0% or more of the total assets of the Company and its Restricted Subsidiaries; provided, further, that for the most recently ended four consecutive fiscal quarters prior to such date, the combined (a) revenue of all Immaterial Subsidiaries shall not exceed 7.5% or more of the revenue of the Company and the Restricted Subsidiaries or (b) gross assets of all Immaterial Subsidiaries (after eliminating intercompany obligations) shall not exceed 7.5% or more of the total assets of the Company.

“Indemnitees” shall have the meaning set forth in Section 7.16.

“Indenture” shall have the meaning set forth in the preliminary statements hereto.

“Indenture Documents” means (a) the Indenture, (b) the Notes, (c) each other Security Document, including this Security Agreement, and (d) any other related documents or instruments executed and delivered pursuant to or in connection with any of the foregoing documents, in each case, as such agreements may be amended, extended, renewed, restated, supplemented, waived or otherwise modified from time to time.

“Intellectual Property” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to: (a) all intellectual property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks, Licenses; (b) all related applications for and registrations of any of the foregoing; (c) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing, including, without limitation, damages, claims, and payments for past and future infringements or other violations of any of the foregoing; (d) all rights to sue or otherwise recover for past, present, and future infringements other violations of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Intellectual Property Security Agreements” means agreements substantially in the form of the Form of Intellectual Property Security Agreement set forth in Exhibit B hereto.

“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of [ ], 202[__], by and among the Pari Passu Collateral Agent, as authorized representative for the Credit Agreement Secured Parties (as defined therein), the Collateral Agent, as authorized representative for the Senior Secured Notes Creditors (as defined therein), the Company and the Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

“Issuers” means the collective reference to each issuer of any Pledged Collateral.

“LC Facility” means the letter of credit facility established under the Credit Agreement, dated as of December 27, 2019, by and among the Company and SoftBank Group Corp., as co-obligors, the issuing creditors and L/C participants party thereto and Goldman Sachs International Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to any and all agreements or arrangements pursuant to which such Grantor grants or is granted rights in or related to (1) Patents, (2) Copyrights, or (3) Trademarks.

“Material Subsidiary” means a Restricted Subsidiary that is not an Immaterial Subsidiary.

“Notes” shall have the meaning set forth in the preliminary statements hereto.

“Pari Passu Collateral Agent” means Goldman Sachs International Bank, in its capacity as the administrative agent under that certain pledge and security agreement, dated as of February 10, 2020, by and among each grantor party thereto from time to time and Goldman Sachs International Bank.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications (whether issued or applied-for in the United States or any other country or any political subdivision thereof); (b) all inventions and improvements described and claimed therein; (c) all reissues, divisionals, continuations, renewals, extensions, reexaminations and continuations-in-part thereof; and (d) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means the perfection certificate delivered by the Company to the Collateral Agent on the date hereof, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Company.

“Pledged Collateral” means, collectively, (a) all of the pledged Equity Interests of the Restricted Subsidiaries that are Material Subsidiaries directly owned by any Grantor, including, such Equity Interests described in Schedule I issued by the entities named therein, and all other Equity Interests required to be pledged by any Grantor under Section 4.11 of the Indenture, in each case, other than Excluded Equity Interests, and (b) each promissory note, Tangible Chattel Paper and Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) in excess of $5,000,000 (individually) owed to any Grantor described in Schedule I and issued by the entities named therein and all other Indebtedness owed to any Grantor hereafter that is evidenced by a promissory note, Tangible Chattel Paper or an Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) in excess of $5,000,000 (individually) and that is required to be pledged by any Grantor pursuant to Section 4.11 of the Indenture, in any case other than such promissory notes, Tangible Chattel Paper and Instruments that are Excluded Property.

“Purchase Agreement” shall have the meaning set forth in the preliminary statements hereto.

“Purchaser” shall have the meaning set forth in the preliminary statements hereto.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By- Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Government Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations of the Company and the other Grantors to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, this Security Agreement, any other Indenture Document or Security Document, the Notes or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Collateral Agent that are required to be paid by the Company and the other Grantors pursuant to the Indenture) or otherwise.

“Secured Parties” means, collectively, (a) the Collateral Agent, (b) each Holder, (c) the beneficiaries of each indemnification obligation undertaken by any Grantor under any Indenture Document, (d) the Trustee and (e) the successors and permitted assigns of each of the foregoing.

“Security Agreement” shall have the meaning set forth in the preamble hereto.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) all trademarks (including service marks), trade names, trade dress, and trade styles, whether registered or unregistered in the United States and any other country or any political subdivision thereof, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing, including, without limitation, damages, claims, and payments for past and future infringements or other violations of any of the foregoing; and (d) all rights corresponding to any of the foregoing throughout the world.

“Trustee” shall have the meaning set forth in the preamble hereto.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

“WeWork Material Adverse Change” means (1) a material adverse change on the business, assets, financial condition or results of operations of the Company and the Restricted Subsidiaries, taken as a whole, (2) a material adverse change on the rights and remedies of the Collateral Agent, taken as a whole, under any Indenture Document or (3) a material adverse effect on the ability of the Company, the Co-Obligor and the Guarantors to perform their payment obligations under the Indenture, the Notes or the Purchase Agreement.

GRANT OF SECURITY INTEREST

To secure the prompt and complete payment and performance of all Secured Obligations, each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all of the following property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”):

all Accounts;

all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

all Intellectual Property;

all Documents;

all Equipment;

all Fixtures;

all General Intangibles;

all Goods;

all Instruments;

all Inventory;

all Investment Property;

all Letter-of-Credit Rights and Supporting Obligations;

all Deposit Accounts and Securities Accounts;

all Commercial Tort Claims as specified from time to time in Schedule 6 of the Perfection Certificate;

all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software of such Grantor identifying or pertaining to any of the foregoing or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything to the contrary in this Security Agreement (including, without limitation, Schedule I to this Security Agreement) or any other Indenture Document, in no event shall the “Collateral” (or any defined term used in the definition thereof) include, or the security interest granted hereunder attach to, any Excluded Property; provided, further, that if and when any property or asset that is owned or held by any Grantor that was an Excluded Property shall cease to be an Excluded Property, such property or asset shall be deemed at all times from and after the date thereof to constitute Collateral; and provided, further, that if and when any property or asset that is owned or held by any Grantor that was not an Excluded Property shall become an Excluded Property, such property or asset shall be deemed at all times from and after the date thereof to not constitute Collateral.

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to the Indenture Documents, the Grantors, jointly and severally, represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

Title, Perfection and Priority.

Each Grantor has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted hereunder or by the Indenture, and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. Except as otherwise contemplated hereby or under any other Indenture Document and subject to the limitations in Sections 4.11 and 4.18 of the Indenture, this Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral granted by each Grantor, securing the prompt and complete payment and performance of the Secured Obligations. No material consent or approval of, registration or filing with, or any other action by any Government Authority is required for the grant of the security interest pursuant to this Security Agreement, except (i) such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to Sections 4.11 and 4.18 of the Indenture), (ii) for filings and registrations necessary to perfect Liens created pursuant to the Indenture Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a WeWork Material Adverse Change.

Subject to the filing of (i) financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the appropriate filing offices and to value being given and (ii) fully executed Intellectual Property Security Agreements in the USPTO or the USCO, or a successor office, as applicable, the security interest granted pursuant to this Security Agreement is, and shall be, a legal, valid and perfected security interest in all Collateral to the extent a security interest therein may be perfected by filing, recording or registering a financing statement, Intellectual Property Security Agreement or analogous document in the United States pursuant to the Uniform Commercial Code or other applicable law, prior to any other Lien on any of the Collateral, other than the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 4.10 of the Indenture.

Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the Uniform Commercial Code, (ii) filing and recording fully executed Intellectual Property Security Agreements in the USPTO or USCO, or a successor office, as applicable, (iii) in the case of Pledged Collateral that constitutes Tangible Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.2 herein, delivery to the Collateral Agent to be held in its possession in the United States duly indorsed in a manner satisfactory to the Collateral Agent, and (iv) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.6. No Grantor shall be required to (x) grant the Collateral Agent perfection through control agreements or perfection by Control with respect to any Collateral, (y) grant the Collateral Agent perfection by possession with respect to any Collateral (other than in respect of (i) Pledged Collateral and (ii) cash collateral (and any accounts holding such cash collateral) required pursuant to the terms of the Indenture or any other Indenture Document) or (z) take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest (including any Intellectual Property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign Intellectual Property). Notwithstanding anything herein (including this Section 3.1), no Grantor makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto, under foreign law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Indenture Documents or (C) on the Closing Date, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to the Indenture Documents.

No Financing Statements or Security Agreements. As of the Closing Date, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Collateral Agent, on behalf of the Secured Parties, as the secured party and (b) as permitted by the Indenture.

Pledged Collateral . Schedule I hereto sets forth a complete and accurate list, as of the Closing Date, of all of the Pledged Collateral and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Closing Date, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule I as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 4.10 of the Indenture. Each Grantor further represents and warrants that, as of the Closing Date, all Pledged Collateral constituting an Equity Interest issued by a Grantor or a wholly owned Subsidiary of a Grantor has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and (if applicable) non-assessable.

Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Closing Date.

COVENANTS

From the Closing Date, and thereafter until the Date of Full Satisfaction, each Grantor agrees that:

General.

Collateral Records. Each Grantor will maintain proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP in all material respects and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

Authorization to File Financing Statements and Intellectual Property Security Agreements; Ratification. Each Grantor hereby authorizes the Collateral Agent to file, and if requested will deliver to the Collateral Agent, all financing statements, Intellectual Property Security Agreements and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a perfected security interest in the Collateral to the extent required by Section 3.1. Any financing statement filed by the Collateral Agent may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including, if applicable, (A) whether such Grantor is an organization and the type of organization and (B) in the case of a financing statement filed as a Fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request.

Change of Name, Etc. Each Grantor agrees to promptly furnish to the Collateral Agent (and in any event within sixty (60) days of such change or such longer period as the Collateral Agent may agree) written notice of any change in: (i) such Grantor’s legal name, (ii) the location of such Grantor’s chief executive office; (iii) such Grantor’s organizational legal entity designation or (iv) such Grantor’s jurisdiction of incorporation or formation.

Exercise of Duties. Anything herein to the contrary notwithstanding, (a) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Indenture Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Delivery of Pledged Collateral. Subject to the terms of the Intercreditor Agreement, each Grantor will deliver to the Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Security Agreement all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank; provided, that to the extent any Collateral (other than (i) any Collateral to the extent that a Lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code and (ii) domestic intellectual property that may be perfected through the filing of a “short-form” intellectual property agreement with the USPTO and/or U.S. Copyright Office) is not or cannot be provided on the Issue Date, after the use of commercially reasonable efforts by such Grantor to do so or without undue burden or expense, the delivery or provision of such Collateral shall not constitute a condition precedent to the Issue Date, but will instead be required to be delivered, provided and/or perfected pursuant to arrangements to be mutually agreed by the Collateral Agent and the Grantors, in each case, within sixty (60) days (or such longer period as the Collateral Agent may reasonably agree) after the Issue Date. If at any time after the Issue Date (i) any Grantor shall hold or acquire any other Pledged Collateral (other than checks received in the ordinary course of business) or (ii) any Equity Interest which is included within the Collateral shall at any time constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code or the issuer of any such Equity Interest shall take any action to have such interests treated as a Security, then, in each case, the applicable Grantor shall, thirty (30) days after the date of delivery of each report referred to in Sections 4.06(a)(1) and 4.06(a)(2) of the Indenture, for all such Pledged Collateral held or acquired prior to or during the fiscal quarter for the applicable report (or such later date as the Collateral Agent may reasonably agree), such Grantor shall, submit to the Collateral Agent a supplement to Schedule I hereto to reflect such additional Pledged Collateral (provided any Grantor’s failure to do so shall not impair the Collateral Agent’s security interest therein) and deliver to the Collateral Agent all certificates or instruments, if any, representing such Pledged Collateral, together with duly executed instruments of transfer or assignments in blank.

Uncertificated Pledged Collateral. Unless otherwise consented to by the Collateral Agent, Equity Interests required to be pledged hereunder in any domestic Restricted Subsidiary of the Company that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable or (ii) not be represented by a certificate and the applicable Grantor shall cause the issuer of such interests not to have elected to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code.

Pledged Collateral.

Registration in Nominee Name; Denominations. The Collateral Agent (or its non-fiduciary agent or designee), on behalf of the Secured Parties, shall hold certificated Pledged Collateral required to be delivered pursuant to Section 4.2 in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Collateral Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

Exercise of Rights in Pledged Collateral.

Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not prohibited by this Security Agreement, the Indenture or any other Indenture Document.

At any time after the occurrence and during the continuance of an Event of Default, after prior written notice to the applicable Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall have the right (x) to receive any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral and other proceeds paid in respect of the Pledged Collateral and make application thereof to the Secured Obligations in accordance with the Indenture and (y) to exercise all voting rights and other rights relating to Pledged Collateral, including, without limitation, exchange, subscription and any other rights, privileges, and options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof; provided, that, unless otherwise directed by the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), the Collateral Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the applicable Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to clause (ii) above, each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent, and only to the extent, that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Indenture Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Secured Parties and shall be forthwith delivered to the Collateral Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment).

Intellectual Property.

Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any Intellectual Property held by such Grantor in order to enforce the security interests and to exercise its rights granted hereunder.

Each Grantor shall notify the Collateral Agent promptly in writing if it knows that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and material to the conduct of such Grantor’s business may become abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the USPTO, the USCO, any successor office or any or tribunal in any country (other than routine office actions in the ordinary course of prosecution of Intellectual Property)) regarding such Grantor’s ownership, validity or enforceability of any such material registered or applied for Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

In the event that any Grantor, either directly or through any agent, employee, licensee or designee, (i) files an application for or is granted registration of (or otherwise becomes the owner of) any Patent, Trademark or Copyright with the USPTO or the USCO, (ii) acquires any United States applications for or registrations of any Patent, Trademark, or Copyright, or (iii) obtains ownership to one or more Patents, Trademarks or Copyrights registered with the USPTO or USCO, as applicable, or exclusive rights to one or more Copyrights registered with the USCO, any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Security Agreement and such Grantor will provide the Collateral Agent written notice thereof (x) with respect to Copyrights or such exclusive rights in Copyrights, within twenty (20) days and (y) with respect to Patents and Trademarks, within sixty (60) days, and promptly execute and deliver any and all Intellectual Property Security Agreements, security agreements or other instruments as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby.

Except to the extent permitted by Section 4.5(f) below, each Grantor shall promptly take all actions reasonably necessary, or otherwise reasonably requested by the Collateral Agent, to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) that is material to the conduct of such Grantor’s business, including the filing of applications for renewal, affidavits of use, affidavits of non-contestability and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

Each Grantor shall, upon such Grantor obtaining knowledge thereof, promptly notify the Collateral Agent in writing and shall, if consistent with such Grantor’s good business judgment, promptly sue for any material infringement, misappropriation, dilution or other violation of any Intellectual Property and to recover any and all damages for such infringement, misappropriation, dilution or violation, or shall take such other actions as are appropriate under the circumstances in its reasonable business judgment to protect such Intellectual Property unless it shall reasonably determine that such Intellectual Property is not material to the conduct of such Grantor’s business.

Nothing in this Security Agreement shall prevent any Grantor from taking any action with respect to any of its Intellectual Property to the extent permitted by the Indenture.

Except where the failure to do the following will not result in a WeWork Material Adverse Change, each Grantor (either itself or through licensees) will (i) continue to use each material Trademark in order to maintain such Trademark in full force free from any abandonment for non-use, (ii) maintain the quality of products and services offered under each such Trademark, (iii) use each such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt any mark which is confusingly similar of any such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a security interest in such mark pursuant to this Security Agreement, and (v) not (and not authorize any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark becomes invalidated or materially impaired, in each case, other than any disposition not prohibited under the Indenture.

Except where the failure to do the following will not result in a WeWork Material Adverse Change, each Grantor (either itself or through licensees) will not (and will not authorize any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public, in each case, other than any disposition not prohibited under the Indenture.

Except where the failure to do the following will not result in a WeWork Material Adverse Change, each Grantor (either itself or through licensees) will not (and will not authorize any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise materially impaired. Each Grantor (either itself or through licensees) will not (and will not authorize any licensee or sublicensee thereof to) do any act whereby any material portion of the Copyrights owned by a Grantor may fall into the public domain, in each case, other than any disposition not prohibited under the Indenture.

Except where the failure to do the following will not result in a WeWork Material Adverse Change, each Grantor (either itself or through licensees) will not (and will not authorize any licensee or sublicensee thereof to) do any act that knowingly uses any material Intellectual Property to infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person.

Commercial Tort Claims. Each Grantor shall promptly notify the Collateral Agent in writing of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) and, unless the Collateral Agent otherwise consents, such Grantor shall update Schedule 6 of the Perfection Certificate, thereby granting to the Collateral Agent a security interest in such Commercial Tort Claim(s). The requirement in the preceding sentence shall not apply with respect to a Commercial Tort Claim to the extent that the value of such Commercial Tort Claim does not exceed $10,000,000 or to the extent such Grantor shall have previously notified the Collateral Agent with respect to such Commercial Tort Claim.

REMEDIES

Remedies. Upon the occurrence and during the continuance of an Event of Default, and (other than in the case of an Event of Default under Section 6.01(a)(8) of the Indenture) after written notice by the Collateral Agent to the Obligors of its intent to do so:

the Collateral Agent may (and at the direction of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), shall) exercise any or all of the following rights and remedies:

those rights and remedies provided in this Security Agreement, the Indenture or any other Indenture Document; provided that this Section 5.1(a) shall not be understood to limit any rights available to the Collateral Agent and the Secured Parties prior to an Event of Default;

those rights and remedies available to a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

enter the premises of any Grantor where any Collateral is located (through self-help, and without judicial process) to, subject to the mandatory requirements of applicable law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; and

transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

Each Grantor acknowledges and agrees that the compliance by the Collateral Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

The Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

Until the Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems reasonably appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

Notwithstanding the foregoing, neither the Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

The Collateral Agent shall give the applicable Grantor(s) ten (10) days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale or other disposition of Collateral.

Grantors’ Obligations Upon Default. Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at such Grantor’s premises or elsewhere; and

permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, an irrevocable (during the Event of Default) nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, copy, distribute, perform, display, create derivative works of, make, have made, sell, offer for sale, import, export and otherwise exploit, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the Intellectual

Property may be embodied, recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, (i) that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of reasonable quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; (ii) that such licenses granted with regard to trade secrets shall be subject to the requirement that the secret status trade secrets be maintained and reasonable steps are taken to ensure that they are maintained; and (iii) that the Collateral Agent shall have no greater rights than those of any such Grantor under any License; and (b) as to the rights of Grantors themselves, and subject to the rights of any third party at law, in equity, or pursuant to any License entered into by a Grantor, irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may sell or license any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Intellectual Property interest owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

Issuer Instruction. Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Security Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

Proceeds to be Turned Over To Collateral Agent. If an Event of Default shall occur and be continuing, upon written notice from the Collateral Agent to the Company thereof, all proceeds (other than Excluded Property and Excluded Equity Interests) received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, and shall, forthwith upon receipt by such Grantor, promptly be turned over to the Collateral Agent in the form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent, in an account maintained under its sole dominion and control, and in which funds or other property of only the Grantors will be deposited. All proceeds while held by the Collateral Agent, as set forth in this Section 5.5 (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof.

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default, after prior written notice to the relevant Grantor of its intent to do so, the Collateral Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Authorization for the Collateral Agent to Take Certain Action.

Each Grantor hereby (i) authorizes the Collateral Agent, at any time and from time to time in the sole discretion of the Collateral Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (2) to file any financing statement or amendment of a financing statement (which, for the avoidance of doubt, would not add new collateral or add a debtor) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent as its attorney-in-fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are permitted by Section 4.10 of the Indenture), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided herein or in the Indenture or any other Indenture Document, (3) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables and (8) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Collateral Agent for any reasonable payment made or any reasonable and documented expense incurred by the Collateral Agent in connection with any of the foregoing, in accordance with, and solely to the extent required by, the provisions of Section 7.06 of the Indenture; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement, the Indenture or any other Indenture Document.

All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

GENERAL PROVISIONS

Waivers. Except as set forth in Section 5.1, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the applicable Grantor, addressed as set forth in Article VIII, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default), except such as arise solely out of the gross negligence, bad faith or willful misconduct of the Collateral Agent or such Secured Party as determined by a final non-appealable judgment by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this Section 7.1, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

Limitation on Collateral Agent’s and Secured Party’s Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. The Collateral Agent and each Secured Party shall be deemed to have used reasonable care with respect to the Collateral in its possession or under its control if such Collateral is accorded treatment substantially similar to that which such entity accords its own property. Neither the Collateral Agent, nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.

Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing and the Collateral Agent has elected to exercise its remedies under this Security Agreement, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Collateral Agent Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and such Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.4 in accordance with Section 7.06 of the Indenture. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Section 7.06 of the Indenture.

No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Collateral Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless in writing signed by the Collateral Agent with the concurrence or at the direction of the Secured Parties required under Sections 6.04 and 9.02 of the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Collateral Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, hereunder.

Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Expenses. Solely to the extent required by Section 7.06 of the Indenture, each Grantor jointly and severally agrees to reimburse the Collateral Agent for any and all reasonable and documented out-of-pocket expenses paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Additional Grantors. Pursuant to and in accordance with Section 4.11 of the Indenture, each Grantor shall cause (i) each Restricted Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Security Agreement in accordance with the terms of the Indenture and (ii) any Restricted Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, to enter into this Security Agreement as a Grantor within the time period required pursuant to Section 4.11 of the Indenture (or, in each case, such longer period as the Collateral Agent may agree in its reasonable discretion). For avoidance of doubt, the Company may, in its sole discretion, cause any Restricted Subsidiary that is not required to join this Security Agreement as a Grantor to execute an instrument in substantially the form of Exhibit A hereto. Upon execution and delivery by the Collateral Agent and such Subsidiary of an instrument in substantially the form of Exhibit A hereto, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Termination or Release.

This Security Agreement shall continue in effect until, and shall terminate on, the Date of Full Satisfaction.

A Grantor shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Grantor shall be automatically released in the circumstances set forth in Sections 10.06 and 12.05 of the Indenture, including, with respect to any Grantor, as a result of any transaction not prohibited under the Indenture pursuant to which such Grantor ceases to be a Subsidiary of the Company.

Upon any sale, transfer or other disposition by any Grantor of any Collateral that is permitted under the Indenture to any Person that is not another Grantor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral as set forth in Sections 10.06 and 12.05 of the Indenture, the security interest in such Collateral shall be automatically released.

The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Grantor, shall be automatically released upon termination or expiration of such lease.

The security interest in any Collateral shall be automatically released in any circumstance set forth in Sections 10.06 and 12.05 of the Indenture or upon any release of the Lien on such Collateral in accordance with Sections 10.06 and 12.05 of the Indenture.

In connection with any termination or release pursuant to Section 7.12(a), (b), (c), (d), or (e), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments; provided that the Collateral Agent may reasonably request a certificate of a Responsible Officer of the Company certifying that the transaction or transactions giving rise to such termination or release are permitted under the Indenture and the other Indenture Documents, and the Collateral Agent may rely on such certificate in connection with any execution and delivery of documents by the Collateral Agent pursuant to this Section 7.12. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party (other than with respect to authorization to execute such document). Without limiting the provisions of Section 7.10, the Company or shall reimburse (or cause to be reimbursed) the Collateral Agent promptly following a written demand therefor, together with backup documentation supporting such reimbursement request, for all reasonable and documented out-of-pocket costs and expenses, including the reasonable fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.12 in accordance with Section 7.06 of the Indenture.

Entire Agreement. This Security Agreement, together with the other Indenture Documents, embodies the entire agreement and understanding between each Grantor and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Collateral Agent relating to the Collateral.

Governing Law; Jurisdiction; Consent to Service of Process.

Governing Law. This Security Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles.

Jurisdiction. Each Grantor and the Collateral Agent hereby irrevocably and unconditionally submits, for itself and its property, in any legal action or proceeding relating to this Security Agreement, or for recognition and enforcement of any judgement with respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Indenture Document will prevent any Secured Party or the Collateral Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Obligor Party in any other forum in which jurisdiction can be established.

Venue. Each Grantor and each other party to this Security Agreement hereby irrevocably and unconditionally consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

Service of Process. Each Grantor and each other party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.01 of the Indenture. Nothing in this Security Agreement or any other Indenture Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

WAIVER OF JURY TRIAL. EACH GRANTOR AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER INDENTURE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Indemnity. Section 7.06 of the Indenture is incorporated herein mutatis mutandis; provided that the references therein to the “Company” and the “Guarantors” shall be deemed to be a reference to “each Grantor.”

Unless otherwise specified, all amounts due under this Section 7.16 shall be payable not later than ten (10) days after written demand therefor.

The provisions of this Section 7.16 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Security Agreement or any provision hereof.

This Section 7.16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages from any non-Tax claim.

Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by email or other electronic (including in “.pdf” or “tif” format) means shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Intercreditor Agreement. Notwithstanding anything herein to the contrary or in any other Indenture Document, prior to the Discharge (as defined in the Intercreditor Agreement) of the L/C Facility, each of the terms and provisions (other than Article II) hereof are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Security Agreement (other than Article II hereof), the terms of the Intercreditor Agreement shall govern and control

NOTICES

Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.01 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.01 of the Indenture.

Change in Address for Notices. Each of the Grantors, the Collateral Agent and the Secured Parties may change the address, facsimile number or email address for service of notice upon it by a notice in writing to the other parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

SIGNATURES FOLLOW]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

[______________]

By:
Name:
Title:

COLLATERAL AGENT:

[__], as Collateral Agent

By:
Name:
Title:

SCHEDULE I

Pledged Collateral

Pledged Collateral constituting Equity Interests

Issuer	Record Owner/Grantor	Certificate No. (if applicable)	Percentage of Issued and Outstanding Equity Interests Pledged

Pledged Collateral constituting Promissory Notes, Tangible Chattel Paper and Instruments

[__].

EXHIBIT A

Form of Joinder

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of ____________, ____, 20__, is entered into between ___________________________, a _______________ (the “New Grantor”), and [__], as collateral agent for the Secured Parties (as defined in the Security Agreement described below) (in such capacity, the “Collateral Agent”) under the Indenture, dated as of [__], 202[__] (as amended, supplemented, restated or otherwise modified from time to time, the “Indenture”), among WEWORK COMPANIES LLC, a Delaware limited liability company (the “Company”), [__], as Trustee, and the Collateral Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Security Agreement (as defined below), as applicable.

The New Grantor and the Collateral Agent, for the benefit of the Secured Parties, hereby agree as follows:

1. The New Grantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Grantor will be a Grantor under the Pledge and Security Agreement, dated as of the Closing Date, among the Company and certain Subsidiaries of the Company from time to time party thereto, in favor of the Collateral Agent for the benefit of the Secured Parties (as amended, restated, amended and restated, replaced, supplemented and/or otherwise modified from time to time the “Security Agreement”) for all purposes of the Security Agreement and shall have all of the obligations of a Grantor thereunder as if it had executed the Security Agreement, including, without limitation, the grant pursuant to Article II of the Security Agreement of a security interest to the Collateral Agent for the benefit of the Secured Parties in the property and property rights constituting Collateral (as defined in Article II of the Security Agreement) of such Grantor, whether now owned or existing or hereafter created, acquired or arising and wherever located, as security for the payment and performance of the Secured Obligations, all with the same force and effect as if the New Grantor were a signatory to the Security Agreement. In furtherance of the foregoing, as collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, the New Grantor hereby pledges and grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in, to and under the Collateral. The New Grantor authorizes the Collateral Agent to file Uniform Commercial Code financing statements and any related continuation statements describing the Collateral as “all assets, whether now owned or hereafter acquired” or “all personal property and fixtures” of the New Grantor or using words of similar effect.

2. The New Grantor hereby agrees that each reference in the Security Agreement to a Grantor shall also mean and be a reference to the New Grantor.

3. Attached to this Agreement are a duly completed Schedule I to the Security Agreement, updated Schedules to the Perfection Certificate, and, if applicable, Intellectual Property Security Agreements in substantially the form of Exhibit B to the Security Agreement, in each case, with respect to the New Grantor (collectively, the “Supplemental Schedules”). The New Grantor represents and warrants that the information contained on each of the Supplemental Schedules with respect to such New Grantor and its properties and affairs is true, complete and accurate in all material respects as of the date hereof.

4. The New Grantor hereby waives acceptance by the Collateral Agent and the Secured Parties of this Agreement and acknowledges that the Secured Obligations are and shall be deemed to be incurred, and that credit extensions under the Indenture and certain agreements related to Swap Obligations are made and maintained in reliance on this Agreement and the New Grantor’s joinder as a party to the Security Agreement as herein provided.

5. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic (including in “.pdf” or “tif” format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

6. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the New Grantor has caused this Agreement to be duly executed by its authorized officer, and the Collateral Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW GRANTOR]

By:
Name:
Title:

Acknowledged and accepted:

[__], as Collateral Agent

By:
Name:
Title:

SCHEDULE I

Pledged Collateral

Pledged Collateral constituting Equity Interests

Issuer	Record Owner/Grantor	Certificate No. (if applicable)	Number of Shares/Interest Owned	Percentage of Ownership Pledged

Pledged Collateral constituting Promissory Notes, Tangible Chattel Paper and Instruments

Grantor	Issuer	Initial Principal Amount	Date of Issuance	Maturity Date

Intellectual Property Security Agreement(s)

[See attached.]

EXHIBIT B

FORM OF [PATENT/TRADEMARK/COPYRIGHT] SECURITY AGREEMENT

This [PATENT/TRADEMARK/COPYRIGHT] SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated [__], 202[__], is among the [entity name/jurisdiction/address] (the “Grantor”) and [__], as Collateral Agent (the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement referred to below).

WHEREAS, WEWORK COMPANIES LLC, a Delaware limited liability company (the “Company”), has entered into the Indenture dated as of [__], 202[__], with [__], as Trustee, and [__], as Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”). Terms defined in the Indenture or in the Security Agreement and not otherwise defined herein are used herein as defined in the Indenture or the Security Agreement, as the case may be (and in the event a term is defined differently in the Indenture and the Security Agreement, the applicable definition shall be the one given to such term in the Security Agreement).

WHEREAS, as a condition precedent to the issuance of Notes by the Company under the Purchase Agreement, Grantor has executed and delivered that certain Pledge and Security Agreement, dated [__], 202[__], among each Grantor party thereto from time to time and the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain Intellectual Property of the Grantor, and has agreed thereunder to execute this IP Security Agreement for recording with [the United States Patent and Trademark Office/ the United States Copyright Office] and any other appropriate domestic governmental authorities, as applicable.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

SECTION 1. Grant of Security. To secure the prompt and complete payment and performance of all Secured Obligations, Grantor hereby pledges, assigns, transfers and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of Grantor’s right, title and interest in, to and under all Intellectual Property, including the following (the “Collateral”):

(i) [(a) any and all patents and patent applications (whether issued or applied-for in the United States or any other country or any political subdivision thereof); (b) all inventions and improvements described and claimed therein; (c) all reissues, divisionals, continuations, renewals, extensions, reexaminations and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due and/or payable under and with respect to any of the foregoing, including, without limitation, damages, claims and payments for past and future infringements or other violations of any of the foregoing; and (e) all rights to sue or otherwise recover for past, present, and future infringements or other violations of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world (“Patents”) including, without limitation, all registrations and applications for registration for any of the foregoing in the United States Patent and Trademark Office set forth in Schedule I hereto (as may be supplemented from time to time);]7

[7]	Applicable to Patent Security Agreement

(ii) [(a) all trademarks (including service marks), trade names, trade dress, and trade styles, whether registered or unregistered in the United States and any other country or any political subdivision thereof, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, claims, and payments now and/or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages, claims, and payments for past and future infringements or other violations of any of the foregoing; and (d) all rights to sue or otherwise recover for past, present, and future infringements or other violations of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world (“Trademarks”) including, without limitation, all registrations and applications for registration for any of the foregoing in the United States Patent and Trademark Office set forth in Schedule I hereto (as may be supplemented from time to time);] 8and

(iii) [(a) all copyrights (whether registered or unregistered in the United States or any other country or any political subdivision thereof), rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, claims, and payments now or hereafter due and/or payable under and with respect to any of the foregoing, including, without limitation, damages, claims and payments for past or future infringements for any of the foregoing; and (d) all rights to sue for past, present, and future infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world (“Copyrights”) including, without limitation, all registrations for any of the foregoing in the United States Copyright Office set forth in Schedule I hereto (as may be supplemented from time to time);]9 provided that notwithstanding anything to the contrary contained in the foregoing clause the security interest created hereby shall not extend to, and the term “Collateral” shall not include, any Excluded Property[, including, but not limited to, any intent-to-use trademark application prior to the filing, and acceptance by the United States Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law.]10

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by Grantor under this IP Security Agreement secures the payment of all Secured Obligations of Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. SECTION 3. Recordation. Grantor authorizes and requests that the [Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks] and any other applicable government officer record this IP Security Agreement.

[8]	Applicable to Trademark Security Agreement
[9]	Applicable to Copyright Security Agreement
[10]	Applicable to Trademark Security Agreement

SECTION 4. Counterparts. This IP Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic imaging (including in .pdf or format) means shall be effective as delivery of a manually executed counterpart of this Security Agreement. SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern. SECTION 6.

Governing Law; Jurisdiction; WAIVER OF JURY TRIAL; Etc. Sections 7.14 and 7.15 of the Security Agreement shall apply to this IP Security Agreement, mutatis mutandis, as if it had been fully set forth herein, and the parties hereto agree to such terms.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, Grantor and the Collateral Agent have caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

[GRANTOR]

By:
Name:
Title:

[__],
as Collateral Agent

By:
Name:
Title:

Schedule I

to

Intellectual Property Security Agreement

Schedule 4.4

Capitalization

(see attached)

WEWORK INC.

Summary Capitalization Table

As of September 30, 2021

	Authorized	Shares	% Ownership
COMMON STOCK	1,462,436,611
Class A Common	459,934,875	176,766,505
Class B Common	183,942,797	—
Class C Common (1)	50,967,800	24,132,575

		200,899,080	25.8%
PREFERRED STOCK	947,127,740
Junior Non-Vote Preferred	1,500	1,500
Series A Conv Preferred	38,392,950	38,392,950
Series B Conv Preferred	22,165,260	22,165,260
Series C Preferred	29,189,230	28,622,297
Series D-1 Preferred	11,939,097	11,939,097
Series D-2 Preferred	9,380,718	9,380,718
Series E Preferred	13,193,676	13,193,676
Series F Preferred	14,942,546	13,759,327
Series G Preferred	34,742,329	33,113,319
Series AP-1 Acquisition Preferred	1,600,000	1,436,375
Series AP-2 Acquisition Preferred	40,000	38,295
Series AP-3 Acquisition Preferred	1,100,000	943,489
Series AP-4 Acquisition Preferred	1,500,000	555,963
Series G-1 Preferred	31,818,182	31,818,182
Series H-1/H-2 Preferred	227,025,024	163,793,104
Series H-3/H-4 Preferred	129,887,919	129,887,919

		499,041,471	64.2%
TOTAL OUTSTANDING		699,940,551
WARRANTS
Class A Common ($13.12)		5,447
Class A Common ($0.001)		250,000
Series H-3 Warrants (Anti-Dilution Provision)		6,121,239

		6,376,686	0.8%
2013 Stock Incentive Plan
Reserved: 37,689,450, Share Pool: 2013 Stock Incentive Plan share pool
Awards Outstanding		7,225,473
Shares Remaining For Issuance		1,857,804

		9,083,277	1.2%
2015 Equity Incentive Plan - Class A Common
Reserved: 65,252,394, Share Pool: 2015 Equity Incentive Plan - Class A Common
Awards Outstanding		42,482,517
Shares Remaining For Issuance		15,302,678

		57,785,195	7.4%
2015 Equity Incentive Plan - Class B Common
Reserved: 3,823,525, Share Pool: 2015 Equity Incentive Share Pool
Awards Outstanding		2,305,503
Shares Remaining For Issuance		—

		2,305,503	0.3%
Founders Class B
Reserved: 50,967,800, Share Pool: Founders Pool Class B
Awards Outstanding		52,240
Shares Remaining For Issuance		1,530,434

		1,582,674	0.2%
Strategic Non-Plan Prolific Grant
Reserved: 187,292, Share Pool: Strategic Non-Plan Prolific Grant
Awards Outstanding		—
Shares Remaining For Issuance		40,964

		40,964	0.0%
Strategic non-plan SpaceIQ Plan
Reserved: 40,889, Share Pool: Strategic non-plan SpaceIQ grants
Awards Outstanding		—
Shares Remaining For Issuance		100

		100	0.0%
Notes/Debt
SERIES C PREFERRED: $3,038,416.00 USD issuable at $5.36 USD price per share		566,933

		566,933	0.1%

TOTAL FULLY DILUTED (including options remaining for issuance)		777,795,660	100.0%
Memo: Total Fully Diluted (excluding options remaining for issuance)		758,949,903

1)

When exercised, Class C Common shares and corresponding Profits Interests convert into Class A common shares at the spread between trading price and the “Catch-up Base Amount”, provided that the trading price is greater than the “Distribution Threshold”.

Schedule 4.13

Legal Proceedings

Legal Matters — The Company has in the past been, is currently and expects to continue in the future to be a party to or involved in pre-litigation disputes, individual actions, putative class actions or other collective actions, U.S. and foreign government regulatory inquiries and investigations and various other legal proceedings arising in the normal course of its business, including with members, employees, landlords and other commercial partners, securityholders, third-party license holders, competitors, government agencies and regulatory agencies, among others.

The Company reviews its litigation-related reserves regularly and, in accordance with GAAP, sets reserves where a loss is probable and estimable. The Company adjusts these reserves as appropriate; however, due to the unpredictable nature and timing of litigation, the ultimate loss associated with a given matter could significantly exceed the litigation reserve currently set by the Company. Given the information it has as of today, Management believes that none of these matters will have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

As of June 30, 2021, the Company is also party to several litigation matters and regulatory matters not in the normal ordinary course of business. These matters are described below. Management intends to vigorously defend these cases and cooperate with regulators in these matters; however, there is a reasonable possibility that the Company could be unsuccessful in defending these claims and could incur a loss. It is not currently possible to estimate a range of reasonably possible loss above the aggregated reserves.

Carter v. Neumann, et al. (Superior Court for the State of California, County of San Francisco, No. CGC-19-580474, filed January 10, 2020, replacing Natalie Sojka as plaintiff in the putative class action Ms. Sojka filed on November 4, 2019)

Won v. Neumann, et al. (Superior Court for the State of California, County of San Francisco, No. CGC-19-581021, filed November 25, 2019)

Two separate purported class and derivative complaints have been filed by three Company shareholders (two in Carter and one in Won) against the Company, certain current and former directors, SBG, Adam Neumann and Masayoshi Son. Both complaints were filed in California state court and allege, among other things, that defendants breached fiduciary duties and/or aided and abetted breaches of fiduciary duties in connection with certain transactions. The complaints seek injunctive relief and damages. In both actions, the Company filed motions to compel arbitration and stay the actions, or to enforce the Company’s Delaware forum selection bylaw and dismiss or stay the actions. On August 31, 2020, the court granted the motions to compel arbitration (as to one of the plaintiffs in Carter and the plaintiff in Won) and the motion to enforce the forum selection bylaw (as to the second plaintiff in Carter). On October 30, 2020, the first Carter plaintiff and the Won plaintiff filed petitions for writs of mandate seeking to overturn the court’s orders compelling arbitration. On December 3, 2020, the California Court of Appeal denied those petitions. Also on October 30, 2020, the other plaintiff in Carter appealed the court’s decision enforcing the forum selection bylaw. That appeal remains pending. The Company is litigating the first Carter plaintiff’s and the Won plaintiff’s claims in private arbitrations.

Catalyst Investors III, L.P. v. The We Company et. al (Supreme Court of the State of New York, County of New York, Index No. 654377/2020 filed September 21, 2020)

Three former investors in Conductor, Inc. filed a complaint against the Company, its former Chief Executive Officer, Adam Neumann, and its former Chief Financial Officer, Arthur Minson, alleging that the defendants made or participated in making misrepresentations that induced the plaintiffs to agree to the Company’s acquisition of Conductor, Inc. in March 2018. The plaintiffs assert causes of action for common law fraud/fraudulent inducement, unjust enrichment, and negligent misrepresentation under New York law. The plaintiffs seek unspecified compensatory and punitive damages, as well as other relief. On December 4, 2020, the Company filed a motion to dismiss the complaint. In a May 26, 2021 order, the court granted the motion to dismiss as to the unjust enrichment and negligent misrepresentation claims and denied the motion to dismiss as to the fraud based claims.

The We Company v. Softbank Group Corp. et al. (Delaware Court of Chancery, C.A. No. 2020-0258-AGB, filed April 7, 2020)

On April 7, 2020, the Special Committee, acting in the name of the Company, filed a complaint in the Court of Chancery of the State of Delaware against SBG and SoftBank Vision Fund asserting claims in relation to SBG’s withdrawal of the 2020 Tender Offer. Separately, on May 4, 2020, Adam Neumann filed a complaint captioned Neumann, et al. v. SoftBank Group Corp., et al., C.A. No. 2020-0329-AGB, also asserting claims in relation to SBG’s withdrawal of the 2020 Tender Offer. On February 25, 2021, all parties entered into a settlement agreement (the “Settlement Agreement”), the terms of which, when completed, would resolve the litigation. On April 15, 2021, the parties filed a stipulation of dismissal dismissing with prejudice the claims brought by the Company, and dismissing the action in its entirety. The Settlement Agreement provides for, among other things, the following:

•

The launch of a new tender offer. Pursuant to the Settlement Agreement, SBWW completed a tender offer and acquired $921.6 million of the Company’s equity securities (including certain equity awards, exercisable warrants and convertible notes) from eligible equity holders of the Company, at a price of $19.19 per share (the “2021 Tender Offer”). Adam Neumann, his affiliate, We Holdings LLC, and certain of their related parties were excluded from the 2021 Tender Offer and did not tender shares. As a result of the 2021 Tender Offer, which closed in April 2021, the Company recorded $48.0 million of total expenses in its consolidated statement of operations for the three-months ended March 31, 2021. Refer to Note 14 for more information.

•

Certain governance changes. The transactions contemplated by the Settlement Agreement also included the elimination of the Company’s multi-class voting structure. As a result of the Amended and Restated Certificate of Incorporation and the transactions contemplated by the Settlement Agreement, on February 26, 2021, all of the outstanding shares of Class B Common Stock of the Company automatically converted into shares of Class A Common Stock and the shares of Class C Common Stock of the Company now have one vote per share, instead of three (the “Class B Conversion”). The Amended and Restated Certificate of Incorporation provides that if, following the Class B Conversion,

2

new shares of Class B Common Stock are issued pursuant to (i) the exercise of options to purchase shares of Class B Common Stock outstanding as of the date of the Class B Conversion, (ii) securities convertible into shares of Class B Common Stock outstanding as of the date of the Class B Conversion, and (iii) other circumstances which are specified in the Amended and Restated Certificate of Incorporation, such new shares will be automatically converted into shares of Class A Common Stock immediately following the time such new shares of Class B Common Stock are issued.

•

Adam Neumann settlement payment. In connection with the Settlement Agreement, SBG and its affiliates paid Adam Neumann an amount equal to $105.6 million. No expense was recorded in the Company’s consolidated statement of operations for the three-months ended March 31, 2021, as it does not benefit the Company.

•

Adam Neumann sale of stock to SBG. In connection with the Settlement Agreement, SBG and its affiliates purchased 30,139,971 shares of Class B Common Stock of the Company from We Holdings LLC, which is Adam Neumann’s affiliated investment vehicle, for a price per share of $19.19, representing an aggregate purchase price of $578.4 million. The Company recorded a $428.3 million expense, which represents the excess between the amount paid from a principal shareholder of the Company to We Holdings LLC and the fair value of the stock purchased. The Company recognized the expense in restructuring and other related costs in the consolidated statement of operations for the three-months ended March 31, 2021, with a corresponding increase in additional paid-in capital, representing a deemed capital contribution by SBG in its consolidated balance sheet. Refer to Note 3 for more information.

•

Adam Neumann proxy changes. In connection with the Settlement Agreement, Mr. Neumann’s proxy and future right to designate directors to WeWork’s board of directors were eliminated. The Amended and Restated Stockholders’ Agreement eliminated all proxies by Mr. Neumann in favor of WeWork’s board of directors, eliminated Mr. Neumann’s right to observe meetings of our board of directors and removed Mr. Neumann’s future rights to designate directors to our board of directors (which would have been available to Mr. Neumann upon elimination of his financial obligations with and to SBG). Mr. Neumann’s right to observe meetings of WeWork’s board of directors was replaced by a new agreement governing future observer rights, which provides that, beginning on February 26, 2022, Mr. Neumann, or if requested by SBG, a designee of Mr. Neumann’s (who shall be subject to SBG’s approval), shall have the right to observe meetings of WeWork’s board of directors (and certain committees thereof). Pursuant to this agreement, Mr. Neumann’s right to observe meetings of WeWork’s board of directors will continue following the closing of the Business Combination commencing February 2022.

3

•

SBG proxy agreement. On February 26, 2021, we entered into a proxy agreement with SBWW Cayman which will allow SBG and its affiliates to continue to voluntarily limit the combined voting power of SBG and SVFE to less than 49.90%. Pursuant to the proxy agreement, with respect to any shares of the Company’s stock representing shares owned by SBWW that, when taken together with the voting power of all other shares of the Company’s capital stock held by SBG and its affiliates (including SVFE) represent voting power of the Company in excess of 49.90%, such shares held by SBG will be voted in the same proportion as shares of the Company’s capital stock not owned by SBG or SVFE.

•

WeWork Partnerships Profits Interest Units amendments. In February 2021, in connection with the Settlement Agreement, the WeWork Partnerships Profits Interest Units held by Adam Neumann in the WeWork Partnership became fully vested and were amended to have a catch-up base amount of $0. The per unit distribution thresholds for the WeWork Partnerships Profits Interest Units were also amended to initially be $10.00 and may be subject to downward adjustment based on closing date pricing if a de-SPAC or initial public offering were to occur. As a result of this modification, the Company recorded $102.0 million of restructuring and other related costs in its consolidated statement of operations for the three-months ended March 31, 2021. Refer to Note 14 for more information.

Mark Lapidus v. WeWork Companies LLC (JAMS Arbitration No. 1425034448; filed March 16, 2021)

Former employee Mark Lapidus filed a claim against the Company alleging that it violated a series of agreements governing his employment and breached its obligations by, among other things, failing to buy back a substantial portion of his equity and requiring him to reimburse certain litigation expenses. Plaintiff asserted causes of action for breach of contract, unjust enrichment, unlawful forfeiture of wages, violations of New York State Labor laws. Plaintiff seeks upwards of $58 million in damages in addition to unspecified liquidated and punitive damages and attorneys’ fees. On July 12, 2021, the Company filed a motion to dismiss the complaint in its entirety.

Regulatory Matters

Since October 2019, the Company has been responding to subpoenas and document requests issued by certain federal and state authorities investigating the Company’s disclosures to investors and employees regarding the Company’s valuation and financial condition, and certain related party transactions. On November 26, 2019, the U.S. Securities and Exchange Commission issued a subpoena seeking documents and information concerning these topics, and has interviewed witnesses, in connection with a non-public investigation styled In the Matter of The We Company (HO-13870). On January 29, 2020, the United States Attorney’s Office for the Southern District of New York issued a voluntary document request concerning these topics and has interviewed witnesses. On October 11, 2019, the New York State Attorney General’s Office issued a document request concerning these topics and has examined witnesses. On February 12, 2020, the California Attorney General’s Office issued a subpoena concerning these topics. The Company is cooperating with all of these investigations.

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